As filed with the Securities and Exchange Commission on March 19, 1997
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                      FIRST ROBINSON FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                             6035
 (State or other jurisdiction of                   (Primary Standard Industrial
 incorporation or organization)                     Classification Code Number)

                                  Applied For
                      (I.R.S. Employer Identification No.)

                 501 East Main Street, Robinson, Illinois 62454
                                 (618) 544-8621
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Rick L. Catt, President
                      First Robinson Financial Corporation
                              501 East Main Street
                            Robinson, Illinois 62454
                                 (618) 544-8621
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                  Please send copies of all communications to:

                            Jeffrey M. Werthan, P.C.
                                Gary A. Lax, P.C.
                         SILVER, FREEDMAN & TAFF, L.L.P.
      (a limited liability partnership including professional corporations)
                            1100 New York Avenue, NW
                            Washington, DC 20005-3934
                                 (202) 414-6100

        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                         CALCULATION OF REGISTRATION FEE

                                          Proposed     Proposed
                                           Maximum      Maximum
 Title of Each              Amount        Offering     Aggregate     Amount of
Class of Securities         to be           Price       Offering    Registration
 to be Registered        Registered(1)   Per Share(1)   Price(1)        Fee
--------------------------------------------------------------------------------
Common Stock, par
 value $.01 per share   859,625 shares     $10.00      $8,596,250     $2,605(1)

(1)      Estimated solely for the purpose of calculating the registration fee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          CROSS-REFERENCE SHEET PURSUANT TO REGULATION S-K, ITEM 501(B)

 1. Forepart of the Registration Statement and        Facing Page; this Cross Reference Sheet; Outside
    Outside Front Cover Page of Prospectus            Front Cover Page of Prospectus

 2. Inside Front and Outside Back Cover Pages         Inside Front and Outside Back Cover Pages of
    of Prospectus                                     Prospectus

 3. Summary Information, Risk Factors and             Prospectus Summary; Risk Factors
    Ratio of Earnings to Fixed Charges

 4. Use of Proceeds                                   Use of Proceeds; Capitalization

 5. Determination of Offering Price                   The Conversion

 6. Dilution                                          *

 7. Selling Security Holders                          *

 8. Plan of Distribution                              Outside Front Cover Page of Prospectus; Prospectus
                                                      Summary; The Conversion

 9. Description of Securities to be Registered        Description of Capital Stock

10. Interests of Named Experts and Counsel            *

11. Information with Respect to the Registrant        Prospectus Summary; First Robinson Savings and
                                                      Loan, F.A.; First Robinson Financial Corporation;
                                                      Capitalization; Market for Common Stock;
                                                      Management's Discussion and Analysis of Financial
                                                      Condition and Results of Operations; Business;
                                                      Regulation; Management; Restrictions on Acquisitions
                                                      of Stock and Related Takeover Defensive Provisions;
                                                      Description of Capital Stock; Index to Financial
                                                      Statements

12. Disclosure of Commission Position on              *
    Indemnification for Securities Act Liabilities

----------------------
*Omitted because the item is inapplicable.

Prospectus
                      FIRST ROBINSON FINANCIAL CORPORATION
          (Holding Company for "First Robinson Savings and Loan, F.A."
         to become "First Robinson Savings Bank, National Association")
                         747,500 Shares of Common Stock
                              (Anticipated Maximum)
                         $10.00 Per Share Purchase Price

         First Robinson Financial Corporation (the "Holding Company"), a Delaware corporation, is offering up to 747,500 shares of common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of First Robinson Savings and Loan, F.A. ("First Robinson" or the "Association") from a mutual savings and loan association to a stock savings and loan association and the issuance of all of the Association's outstanding stock to the Holding Company (the "Stock Conversion") pursuant to the Plan
                                                        (continued on next page)

         FOR INFORMATION ON HOW TO SUBSCRIBE, CALL THE STOCK INFORMATION
                            CENTER AT (618) 544-5800.

              FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED,
                    SEE "RISK FACTORS" BEGINNING ON PAGE __.

    THESE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, ANY STATE
           SECURITIES COMMISSION OR ANY OTHER FEDERAL AGENCY, NOR HAS
            SUCH COMMISSION, OFFICE, ANY STATE SECURITIES COMMISSION
              OR OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR
      SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
             CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR
                ANY OTHER CORPORATION, FUND OR GOVERNMENT AGENCY.

                                                          Estimated Underwriting Fees           Estimated Net
                                  Purchase Price              and Other Expenses(1)          Conversion Proceeds(2)
                                  --------------              ---------------------          ----------------------
Per Share(3)                        $10.00                          $.62                           $9.38
Minimum Total                       $5,525,000                      $385,000                       $5,140,000
Midpoint Total                      $6,500,000                      $400,000                       $6,100,000
Maximum Total                       $7,475,000                      $400,000                       $7,075,000
Maximum Total, as Adjusted(4)       $8,596,250                      $400,000                       $8,196,250

---------------
(1) Consists of estimated costs to the Association and the Holding Company in the Conversion, including commissions payable to Trident Securities, Inc. ("Trident Securities") estimated to be $73,661 and $88,910, respectively, based on the minimum and the maximum of the Estimated Valuation Range, in connection with the Subscription and Community Offering. Trident Securities has no obligation to purchase the Common Stock. Such fees and commissions to selected dealers, if any, may be deemed to be underwriting fees. See "Pro Forma Data" and "The Conversion - Stock Price and Number of Shares to be Issued" for information regarding such fees and expenses. The Holding Company has agreed to indemnify Trident Securities against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Act"). Actual expenses and thus net proceeds, may be more or less than estimated amounts.

(2) Net Conversion proceeds may vary from the estimated amounts, depending on the number of shares issued and actual conversion expenses. The actual number of shares of Common Stock to be issued in the Stock Conversion will not be determined until the close of the Subscription and Community Offering.

(3) Assumes the sale of the midpoint number of shares. If the minimum, maximum or 15% above the maximum number of shares are sold, estimated expenses per share would be $.70, $.54 or $.47, respectively, resulting in estimated net Stock Conversion proceeds per share of $9.30, $9.46 or $9.53, respectively.

(4) As adjusted to give effect to an increase in the number of shares which could be sold in the Stock Conversion due to an increase in the Estimated Valuation Range of up to 15% above the maximum number of shares which may be offered in the Stock Conversion at the Purchase Price, without the resolicitation of subscribers or any right of cancellation, to reflect changes in market and financial conditions following commencement of the Subscription and Community Offering.

                            TRIDENT SECURITIES, INC.
                The date of this Prospectus is ___________, 1997

(continued from prior page)

of Conversion (the "Plan") of the Association. As soon as possible following completion of the Stock Conversion, the Association intends to convert from a federal stock savings and loan association (the "Converted Association") to a national bank (the "Bank Conversion") to be known as First Robinson Savings Bank, National Association (the "National Bank"). The purpose of the Bank Conversion is to provide the Association with additional operating flexibility and to enhance its ability to provide a full range of banking products and services to its community. However, the Board of Directors of the Association may elect at any time not to proceed with the Bank Conversion. Further, there can be no assurance that the Association will obtain regulatory approval to consummate the Bank Conversion. See "Risk Factors -- Potential Delay in Completion or Denial of Bank Conversion." It is presently the intent of the Association's Board of Directors to proceed with both the Stock Conversion and the Bank Conversion. The Stock Conversion and the Bank Conversion are referred to herein collectively as the "Conversion."

         Pursuant to the Association's Plan, non-transferable rights to subscribe for the Common Stock ("Subscription Rights") have been given to (i) First Robinson's depositors with an account balance of $50 or more as of October 31, 1995 ("Eligible Account Holders"), (ii) tax qualified employee plans of the Association and the Holding Company ("Tax Qualified Employee Plans"); provided, however, that the Tax Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Stock Conversion exceeds the maximum of the Estimated Valuation Range as defined below, (iii) First Robinson's depositors as of March 31, 1997 ("Supplemental Eligible Account Holders"), (iv) members of the Association at the close of business on ________, 1997, other than Eligible Account Holders and Supplemental Eligible Account Holders, and certain borrowers as of both March 20, 1990 and ________, 1997, who continue to be borrowers as of the date of the special meeting ("Other Members"), and (v) employees, officers and directors of the Association (the "Subscription Offering"). Concurrently, and subject to the prior rights of holders of Subscription Rights, the Holding Company is offering the Common Stock for sale in a community offering to members of the general public (the "Community Offering" and, when referred to together with the Subscription Offering, the "Subscription and Community Offering"). All purchases will be subject to the maximum and minimum purchase limi tations and other terms and conditions described in this Prospectus including the
Association's and the Holding Company's right, in their sole discretion, to reject orders received in the Community Offering in whole or in part.
Subscription rights are non-transferrable. Persons found to be transferring subscription rights will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the Office of Thrift Supervision (the "OTS"), an agency of the U.S. Government.

         The total number of shares to be issued in the Stock Conversion and the price per share will be based upon an appraised valuation of the estimated aggregate pro forma market value of the Common Stock. The purchase price per share ("Purchase Price") has been fixed at $10.00. Based on the current aggregate valuation range of $5,525,000 to $7,475,000 (the "Estimated Valuation Range"), the Holding Company is offering up to 747,500 shares, subject to adjustment of up to 859,625 shares for a total of up to $8,596,250. With the exception of the Tax Qualified Employee Plans, no person, may purchase more than $65,000 of the Common Stock offered in the Stock Conversion. In the aggregate, no person, together with associates of and persons acting in concert with such person, may purchase more than $100,000 of Common Stock offered in the Stock Conversion based on the Estimated Valuation Range (as calculated without giving effect to any increase in such range subsequent to the date hereof). The minimum purchase is 25 shares. The purchase limitations described herein are subject to increase or decrease at the sole discretion of the Association and the Holding Company. See "The Conversion - Offering of Holding Company Common Stock."

         Orders submitted are irrevocable until the completion of the Stock Conversion; provided that, if the Stock Conversion is not completed within 45 days after the close of the Subscription and Community Offering, unless such period has been extended with the consent of the OTS, all subscribers will have their funds returned promptly, with interest at the Association's current passbook rate per annum on payments made by cash, check, bank draft or money order. If an extension of time has been granted, all subscribers will be notified of such extension and of their rights to modify or rescind their subscriptions and to have their funds promptly returned with interest. Such extensions may not go beyond ________, 1999, two years from the date of the Special Meeting of Members. See "The Conversion - Method of Payment for Subscriptions." All Subscription Rights are non-transferable and will expire at _:__ p.m., Robinson, Illinois time, on ________, 1997 unless the Subscription and Community Offering is extended by First Robinson and the Holding Company.

         The Holding Company has received conditional approval to trade its Common Stock on the Nasdaq "Small Cap" Market under the symbol "____." Prior to this offering a public market for the Common Stock did not exist. Trident Securities has indicated its intention to make a market in the Holding Company's Common Stock following the Conversion, subject to compliance with applicable laws and other regulatory requirements. There can be no assurance that an active and liquid trading market for the Common Stock will develop. See "Market for Common Stock."
                                        2

                                  [INSERT MAP]
















         THE SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE SAVINGS ASSOCIATION INSURANCE FUND, THE BANK INSURANCE FUND OR THE FEDERAL DEPOSIT INSURANCE CORPORATION.

                               PROSPECTUS SUMMARY


         The following summary does not purport to be complete. It is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus.

First Robinson Savings and Loan, F.A.

         First Robinson was originally chartered in 1883. First Robinson serves the financial needs of residents and businesses in its primary market area through its retail banking offices located in Crawford County, Illinois. Its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation (the "FDIC"). At December 31, 1996, First Robinson had total assets of $67.5 million, deposits of $59.6 million, and retained earnings of $4.7 million. The Association met all of its regulatory capital requirements at that date.

         First Robinson has been, and intends to continue to be, a community-oriented, locally owned, financial institution offering financial services to residents and businesses of Crawford County, Illinois. The principal business of the Association has historically consisted of attracting deposits from the general public and investing those funds in primarily one- to four-family residential real estate loans and, to a lesser extent, consumer loans, commercial business and commercial real estate loans and multi-family and construction loans. The Association also invests in securities issued by the U.S. government and other liquid assets. The Association's business strategy is designed to maintain the Association's tangible capital in excess of regulatory requirements and limit, to the extent practicable, interest rate vulnerability. See generally, "Business of the Association."

         The information set forth above should be considered in light of the factors described under the caption "Risk Factors." For additional information regarding the implementation of the Association's business strategy, see
"Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."

         The executive office of the Association is located at 501 East Main Street, Robinson, Illinois 62454. Its telephone number at that address is (618) 544-8621.

First Robinson Financial Corporation

         The Holding Company was incorporated under the laws of the State of Delaware in March 1997, at the direction of the Board of Directors of the Association for the purpose of serving as a holding company of the Converted Association upon its conversion from mutual to stock form, and of the National Bank following the Bank Conversion. Prior to the Conversion, the Holding Company has not engaged and will not engage in any material operations. Upon consummation of the Stock Conversion, the Holding Company will have no significant assets other than the outstanding capital stock of the Converted Association (or, following the Bank Conversion, the National Bank), approximately 50% of the net proceeds from the Stock Conversion (less the amount to fund the Employee Stock Ownership Plan ("ESOP")) and a note evidencing its loan to the Association's ESOP. Upon consummation of the Bank Conversion, the Holding Company's principal business will be overseeing and directing the business of the National Bank and investing the net Stock Conversion proceeds retained by it. In connection with the Bank Conversion, the Holding Company will register with the Board of Governors of the Federal Reserve System (the "FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

First Robinson Savings Bank, National Association

         Upon consummation of the Bank Conversion, the National Bank will succeed to all of the assets and liabilities of the Converted Association (which, pursuant to the Stock Conversion will have succeeded to all of the assets and liabilities of the Association), and initially will continue to conduct business in substantially the same manner as the Association prior to the Conversion. Diversification of the National Bank's loan portfolio may also alter the risk profile of the National Bank. See "Risk Factors - Effect of the Conversion to a National Bank Charter on Operations."

         The deposits of the National Bank will continue to be insured by the SAIF of the FDIC, and, as such, the National Bank will continue to be subject to regulation and supervision by the FDIC. The National Bank will not be subject to OTS regulation and supervision; rather, the primary regulator of the National Bank will be the Office of the Comptroller of the Currency (the "OCC"). The National Bank will remain a member of the FHLB of Chicago. As a national bank, the National Bank will also be required to become a member of the FRB.

The Conversion

         The Subscription and Community Offering is being made in connection with the Conversion of First Robinson from a federally chartered mutual savings and loan association to a federally chartered stock savings and loan association and the formation of First Robinson Financial Corporation as the holding company of the Association. Net Conversion proceeds will increase the capital of the Association and, consistent with regulatory restrictions, will support financial services to the customers and members of the community which it serves. See "Use of Proceeds." Upon consummation of the Stock Conversion, it is anticipated that the Converted Association will convert to a national bank. The Bank Conversion will be consummated as soon as possible thereafter; provided, however, that under the Plan, the Association's Board of Directors has the ability to elect, at any time, not to proceed with the Bank Conversion. Furthermore, there can be no assurance that the Association will obtain regulatory approval to consummate the Bank Conversion. It is presently the intent of the Association's Board of Directors to proceed with both the Stock Conversion and the Bank Conversion. See "Risk Factors - Potential Delay in Completion or Denial of Bank Conversion" and "The Conversion General."

         The Conversion is subject to certain conditions, including the prior approval of the Plan by the Association's members at a special meeting to be held on ________, 1997 (the "Special Meeting"). Approval of the Plan requires the affirmative vote of members of the Association holding not less than a majority of the total number of votes eligible to be cast at the Special Meeting. After the Stock Conversion, depositors and borrowers of the Association will have no voting rights in the Holding Company, unless they become stockholders. Eligible Account Holders and Supplemental Eligible Account Holders, however, will have certain liquidation rights in the Association. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association - Liquidation Rights."

         Subscription and Community Offering. The Holding Company is offering 747,500 shares of Common Stock, at a price of $10.00 per share, in the Subscription Offering. The shares of Common Stock to be issued in the Stock Conversion are being offered in the following order of priority: (1) Eligible Account Holders, (2) Tax Qualified Employee Plans; provided, however, that the Tax Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Stock
Conversion exceeds the maximum of the Estimated Valuation Range, (3) Supplemental Eligible Account Holders, (4) Other Members, and (5) officers, directors and employees of the Association. The Holding Company may offer any shares of Common Stock not subscribed for in the Subscription Offering at the same price in the Community Offering to certain members of the general public. The Holding Company has engaged Trident Securities as selling agent and to advise and consult with respect to the distribution of shares of Common Stock.

         The Plan places limitations on the number of shares which may be purchased in the Stock Conversion by various categories of persons. With the exception of the Tax Qualified Employee Plans, no Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or director, officer or employee may purchase in the Stock Conversion more than $65,000 of the Common Stock, subject to adjustments in certain circumstances; and no person together with his associates or group of persons acting in concert (other than the Tax Qualified Employee Plans) may purchase more than $100,000 of the Common Stock offered in the Stock Conversion (as calculated without giving effect to any increase in the Estimated Valuation Range subsequent to the date hereof). Under certain circumstances, the maximum purchase limitation may be increased or decreased, consistent with OTS regulations, in the sole discretion of the Association and the Holding Company and without a resolicitation of subscribers. Further, to the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. See "The Conversion - Offering of Holding Company Common Stock."

         All Subscription Rights for Common Stock are non-transferable and will expire at _:__ p.m. Robinson, Illinois time on ________, 1997, unless the Subscription and Community Offering is extended by First Robinson and the Holding Company. The accompanying order form and certification, together with full payment for all shares of Common Stock for which subscription is made, or appropriate instructions authorizing withdrawal of such amount from one or more deposit accounts at First Robinson, must be received by the Holding Company prior to that time or any extension thereof. Under applicable federal regulations, all shares of Common Stock must be sold in the Stock Conversion within 45 days after the completion of the Subscription and Community Offering, unless extended with OTS approval. If the Stock Conversion is not approved by the members at the Special Meeting, no shares will be issued, the Stock Conversion will not take place, all subscription funds received will be returned promptly with interest at the Association's passbook rate, currently 3.0% per annum, and all withdrawal authorizations will be terminated. If the aggregate Purchase Price of the Common Stock actually sold in the Conversion is below $5,525,000 or above $8,596,250 (15% above the maximum of the Estimated Valuation Range), or if the Subscription and Community Offering is extended beyond _______, 1997, subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. In the event of such an extension, each subscriber will be notified in writing of the time period within which the subscriber must notify the Association of his intention to maintain, modify or rescind his subscription. In the event the subscriber does not respond in any manner to the Association's notice, the funds submitted will be refunded to the subscriber with interest at 3.0% per annum, the Association's current passbook rate, and/or the subscriber's withdrawal authorizations will be terminated. See "The Conversion - Offering of Holding Company Common Stock."

         Stock Pricing. The Purchase Price of the Common Stock in the Subscription and Community Offering is a uniform price for all subscribers, including members of the Board of Directors and management. The aggregate Purchase Price is based upon an independent appraisal, which was reviewed by the Board of Directors, of the aggregate pro forma market value of the Holding Company and the Association as converted. The aggregate pro forma market value was estimated by Ferguson & Company (the "Appraiser"), an experienced conversion appraisal firm independent of the Association, to range from $5,525,000 to $7,475,000 at March 4, 1997. Depending upon the final updated valuation, the number of shares to be issued is subject to a maximum of 859,625 shares (15% above the 747,500 maximum of the Estimated Valuation Range) and a minimum of 552,500 shares, based on a Purchase Price of $10.00. The Purchase Price of $10.00 was determined by discussion between the Holding Company and the Association and the Appraiser, taking into account, among other factors, (i) the requirement under OTS regulations that the Common Stock be offered in a manner that will achieve the widest distribution of the stock, and (ii) desired liquidity in the Common Stock subsequent to the Stock Conversion. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or purchasing shares of Common Stock. The appraisal considers First Robinson only as a going concern and should not be considered as any indication of the liquidation value of First Robinson. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Stock Conversion will be able to sell such shares at prices at or above the purchase price. See "The Conversion - Stock Pricing and Number of Shares to be Issued" for a description of the manner in which the Stock Conversion valuation was made and the limitations on its use.

         Non-transferability of Subscription Rights. Prior to the completion of the Stock Conversion, federal regulations prohibit any person from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Persons violating such prohibition may lose their right to purchase stock in the Stock Conversion and may be subject to sanctions by the OTS. Each person exercising Subscription Rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. See "The Stock Conversion - Restrictions on Transferability."

Purchases by Directors and Executive Officers

         The directors and executive officers of First Robinson intend to purchase for investment purposes and at the same price as shares sold to other investors in the Stock Conversion, approximately $735,000 of Common Stock (or 73,500 shares, or approximately 13.3%, 11.3%, 9.8% or 8.6%, respectively, of the shares to be issued in the Stock Conversion at the minimum, midpoint, maximum and 15% above the Estimated Valuation Range, respectively). There is no formal agreement among the officers and directors and their affiliates regarding their purchases of Common Stock. In addition, 8% of the shares issued in the Stock Conversion are expected to be purchased by the Association's ESOP. See "Management - Benefit Plans" and "The Stock Conversion - Participation by Management."

Use of Proceeds

         The net proceeds from the sale of Common Stock in the Stock Conversion are estimated to be $5.1 million, $6.1 million, $7.1 million and $8.2 million, respectively, based on the minimum, midpoint, maximum and 15% above the maximum, of the Estimated Valuation Range. See "Pro Forma Data." The Holding Company will purchase all of the common stock of the Association to be issued upon Conversion in exchange for 50% of the net proceeds from the issuance of the Common Stock and will retain the remaining 50% of such net proceeds as its initial capitalization (less funds loaned to the ESOP sufficient to purchase up to 8% of shares sold in the Stock Conversion). Subject to regulatory approval, the Holding Company intends to lend a portion of the net proceeds to the ESOP to facilitate its purchase of up to 8% of the Common Stock sold in the Stock Conversion. The Association intends to make contributions to the ESOP in an amount to be determined by the Board of Directors, but not less than the amount needed to pay any currently maturing obligations under the loan made to the ESOP, subject to the Association's continuing compliance with its capital requirements. These contributions would be allocated among all eligible participants in proportion to their compensation. See "Management - Benefit Plans - Employee Stock Ownership Plan." The remaining net proceeds retained by the Holding Company will be invested primarily in short-term U.S. Government agency securities and other assets. Subject to compliance with federal regulations, such funds may also be used to repurchase the Common Stock or for any other lawful purpose. The net proceeds retained by the Association will become part of the Association's general funds and will be used to support its lending and investment activities.

Dividends

         The Holding Company currently intends to pay an annual cash dividend on the Common Stock at a rate of approximately 3.0% of the Purchase Price of the Common Stock. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Holding Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. See "Dividends," "Regulation - Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions."

Market For Common Stock

         The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. Although the Holding Company has received conditional approval to trade its Common Stock on the Nasdaq SmallCap Market under the symbol "____" there can be no assurance that the Holding Company will meet Nasdaq SmallCap Market listing requirements, which include a minimum of two market makers in the Common Stock. In the event the listing requirements are not met, the Holding Company's Common Stock may not be traded on the Nasdaq SmallCap Market. Trident Securities has indicated its intention to make a market in the Common Stock, and the Association anticipates that it will be able to secure at least one additional market maker for the Common Stock. However, there can be no assurance that an active or liquid trading market will develop, or that if a market develops, it will continue. A public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Holding Company or any market maker. Accordingly, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "Market for Common Stock."

Benefits of Stock Conversion to Directors and Executive Officers

         Employee Stock Ownership Plan. The Board of Directors of the Association has adopted an ESOP, a tax-qualified employee benefit plan for officers and employees of the Holding Company and the Association. The ESOP intends to buy up to 8% of the Common Stock issued in the Stock Conversion (approximately 442,000 to 687,700 of the Common Stock based on the issuance of the minimum (552,500 shares) and 15% above the maximum (859,625 shares) of the Estimated Valuation range and the $10.00 per share Purchase Price). The ESOP will purchase the shares with funds borrowed from the Holding Company, and it is anticipated that the ESOP will repay the loans through periodic tax-deductible contributions from the Association over an estimated ten-year period. These contributions will increase the compensation expense of the Association. The Association's contributions to the ESOP will be allocated among participants on the basis of their compensation. See "Management - Benefit Plans - Employee Stock Ownership Plan" for a description of this plan.

         Other Stock Benefit Plans. In addition to the ESOP, in the future the Holding Company may consider the implementation of a stock option plan and recognition and retention plan ("RRP") for the benefit of selected directors, officers and employees of the Holding Company and the Association. Any such stock option plan or RRP will be implemented no earlier than one year after the date of the consummation of the Stock Conversion. If a determination is made to implement a stock option plan or RRP, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, they may have a dilutive effect on the Holding Company's stockholders as well as effect the Holding Company's net income and stockholders' equity; although the actual effects cannot be determined until such plans are implemented.

Risk Factors

         See "Risk Factors" for information regarding interest rate risk exposure, effect of the conversion to a national bank charter on operations, potential delay in completion or denial of Bank Conversion, risks related to commercial business lending, geographical concentration of loans, ESOP compensation expense, regulatory oversight, absence of active market for common stock, takeover defensive provisions, voting control of shares by the Board, Management, Employees and Employee Plans, difficulty in fully leveraging capital and risk of delayed offering, which should be considered by prospective investors prior to investing in the Common Stock.

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

         The following table sets forth selected consolidated financial data of the Association at and for the periods indicated. Financial data as of December 31, 1996, and for the two months ended December 31, 1996 and 1995, are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation have been included. The results of operations and other data for the two months ended December 31, 1996 are not necessarily indicative of the results of operations for the fiscal year ending October 31, 1997. The consolidated financial data is derived in part from, and should be read in conjunction with, the Financial Statements and Notes thereto presented elsewhere in this Prospectus.


                                                                 At                                 October 31,
                                                             December 31,  ---------------------------------------------------------
                                                                1996        1996         1995        1994         1993        1992
                                                                ----        ----         ----        ----         ----        ----
                                                                                             (In Thousands)
Selected Financial Condition Data:
Total assets.............................................     $67,538      $63,869      $54,708     $43,824      $41,299     $43,944
Loans receivable, net....................................      57,003       54,448       44,854      34,093       30,885      30,064
Mortgage-backed securities...............................       3,917        4,011        2,973       3,284        3,792       4,705
Interest bearing deposits................................       2,048          868        2,472       2,602        2,575       3,917
Investment securities....................................         671          714        1,213       1,221        1,448       2,502
Deposits.................................................      59,642       56,691       49,404      39,208       36,976      39,922
Total borrowings.........................................       2,500        1,500          ---         ---          ---         ---
Retained earnings - substantially restricted.............       4,746        4,658        4,536       4,111        3,747       3,301


                                                     Two Months Ended
                                                        December 31,                               Year Ended October 31,
                                                    ---------------------     ------------------------------------------------------
                                                      1996       1995      1996        1995         1994         1993        1992
                                                      ----       ----      ----        ----         ----         ----        ----
                                                                              (In Thousands)
Selected Operations Data:
Total interest income.........................      $   906      $  737     $4,827     $ 3,755     $  2,985      $ 3,160     $ 3,620
Total interest expense........................        (495)       (410)    (2,655)     (1,971)      (1,446)      (1,563)     (2,121)
                                                    ------     -------    -------     -------     --------      -------    --------
   Net interest income........................          411         327      2,172       1,784        1,539        1,597       1,499
Provision for loan losses.....................          (8)         (4)      (270)         (9)         (24)         (33)        (40)
                                                   -------     -------    -------    --------     --------     --------    --------
Net interest income after provision for
 loan losses..................................          403         323      1,902       1,775        1,515        1,564       1,459
Fees and service charges......................           19          20        295         241          223          188         165
Gain (loss) on sales of loans, securities
 and fixed assets.............................           29          21         60           1          ---            2         ---
Other non-interest income.....................            8           5         37          29           21           39          18
                                                   --------    --------   --------    --------     --------     --------    --------
Total non-interest income.....................           56          46        392         271          244          229         183
                                                   --------     -------    -------     -------     --------     --------    --------
Total non-interest expense....................        (338)       (290)    (2,120)     (1,414)      (1,176)      (1,175)     (1,175)
                                                    ------     -------    -------     -------      -------     --------    --------
Income (loss) before taxes and
 extraordinary item...........................          121          79        174         632          583          618         467
Income tax provision..........................         (47)        (31)       (51)       (233)        (221)        (219)       (160)
Extraordinary item............................          ---         ---        ---         ---          ---           48         ---
                                                   --------    --------  ---------   ---------     --------     --------   ---------
Net income....................................      $    74     $    48    $   123     $   399      $   362      $   447    $    307
                                                    =======     =======    =======     =======      =======      =======    ========


                                                                 Two Months
                                                                    Ended
                                                                 December 31,                    Year Ended October 31,
                                                              -----------------      ----------------------------------------------
                                                               1996       1995       1996       1995      1994       1993      1992
                                                               ----       ----       ----       ----      ----       ----      ----
Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on assets (ratio of net income to average
   total assets)(1).........................................    .68%       .53%       .21%      .82%      .86%       .97%     .72%
  Return on retained earnings (ratio of net
   income to average equity)(1).............................   9.36       6.37       2.60      9.68      9.08      11.24      9.76

  Interest rate spread information:
   Average during period....................................   3.59       3.39       3.49      3.52      3.60       3.79      3.58
   End of period............................................   3.66       3.62       3.76      3.51      3.29       3.70      3.45
  Net interest margin(2)....................................   3.96       3.78       3.86      3.90      3.88       4.09      3.73
  Ratio of operating expense to average total assets........   3.09       3.17       3.54      2.91      2.80       2.84      2.75
  Ratio of average interest-earning assets to average
    interest-bearing liabilities............................ 107.81     108.40     108.01    108.83    107.78     107.84    103.20

Quality Ratios:
 Non-performing assets to total assets at end of period.....    .48        .34        .61       .07       .07        .33       .37
 Allowance for loan losses to non-performing loans.......... 958.14     153.70     430.21  2,125.00  2,215.00   3,670.00  1,640.91
 Allowance for loan losses to loans receivable, net.........    .72        .54        .76       .57       .84       1.19      1.20

Capital Ratios:
 Retained earnings to total assets at end of period.........   7.03       8.37       7.29      8.29      9.38       9.07      8.91
 Average retained earnings to average assets................   7.23       8.24       7.91      8.49      9.45       8.59      7.36

Other Data:
 Number of full-service offices.............................      3          3          3         3         1          1         1
 Number of full-time employees..............................     34         31         34        30        20         21        24
 Number of deposit accounts.................................  7,692      6,134      7,279     5,885     5,284      5,006     5,169
 Number of loan accounts....................................  3,694      3,030      3,625     2,897     2,375      2,234     2,179

-----------------
(1)      Ratios for the two month periods have been annualized.
(2)      Net interest income divided by average interest-earning assets.

                                  RISK FACTORS


         The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered in the Subscription and Community Offering.

Low Return of Equity; Difficulty in Fully Leveraging Capital

         As a result of the existing capital level and the additional capital that will be raised in the Stock Conversion, the Association's ability to leverage quickly the net proceeds from the Stock Conversion is likely to be limited. In addition, the expenses associated with the ESOP along with other expenses associated with being a public company are expected to contribute to reduced returns on equity (net income for a given period divided by the average equity during that period) for the near term. Consequently, investors should not expect a return on equity which will meet or exceed the average return on equity for publicly traded financial services institutions for the foreseeable future.

Interest Rate Risk Exposure

         The Association's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Changes in the level of interest rates also affect the amount of loans originated by the Association and, thus, the amount of loan and commitment fees, as well as the market value of the Association's interest-earning assets. Moreover, changes in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into direct investments, such as corporate securities and other investment vehicles, which because of the absence of federal insurance premiums and reserve requirements, may yield higher rates of return than savings institutions.

         In addition, changes in interest rates also can affect the market value of the Association's interest-earning assets, which are comprised of fixed and adjustable-rate instruments with various terms to maturity. At December 31, 1996, the Association's investment securities and equity securities totalled $691,000 and its investment in mortgage-backed securities had a carrying value of approximately $3.9 million of which $345,000 is being held to maturity and thus is not available to be sold in response to changes in interest rates. See "Business - Investment Activities."

Potential Delay in Completion or Denial of Bank Conversion

         The Plan permits the Board of Directors of the Association to elect, at any time, not to proceed with the Bank Conversion. While the Office of the Comptroller of the Currency (the "OCC") has conditionally approved the Association's application to convert to a national bank, the FRB must approve the Holding Company's application to become a bank holding company. If this election is made by the Board of Directors or the FRB denies the Holding Company's application, the Association will only proceed with the Stock Conversion. It is currently the intent of the Association's Board of Directors to proceed with both the Stock Conversion and the Bank Conversion. See "The Conversion -- General."

Risks Related To Commercial Business and Consumer Lending

         As a federal savings association, the Association has traditionally emphasized the origination of loans secured by one- to four-family residences. However, the Association has increasingly been operating in a manner that is more representative of a commercial bank than a savings association in that it has increasingly originated commercial and consumer loans. At December 31, 1996, commercial business loans amounted to $6.8 million, or 11.9% of the Association's total loan portfolio and consumer loans amounted to $12.0 million or 20.1% of the Association's total loan portfolio. While commercial business loans and consumer are generally more interest rate sensitive or have shorter terms and carry higher yields than do residential mortgage loans, they also typically carry a higher degree of credit risk than residential mortgage loans.

Geographical Concentration of Loans

         At December 31, 1996, substantially all of the Association's real estate mortgage loans were secured by properties located in the Association's primary market area of Crawford County, Illinois. While the Association currently believes that its loans are adequately secured or reserved for, in the event that real estate prices in the Association's market area substantially weaken or economic conditions in its primary market area deteriorate, reducing the value of properties securing the Association's loans, some borrowers may default and the value of the real estate collateral may be insufficient to fully secure the loan. In either event, the Association may experience increased levels of delinquencies and related losses having an adverse impact on net income.

ESOP Compensation Expense

         In November, 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6 requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 will increase compensation expense relating to the ESOP to be established in connection with the Stock Conversion as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. It is impossible to determine at this time the extent of such impact on future net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations Impact of New Accounting Standards."

Regulatory Oversight

         The Association is subject to extensive regulation, supervision and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Association is a member of the FHLB of Chicago and is subject to certain limited regulation by the FRB. Such regulation and supervision governs the activities in which an institution can engage and is intended primarily for the protection of the FDIC insurance fund and depositors. Following the Bank Conversion, the National Bank will be subject to extensive regulation and supervision by the OCC and the FDIC, and the Holding Company will be subject to extensive regulation and supervision of the FRB. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities. See "Regulation." The Congress is also reviewing proposals to require all federal savings associations to convert to either a national bank or state chartered depository institution no later than June 30, 1998. No assurance can be given as to whether or in what form such legislation may be enacted.

Absence of Active Market for Common Stock

         The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. Although the Holding Company has received conditional approval to trade its Common Stock on the Nasdaq SmallCap Market under the symbol "____" there can be no assurance that the Holding Company will meet Nasdaq SmallCap Market listing requirements, which include a minimum market capitalization, at least 300 stockholders and a minimum of two market makers in the Common Stock. In the event the listing requirements are not met, the Holding Company's Common Stock may not be traded on the Nasdaq SmallCap Market. Trident Securities has indicated its intention to make a market in the Common Stock, and the Holding Company anticipates that it will be able to secure at least one additional market maker for the Common Stock. However, there can be no assurance that an active or liquid trading market will develop, or that if a market develops, it will continue. A public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Holding Company or any market maker. Accordingly, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "Market for Common Stock."

Takeover Defensive Provisions

         Holding Company and Association Governing Instruments. Certain provisions of the Holding Company's Certificate of Incorporation and Bylaws assist the Holding Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, limiting voting rights of beneficial owners of more than 10% of the Common Stock, staggered terms for directors, noncumulative voting for directors, limits on the calling of special meetings, a fair price/supermajority vote requirement for certain business combinations and certain notice requirements. The 10% vote limitation would not affect the ability of an individual who is not the beneficial owner of more than 10% of the Common Stock to solicit revocable proxies in a public solicitation for proxies for a particular meeting of stockholders and to vote such proxies. In addition, provisions in the Association's federal stock

Charter that have an anti-takeover effect could also be applicable to changes in control of the Holding Company as the sole shareholder of the Association. The Association's Charter includes a provision applicable for five years which prohibits acquisitions and offers to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Association's securities. Any person violating this restriction may not vote the Association's securities in excess of 10%. Any or all of these provisions may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors. In addition, the Holding Company's Certificate of Incorporation also authorizes preferred stock with terms to be established by the Board of Directors which may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights and may have a dilutive effect on the ownership interests of holders of the Common Stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

         Bank Governing Instrument. Certain provisions of the National Bank's Charter that have an anti-takeover effect could also be applicable to changes in control of the Holding Company as the National Bank's sole shareholder. The
National Bank's Charter includes a provision which prohibits acquisitions and offers to acquire, directly or indirectly, the beneficial ownership of more than 10% of the National Bank's securities. Any person violating this restriction may not vote the National Bank's securities in excess of 10%. This provision may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors. See "Restrictions on Acquisition of Stock and Related Takeover Defensive Provisions."

         Regulatory and Statutory Provisions. Federal regulations prohibit, for a period of three years following the completion of the Stock Conversion, the beneficial ownership of more than 10% of the stock of the Converted Association without prior OTS approval. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." Following the Bank Conversion, the Change in Bank Control Act (the "CIBC"), the BHCA and the FRB regulations promulgated under those acts, require that the consent of the FRB be obtained prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of a bank holding company. Control is rebuttably presumed to exist if the person acquires 10% or more of any class of voting stock of a bank holding company if either (i) the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure to rebut the rebuttable control presumption. Since the Holding Company's Common Stock will be registered under Section 12 of the Exchange Act, any acquisition of 10% or more of the Holding Company's Common Stock will give rise to a rebuttable presumption that the acquiror of such stock controls the Holding Company, requiring the acquiror, prior to acquiring such stock, to rebut the presumption of control to the satisfaction of the FRB or obtain FRB approval for the acquisition of control.

Voting Control of Shares by the Board, Management, Employees and Employee Plans

         The proposed purchases by the Board of Directors, management and employees in the Subscription and Community Offerings could render it more difficult to obtain majority support for stockholder proposals opposed by the Board and management. Assuming the sale of shares at the minimum, midpoint and maximum of the Estimated Valuation Range, the proposed purchases of $735,000 of shares of the Common Stock by the Board and the executive officers would represent 13.3%, 11.3% and 9.8%, respectively, of the number of shares to be outstanding upon completion of the Stock Conversion. In addition, the ESOP intends to purchase 8% of the shares of Common Stock sold in the Subscription and Community Offerings. (Prior to allocation, shares held by the ESOP will be voted by the independent trustee in its sole discretion.) See "Management - Benefit Plans," "Description of Capital Stock" and "Restrictions on Acquisition of Stock and Related Takeover Defensive Provisions."

Risk of Delayed Offering

         The Subscription and Community Offering will expire at _:__ _.m., Robinson, Illinois time on ________, 1997 unless extended by the Holding Company and the Association. However, unless waived by the Holding Company and the Association, all orders will be irrevocable unless the Stock Conversion is not completed by _______, 1997. In the event the Stock Conversion is not completed by _______, 1997, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest.


                                 USE OF PROCEEDS


         The net proceeds from the sale of Common Stock in the Stock Conversion are estimated to be $5.1 million, $6.1 million, $7.1 million and $8.2 million, respectively, based on the minimum, midpoint, maximum and 15% above the maximum, of the Estimated Valuation Range. See "Pro Forma Data." The Holding Company will purchase all of the common stock of the Association to be issued upon Conversion in exchange for 50% of the net proceeds from the issuance of the Common Stock and will retain the remaining 50% of such net proceeds as its initial capitalization (less funds loaned to the ESOP sufficient to purchase up to 8% of shares sold in the Stock Conversion). Subject to regulatory approval, the Holding Company intends to lend a portion of the net proceeds to the ESOP to facilitate its purchase of up to 8% of the Common Stock sold in the Stock Conversion. The Association intends to make contributions to the ESOP in an amount to be determined by the Board of Directors, but not less than the amount needed to pay any currently maturing obligations under the loan made to the ESOP, subject to the Association's continuing compliance with its capital requirements. These contributions would be allocated among all eligible participants in proportion to their compensation. It is expected the ESOP will purchase up to 8% of the total number of shares sold in the Stock Conversion. See "Management - Benefit Plans - Employee Stock Ownership Plan." The remaining net proceeds retained by the Holding Company will be invested primarily in short-term U.S. Government agency securities and other assets. Subject to compliance with federal regulations, such funds may also be used to pay regular and special dividends and to repurchase the Common Stock. However, since the Holding Company has not yet issued stock, there is currently insufficient information upon which an intention to repurchase stock could be based. The net proceeds retained by the Association will become part of the Association's general funds and will be used to support its lending and investment activities.

         In the future the Holding Company may consider the adoption of a restricted stock plan (i.e., the RRP), at the earliest, one-year following the Stock Conversion and subject to stockholder ratification. If such a plan is implemented, the Holding Company may use a portion of the net proceeds to fund the purchase by the plan of the Holding Company's Common Stock.


                                    DIVIDENDS


         The Holding Company intends to pay an annual cash dividend on the Common Stock at a rate of approximately 3.0% of the Purchase Price of the Common Stock. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Holding Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. See "Dividends," "Regulation Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions."


                             MARKET FOR COMMON STOCK


         The Holding Company has never issued capital stock to the public and, consequently, there is no existing market for the Common Stock. Although the Holding Company has received conditional approval to trade its Common Stock on the Nasdaq SmallCap Market under the symbol "____" there can be no assurance that the Holding Company will meet Nasdaq SmallCap Market listing requirements, which include a minimum of two market makers in the Common Stock. In the event the listing requirements are not met, the Holding Company's Common Stock may not be traded on the Nasdaq SmallCap Market. Trident Securities has indicated its intention to make a market in the Common Stock, and the Association anticipates that it will be able to secure at least one additional market maker for the Common Stock. However, there can be no assurance that an active or liquid trading market will develop, or that if a market develops, it will continue. A public market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Holding Company or any market maker. Accordingly, there can be no assurance that purchasers will be able to sell their shares at or above the Purchase Price. See "Market for Common Stock."

                      FIRST ROBINSON SAVINGS AND LOAN, F.A.


         First Robinson is a federally chartered mutual savings and loan association headquartered in Robinson, Illinois. Its deposits are insured up to the maximum allowable amount by the SAIF of the FDIC. First Robinson serves primarily Crawford County, Illinois. At December 31, 1996, First Robinson had total assets of $67.5 million, deposits of $59.6 million and equity capital of $4.7 million.

         First Robinson has been, and intends to continue to be, a locally-owned, community-oriented financial institution offering selected financial services to meet the needs of the communities it serves. The Association attracts deposits from the general public and uses such deposits, together with other funds, to originate primarily one- to four-family residential mortgage loans and, to a lesser extent, consumer loans, commercial business loans and commercial real estate loans, and multi-family and construction loans. See "Business - Lending Activities."


                      FIRST ROBINSON FINANCIAL CORPORATION


         First Robinson Financial Corporation was incorporated under the laws of the State of Delaware in March 1997 at the direction of the Board of Directors of the Association for the purpose of serving as a savings and loan holding company of the Converted Association upon the acquisition of all of the capital stock issued by the Converted Association in the Stock Conversion, and then as a bank holding company of the National Bank following the Bank Conversion. The Holding Company has received approval from the OTS to acquire control of the Converted Association, subject to satisfaction of certain conditions. The Holding Company has applied to the FRB for approval to retain control of the National Bank following the Bank Conversion. Such approval has not been obtained as of the date of this Prospectus, and there can be no assurance that such approval will be obtained. See "Risk Factors -- Potential Delay in Completion or Denial of Bank Conversion." Prior to the Conversion, the Holding Company has not engaged and will not engage in any material operations. Upon consummation of the Conversion, the Holding Company will have no significant assets other than the outstanding capital stock of the Converted Association (and the National Bank following the Bank Conversion), 50% of the net proceeds from the Stock Conversion (less the amount to fund the ESOP) and a note evidencing its loan to fund the ESOP. Upon consummation of the Conversion, the Holding Company's principal business will be overseeing the business of the National Bank and investing the portion of the net Stock Conversion proceeds retained by it, and, assuming the requisite FRB and OCC approvals are obtained, the Holding Company will register with the FRB as a bank holding company under the BHCA.

         The holding company structure will permit the Holding Company to expand the financial services currently offered through the Association, although there are no definitive plans or arrangements for such expansion at present. The holding company structure will also provide the Association with enhanced operational flexibility and provide the ability to diversify its business opportunities through acquiring other financial institutions, thereby enhancing its financial resources in order to compete more effectively with other financial service organizations. At the present time, however, the Holding Company does not have any plans, agreements, arrangements or understandings with respect to any such acquisitions. After the Stock Conversion, the Holding Company will be classified as a unitary savings and loan holding company and will be subject to regulation by the OTS. After the Bank Conversion, the Holding Company will be classified as a bank holding company and will be subject to regulation by the FRB.

         The executive office of the Holding Company is located at 501 East Main Street, Robinson, Illinois 62454. Its telephone number at that address is (618) 544-8621.


                FIRST ROBINSON SAVINGS BANK, NATIONAL ASSOCIATION


         Upon consummation of the Bank Conversion, the National Bank will succeed to all of the assets and liabilities of the Converted Association (which, pursuant to the Stock Conversion will have succeeded to all of the assets and liabilities of the Association), and initially will continue to conduct business in substantially the same manner as the Association prior to the Conversion.

         The deposits of the National Bank will continue to be insured by the SAIF of the FDIC, and, as such, the National Bank will continue to be subject to regulation and supervision by the FDIC. The National Bank will not be subject to OTS regulation and supervision; rather, the primary regulator of the National Bank will be the OCC. The National Bank will remain a member of the FHLB of Chicago. As a national bank, the National Bank will also be required to become a member of the Federal Reserve System.


                                 PRO FORMA DATA


         The following tables set forth the historical net income, retained earnings and per share data of the Association at and for the year ended October 31, 1996 and the two months ended December 31, 1996, and, after giving effect to the Stock Conversion, the pro forma consolidated net income, stockholders' equity and per share data of the Holding Company at and for such periods. The pro forma data is computed on the assumptions that (i) the specified number of shares of Common Stock were sold at the beginning of the specified periods and yielded net proceeds to the Holding Company as indicated, and (ii) such net proceeds were invested by the Association and the Holding Company at the beginning of the periods to yield a net return of 3.4%. The assumed return is based on an approximate rate on the one-year Treasury bill at December 31, 1996 (5.5%), as adjusted for applicable federal and state taxes totaling 37.5% of such assumed return. The use of this rate is viewed as being more relevant, based on the intended use of the proceeds, than the use of an arithmetic average of the Association's weighted average yield on all interest-earning assets and the weighted average rate paid on deposits during such period (as required by federal regulations). Total expenses were assumed to be $400,000 at the midpoint of the Estimated Valuation Range. The pro forma net income amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Stock Conversion had been actually consummated at the beginning of such period, and the assumptions regarding investment yields should not be considered indicative of the actual yields expected to be achieved during any future period.

         The total number of shares to be issued in the Stock Conversion may be increased or decreased to reflect changes in market and financial conditions prior to the close of the Subscription and Community Offering. However, if the aggregate Purchase Price of the Common Stock sold in the Stock Conversion is below $5,525,000 (the minimum of the Estimated Valuation Range) or more than $8,596,250 (15% above the maximum of the Estimated Valuation Range), subscribers will be offered the opportunity to modify or cancel their subscriptions. See "The Conversion - Stock Pricing and Number of Shares to be Issued."


                                                                         At or For the Year Ended October 31, 1996
                                                                ---------------------------------------------------------
                                                                 552,500         650,000       747,500        859,625
                                                                 Shares          Shares         Shares        Shares
                                                                at $10.00       at $10.00     at $10.00      at $10.00
                                                                per Share       per Share     per Share      per Share
                                                                (Minimum        (Midpoint     (Maximum       (Supermax
                                                                of Range)       of Range)     of Range)      of Range)
                                                                ---------       ---------     ---------      ---------
                                                               (Dollars in thousands, except per share amounts)
Gross proceeds...............................................   $  5,525        $  6,500      $  7,475       $  8,596
Less offering expenses and commissions.......................      (385)           (400)         (400)          (400)
                                                               ---------       ---------     ---------      ---------
  Estimated net Conversion proceeds..........................      5,140           6,100         7,075          8,196
  Less common stock acquired by ESOP.........................      (442)           (520)         (598)          (688)
                                                               ---------       ---------     ---------      ---------
  Estimated proceeds available for investment................   $  4,698        $  5,580      $  6,477       $  7,508
                                                                ========        ========      ========       ========

Net Income:
  Historical.................................................   $    123        $    123     $     123      $     123
  Pro forma adjustments:
      Net income from proceeds(1)............................        161             192           223            258
      ESOP...................................................       (28)            (33)          (37)           (43)
                                                               ---------       ---------     ---------      ---------
        Pro forma(5).........................................   $    256        $    282      $    309       $    338
                                                                ========        ========      ========       ========

    Per share
      Historical(3)..........................................   $   0.24        $   0.20      $   0.18       $   0.15
      Pro forma adjustments:
        Net income from proceeds(1)..........................       0.31            0.32          0.32           0.32
        ESOP(3)..............................................     (0.05)          (0.05)        (0.05)         (0.05)
                                                                --------         -------      --------       --------
          Pro forma(5).......................................   $   0.50         $  0.47       $  0.45       $   0.42
                                                                ========         =======       =======       ========

      Pro forma price to earnings (P/E ratio)(5).............       20.0x           21.3 x        22.7 x         23.8 x
                                                                    ====           =====         =====          =====

      Number of shares used in calculating earnings per share    512,720         603,200       693,680        797,732
                                                                 =======         =======       =======        =======

Stockholders' equity (book value)(4):
  Historical.................................................  $   4,658       $   4,658     $   4,658      $   4,658
  Estimated net Conversion proceeds..........................      5,140           6,100         7,075          8,196
Less common stock acquired by:
    ESOP(2)..................................................      (442)           (520)         (598)          (688)
                                                               ---------       ---------     ---------      ---------
      Pro forma..............................................  $   9,356       $  10,238      $ 11,135       $ 12,166
                                                               =========       =========      ========       ========

Per share
  Historical(3)..............................................   $   8.43        $   7.17      $   6.23       $   5.42
  Estimated net proceeds from the sale of Common Stock.......       9.30            9.38          9.46           9.53
Less common stock acquired by:
   ESOP......................................................      (0.80)          (0.80)        (0.80)         (0.80)
                                                                 --------        --------      --------       --------
        Pro forma(5).........................................      $16.93          $15.75        $14.89         $14.15
                                                                   ======          ======        ======         ======

Pro forma price to book value................................        59.1%           63.5%         67.1%         70.7%
                                                                    =====           =====         =====          =====
Number of shares used in calculating equity per share........     552,500         650,000       747,500        859,625
                                                                  =======         =======       =======        =======


                                                                  At or For the Two Months Ended December 31, 1996
                                                                -----------------------------------------------------
                                                                 552,500         650,000       747,500        859,625
                                                                 Shares          Shares         Shares        Shares
                                                                at $10.00       at $10.00     at $10.00      at $10.00
                                                                per Share       per Share      per Share     per Share
                                                                (Minimum        (Midpoint      (Maximum      (Supermax
                                                                of Range)       of Range)      of Range)      of Range)
                                                                   (Dollars in thousands, except per share amounts)
Gross proceeds...............................................     $  5,525        $  6,500      $  7,475       $  8,596
Less offering expenses and commissions.......................        (385)           (400)         (400)          (400)
                                                                 ---------       ---------     ---------      ---------
  Estimated net Conversion proceeds..........................        5,140           6,100         7,075          8,196
  Less common stock acquired by ESOP.........................        (442)           (520)         (598)          (688)
                                                                 ---------       ---------     ---------      ---------
  Estimated proceeds available for investment................     $  4,698        $  5,580      $  6,477       $  7,508
                                                                  ========        ========      ========       ========

Net Income:
  Historical.................................................    $      74        $     74      $     74       $     74
  Pro forma adjustments:
      Net income from proceeds(1)............................           27              32            37             43
      ESOP...................................................          (5)             (5)           (6)            (7)
                                                                 ---------       ---------     ---------      ---------
        Pro forma(5).........................................    $     96        $    101      $    105       $    110
                                                                 ========        ========      ========       ========

    Per share
      Historical(3)..........................................     $   0.14        $   0.12      $   0.11       $   0.09
      Pro forma adjustments:
        Net income from proceeds(1)..........................         0.05            0.05          0.05           0.05
        ESOP(3)..............................................       (0.01)          (0.01)        (0.01)         (0.01)
                                                                  --------         -------      --------       --------
          Pro forma(5).......................................     $   0.18         $  0.16       $  0.15       $   0.13
                                                                  ========         =======       =======       ========

      Pro forma price to earnings (P/E ratio)(5).............         8.8x            9.8x         11.1x          11.9x
                                                                      ===             ====         ====           =====

      Number of shares used in calculating earnings per share     512,720         603,200       693,680        797,732
                                                                  =======         =======       =======        =======

Stockholders' equity (book value)(4):
  Historical.................................................   $   4,746       $   4,746     $   4,746      $   4,746
  Estimated net Conversion proceeds..........................       5,140           6,100         7,075          8,196
Less common stock acquired by:
    ESOP(2)..................................................       (442)           (520)         (598)          (688)
                                                                ---------       ---------     ---------      ---------
      Pro forma..............................................   $   9,444       $  10,326      $ 11,223       $ 12,254
                                                                =========       =========      ========       ========

Per share
  Historical(3)..............................................    $   8.59        $   7.30      $   6.35       $   5.52
  Estimated net proceeds from the sale of Common Stock.......        9.30            9.38          9.46           9.53
Less common stock acquired by:
   ESOP......................................................      (0.80)          (0.80)        (0.80)         (0.80)
                                                                 --------        --------      --------       --------
        Pro forma(5).........................................      $17.09          $15.88        $15.01         $14.25
                                                                   ======          ======        ======         ======

Pro forma price to book value................................       58.5%           62.9%         66.6%          70.1%
                                                                   =====           =====         =====          ======
Number of shares used in calculating equity per share........     552,500         650,000       747,500        859,625
                                                                  =======         =======       =======        =======

(footnotes begin on following page)

---------------------

(1) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Conversion.

(2) It is assumed that 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP from the net proceeds from the Conversion retained by the Holding Company. The Association intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Association's payment of the ESOP debt is based upon equal installments of principal over a ten-year period plus interest. Interest income earned by the Holding Company on the ESOP debt offsets the interest paid by the Association on the ESOP loan. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to the Holding Company on a consolidated basis. The amount borrowed is reflected as a reduction of stockholders' equity. No reinvestment is assumed on proceeds contributed to fund the ESOP. The ESOP expense has been computed based on the requirements of Statement of Position 93-6 which requires recognition of expense based upon the average market price of shares committed to be released during the year and the exclusion of unallocated shares from earnings per share computations. The valuation of shares committed to be released is based upon the average market value of the shares during the year, which, for purposes of this calculation, is assumed to be equal to the $10.00 per share offering price. See "Management
    - Benefit Plans - Employee Stock Ownership Plan."

(3) Historical per share amounts have been computed as if the shares of Common Stock expected to be issued in the Conversion had been outstanding during the period or on the dates shown, but without any adjustment of historical net income or historical equity capital to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion or the additional ESOP expense as described above.

(4) "Book value" represents the difference between the stated amounts of the Association's assets and liabilities. The amounts shown do not reflect the effect of the Liquidation Account which will be established for the benefit of Eligible and Supplemental Eligible Account Holders in the Conversion. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" and "Regulation - Federal and State Taxation." The amounts shown for book value do not represent fair market values or amounts distributable to shareholders in the unlikely event of liquidation.

(5) Does not represent possible future price appreciation or depreciation.

                          PROPOSED MANAGEMENT PURCHASES


         The following table sets forth information regarding intended Common Stock purchases by each of the directors and executive officers of the Association and the Holding Company and by all directors and executive officers as a group. This table excludes shares to be purchased by the ESOP. See "Management - Benefit Plans." The directors and executive officers of First Robinson have indicated their intention to purchase in the Stock Conversion an aggregate of $735,000 of Common Stock, equal to 13.3%, 11.3%, 9.8% and 8.6% of the number of shares to be issued in the Subscription and Community Offering, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.



                                 Aggregate      Number of Shares     Percentage
                                  Purchase        at $10.00 per     of Shares at
Name and Title                      Price          Share (1)(2)       Midpoint
--------------                   ---------      ----------------    ------------
Scott F. Pulliam,
  Chairman of the Board           $100,000            10,000             1.5%
Clell T. Keller, Director          100,000            10,000             1.5
James D. Goodwine, Director         50,000             5,000              .8
Donald K. Inboden, Director        100,000            10,000             1.5
William K. Thomas, Director         75,000             7,500             1.2
Rick L. Catt, Director,
  President and Chief Executive    100,000            10,000             1.5
All directors and executive
  officers as a group (10 persons) $735,000           73,500            11.3%
                                   ========           ======            ====
----------
  (1)   Does not include subscriptions by the ESOP.
  (2)   Includes shares intended to be purchased by family members in household.

                      PRO FORMA REGULATORY CAPITAL ANALYSIS


         Set forth below is a summary of the Association's status under OTS' regulatory capital standards as of December 31, 1996 on a historical and a pro forma basis assuming that the indicated number of shares were sold as of such date.


                                                                          Pro Forma Based Upon Sale of
                                              --------------------------------------------------------------------------------------
                                                                                                                   859,625 Shares
                                                 552,500 Shares       650,000 Shares        747,500 Shares         (15% Above the
                                                  (Minimum of          (Midpoint of          (Maximum of             Maximum of
                                                   Estimated            Estimated              Estimated              Estimated
                             Historical          Valuation Range)     Valuation Range)      Valuation Range)      Valuation Range)
                             ----------         ----------------      ----------------      ----------------      ----------------
                         Amount  Percent(2)   Amount(1) Percent(2)  Amount(1) Percent(2)  Amount(1) Percent(2)  Amount(1) Percent(2)
                         ------  ----------   --------- ----------  --------- ----------  --------- ----------  --------- ----------
                                                                                        (Dollars in Thousands)
GAAP Capital             $4,746     7.03%      $7,072    10.06%      $7,276    10.31%      $7,686    10.81%      $8,156    11.39%
                         ======    =====       ======    =====       ======    =====       ======    =====       ======    =====

Tangible Capital:
 Capital level           $4,704     6.97%      $7,030    10.00%      $7,234    10.25%      $7,644    10.76%      $8,114    11.33%
 Requirement              1,013     1.50        1,054     1.50        1,059     1.50        1,066     1.50        1,074     1.50
                         ------    -----       ------    -----       ------    -----       ------    -----       ------    -----
   Excess                $3,691     5.47%      $5,976     8.50%      $6,175     8.75%      $6,578     9.26%      $7,040     9.83%
                         ======    =====       ======    =====       ======    =====       ======    =====       ======    =====

Core Capital:
 Capital level           $4,704     6.97%      $7,030    10.00%      $7,234    10.25%      $7,644    10.76%      $8,114    11.33%
 Requirement(3)(4)        2,026     3.00        2,109     3.00        2,117     3.00        2,132     3.00        2,149     3.00
                         ------    -----       ------    -----       ------    -----       ------    -----       ------    -----
   Excess                $2,678     3.97%      $4,921     7.00%      $5,117     7.25%      $5,512     7.76%      $5,965     8.33%
                         ======    =====       ======    =====       ======    =====       ======    =====       ======    =====

Risk-Based Capital:
 Capital level(5)        $5,116    10.25%      $7,442    14.34%      $7,646    14.67%      $8,056    15.36%      $8,526    16.13%
 Requirement              3,993     8.00        4,152     8.00        4,169     8.00        4,197     8.00        4,229     8.00
                         ------    -----       ------    -----       ------    -----       ------    -----       ------    -----
   Excess                $1,123     2.25%      $3,290     6.34%      $3,477     6.67%      $3,859     7.36%      $4,297     8.13%
                         ======    =====       ======    =====       ======    =====       ======    =====       ======    =====
-------

(1) Assumes retention by the Holding Company of 50% of the net Stock Conversion proceeds (less the amount of the loan made to the ESOP from the Holding Company's portion of the net Stock Conversion proceeds). The remaining 50% of the net Stock Conversion proceeds will be provided to the Association.

(2) Tangible and core capital levels are shown as a percentage of total adjusted assets; risk-based capital levels are shown as a percentage of risk-weighted assets.

(3) For regulatory capital purposes, the Association's capital will be reduced by the anticipated purchases by the ESOP of 8.0% of the shares of Common Stock sold in the Stock Conversion

(4) In April 1991, the OTS proposed a core capital requirement for savings associations comparable to the requirement for national banks that became effective December 31, 1990. The proposal calls for an OTS core capital requirement of at least 3.0% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness, with a 4.0% to 5.0% core capital requirement for all other thrifts. See "Regulation - Regulatory Capital Requirements."

(5) Assumes investment of net proceeds in 72% risk-weighted assets, the Association's average risk weight at December 31, 1996.

                                 CAPITALIZATION


         The table below sets forth the capitalization, including deposits, of First Robinson as of December 31, 1996, and the pro forma consolidated capitalization of the Holding Company at the minimum, the midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, after giving effect to the Stock Conversion and based on other assumptions set forth in the table and under the caption "Pro Forma Data."



                                                                                   Pro Forma Based
                                                                      Upon Sale at $10.00 Per Share of
                                                                ------------------------------------------------
                                                                552,500       650,000      747,500       859,625
                                                 Historical     Shares        Shares       Shares        Shares
                                                 ----------     ------        ------       ------        ------
                                                                    (Dollars in thousands)
Deposits(1).................................       $59,642      $59,642       $59,642      $59,642       $59,642
Borrowed funds(3)...........................         2,500        2,500         2,500        2,500         2,500
                                                   -------     --------      --------     --------      --------
Total deposits and borrowed funds...........       $62,142      $62,142       $62,142      $62,142       $62,142
                                                   =======      =======       =======      =======       =======

Stockholders' Equity:
   Serial Preferred Stock ($.01 par value)
   Authorized - 500,000 shares; none to
   be outstanding...........................    $      ---   $      ---    $      ---   $      ---    $      ---

 Common Stock ($.01 par value)
   Authorized - 2,000,000 shares; to be
   outstanding - (as shown).................           ---            6             7            7             9
 Additional paid-in capital.................           ---        5,134         6,093        7,068         8,187
 Retained earnings, substantially
   restricted(2)............................         4,704        4,704         4,704        4,704         4,704
 Unrealized gain on securities available
   for sale, net of income taxes............            42           42            42           42            42

 Less common stock acquired by:
   ESOP(3)..................................           ---        (442)         (520)        (598)         (688)
                                                  --------     --------       -------      -------       -------
     Total stockholders' equity.............      $  4,746     $  9,444       $10,326      $11,223       $12,254
                                                  ========     ========       =======      =======       =======
Total stockholders equity as a percent of
 total assets...............................          7.0%        13.1%         14.1%        15.2%         16.3%
                                                     ====         ====          ====         ====          ====
-------------

(1) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Stock Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) See "Dividends" and "Regulation - Limitations on Dividends and Other Capital Distributions" regarding restrictions on future dividend payments and "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association" regarding the liquidation account to be established upon the Stock Conversion.

(3) Assumes that 8.0% of the shares issued in the Stock Conversion will be acquired by the ESOP and that the ESOP will be funded by the Holding Company. The Association intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. Since the Holding Company will finance the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Holding Company's consolidated financial statements. Accordingly, the amount of stock acquired by the ESOP is shown in this table as a reduction of total stockholders' equity. See "Management - Benefit Plans - Employee Stock Ownership Plan."

                        CONSOLIDATED STATEMENTS OF INCOME


         The following Consolidated Statements of Income of First Robinson for each of the years in the three year period ended October 31, 1996 have been audited by Larsson, Woodyard & Henson LLP, independent certified public accountants, whose report thereon appears elsewhere herein. The Statements of Income should be read in conjunction with the Consolidated Financial Statements and related Notes included elsewhere herein. The Statements of Income for the two months ended December 31, 1996 and 1995 were not audited by the Association's independent auditors, but in the opinion of the Association's management reflect all adjustments necessary for a fair presentation of the results of such periods. All such adjustments are of a normal recurring nature. The results for the two month periods are not necessarily indicative of the results of the Association which may be expected for the entire year or any future periods.

                    FIRST ROBINSON SAVINGS & LOAN ASSOCIATION

                        CONSOLIDATED STATEMENTS OF INCOME

             For the Years Ended October 31, 1996, 1995 and 1994 and
         For the Two Months Ended December 31, 1996 and 1995 (Unaudited)


                                  Two Months Ended           For the Years
                                     December 31,           Ended October 31,
                                   ---------------      ------------------------
                                    1996     1995        1996     1995     1994
                                   ------   ------      ------   ------   ------
                                      Unaudited
                                                     1,000's
Interest income:
 Interest on mortgage loans        $  546   $  420      $2,789   $2,247   $1,869
 Interest on nonmortgage loans        300      257       1,652    1,120      739
 Interest on investments               60       60         386      388      377
                                   ------   ------      ------   ------   ------
     Total interest income            906      737       4,827    3,755    2,985
                                   ------   ------      ------   ------   ------

Interest expense:
 Interest on deposits                 473      410       2,634    1,951    1,446
 Interest on FHLB advances             22        0          21       20        0
                                   ------   ------      ------   ------   ------
     Total interest expense           495      410       2,655    1,971    1,446
                                   ------   ------      ------   ------   ------
     Net interest income              411      327       2,172    1,784    1,539

Provision for loan losses               8        4         270        9       24
                                   ------   ------      ------   ------   ------
   Net interest income after
    provision for loan losses         403      323       1,902    1,775    1,515
                                   ------   ------      ------   ------   ------

Non-interest income:
 Fees on loans                         19       20         139      120      108
 Service charges on deposits           29       21         156      121      115
 Gain on sale of assets                 0        0          60        1        0
 Other                                  8        5          37       29       21
                                   ------   ------      ------   ------   ------
                                       56       46         392      271      244
                                   ------   ------      ------   ------   ------

Non-interest expense:
 Compensation and employee
   benefits                           174      149       1,017      743      609
 Professional services                  4        4          32       26       26
 Premises, occupancy, and equip        81       65         406      320      277
 SAIF deposit insurance
   (Note N)                            21       17         393       92       84
 Other                                 58       55         272      233      180
                                   ------   ------      ------   ------   ------
                                      338      290       2,120    1,414    1,176
                                   ------   ------      ------   ------   ------
     Income before income taxes       121       79         174      632      583

Provision for income
  tax (Note I)                         47       31          51      233      221
                                   ------   ------      ------   ------   ------

     Net income                    $   74   $   48      $  123   $  399   $  362
                                   ======   ======      ======   ======   ======

          See accompanying notes to consolidated financial statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


General

         Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the financial condition and results of operations of the Association. The information contained in this section should be read in conjunction with consolidated financial statements and accompanying notes thereto and the other sections contained in this Prospectus. The principal business of the Association consists of accepting deposits from the general public and investing these funds primarily in loans, mortgage-backed and related securities. The Association's loans consist primarily of loans secured by residential real estate located in its market area, consumer loans and commercial loans.

         The Association's net income is dependent primarily on its net interest income, which is the difference between interest earned on interest-earning assets and the interest paid on interest-bearing liabilities. Net interest income is a function of the Association's "interest rate spread," which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The interest rate spread is affected by regulatory, economic and competitive factors that influence interest rates, loan demand and deposit flows. To a lesser extent, the Bank's net income also is affected by the level of general and administrative expenses and the level of other income, which primarily consists of service charges and other fees.

         The operations of the Association are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of government agencies. Lending activities are influenced by the demand for and supply of housing, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in the Association's market area.

         Historically, the Association's mission has been to originate loans on a profitable basis to the communities it serves. In seeking to accomplish its mission, the Board of Directors and management have adopted a business strategy designed (i) to maintain the Association's capital level in excess of regulatory requirements; (ii) to maintain the Association's asset quality; (iii) to maintain, and if possible, increase the Association's earnings; and (iv) to manage the Association's exposure to changes in interest rates.

Financial Condition

December 31, 1996 compared to October 31, 1996

         Total assets increased approximately $3.6 million or 5.7%, to $67.5 million at December 31, 1996 from $63.9 million at October 31, 1996. This increase in total assets was primarily the result of a $1.3 million increase in cash and cash equivalents and a $2.6 million increase in loans receivable, net. These increases were funded by an increase of $1.0 million in FHLB advances and a $3.0 million increase in deposits.

         Liabilities increased approximately $3.6 million or 6.1% to $62.8 million at December 31, 1996 from $59.2 million at October 31, 1996. This increase in liabilities was primarily the result of a $3.0 million, or 5.2%, increase in deposits to $59.7 million at December 31, 1996 from $56.7 million at October 31, 1996 and an increase in FHLB advances to $2.5 million at December 31, 1996 from $1.5 million at October 31, 1996, which was partially offset by payment of the SAIF, one-time, special assessment of $281,000 in November, 1996 which was accrued at October 31, 1996. Deposits have increased due to the Association's focus on providing competitive pricing and service in its market area.

         Retained earnings increased approximately $88,000 or 1.89% to $4.7 million at December 31, 1996 from $4.7 million at October 31, 1996, due to net earnings of $74,000, and the net effect of unrealized gains on available-for-sale securities of $14,000.

Comparison at October 31, 1996 and October 31, 1995

         Total assets increased $9.1, or 16.75%, to $63.9 million at October 31, 1996 from $54.7 million at October 31, 1995. This was primarily the result of a $9.6 million increase in loans receivable, net and a $539,000 increase in investment securities which was partially offset by a $1.6 million decrease in interest bearing deposits.

         Loans receivable, net increased by $9.6 million, or 21.4%, to $54.4 million at October 31, 1996 from $44.9 million at October 31, 1995. This increase was primarily due to competitive rates and terms, the opening of two new branches, new loan staff with commercial loan background, growing customer desire to do business with a locally-owned institution, and attracting new relationships through a high level of superior service to individuals and small businesses.

         Investment securities held to maturity decreased $704,000, or 54.3%, to $592,000 at October 31, 1996 from $1.3 million at October 31, 1995. The decrease was attributed to maturing securities and principal reduction on mortgage-backed securities. Investment securities available for sale increased by $1.2 million, or 43.01%, to $4.1 million at October 31, 1996 from $2.9 million at October 31, 1995. This increase was due to the purchase of securities to offset new jumbo certificates of deposit. Real estate owned increased $260,000 to $278,000 at October 31, 1996 from $18,000 at October 31, 1995. This increase was one foreclosed property, which should be sold by the third quarter 1997 with minimal to no loss anticipated. Accrued interest receivable increased $219,000, or 74.2%, to $514,000 at October 31, 1996 from $295,000 at October 31, 1995. This increase was due to increased loans and payment structure on the new loans.

         Liabilities increased approximately $9.0 million, or 18.0%, to $59.2 million at October 31, 1996 from $50.2 million at October 31, 1995. This was primarily the result of an increase in deposits of $7.3 million, or 14.8%, to $56.7 million at October 31, 1996 from $49.4 million at October 31, 1995. The increase in deposits was primarily due to additional market exposure with two new branches, a general increase in market share in Robinson, and an increase of $582,000 in jumbo certificates of deposit. Jumbo certificates of deposit amounted to $10.7 million at October 31, 1996. FHLB advances increased to $1.5 million at October 31, 1996 from no advances at October 31, 1995. The Association used advances to fund loan demand in excess of funds available.

         Other liabilities increased $252,000, or 32.8%, to $1.0 million at October 31, 1996 from $768,000 at October 31, 1995. This increase was primarily from an increase in accrued interest payable of $124,000 and an increase in accrued expenses of $272,000 which was partially offset by a decrease in accrued and deferred income taxes of $146,000. Accrued interest payable increase was due to increased deposits in the current year and FHLB advances outstanding at October 31, 1996. Accrued expenses increased primarily due to the SAIF, one-time, special assessment of $281,000 which was paid in November of 1996. Income taxes decreased primarily from reduced net income in 1996 and increases in deferred tax assets from the directors retirement plan, initial year in 1996 with prior service funding and an increase in the allowance for loan losses in 1996.

         Retained earnings increased by $122,000, or 2.7%, to $4.7 million at October 31, 1996 from $4.5 million at October 31, 1995 due to net earnings of $123,000, and by the net effect of unrealized gains on available-for-sale securities of $1,000.

Operating Results

Comparison of Operating Results for the Two Months Ended December 31, 1996 and December 31,1995

         Performance Summary. Net income for the two months ended December 31 1996 was $74,000, an increase of $26,000 or 54.2%, from net income of $48,000 for the same period last year. This increase was primarily due to an increase of $84,000 of net interest income and an increase in other non-operating income of $10,000 which was in excess of the increase in non-operating expenses of $48,000 and income taxes of $16,000. For the two month period ended December 31, 1996 and 1995 the returns on average assets were 0.7% and 0.5%, respectively, while the returns on average equity were 9.4% and 6.4%, respectively.

         Net Interest Income. For the two months ended December 31, 1996, net interest income increased $84,000. This reflects an increase in interest income of $169,000, or 22.9% to $906,000 from $737,000, and an increase in interest expense of $85,000, or 20.7%, to $495,000 for period ended in 1996 from $410,000 for the same period ended in 1995. The net increase was due primarily to higher volumes of loans as explained by a 0.2% increase in net interest margin (net interest income divided by average earning assets) and by a 0.2% increase in interest rate spread (average rate on interest earning assets less average interest paid on interest bearing liabilities).

         For the two months ended December 31, 1996, the average yield on interest-earning assets was 8.7%, compared to 8.5% for the same period last year. The average cost of interest-bearing liabilities was 5.2% for the two months ended December 31, 1996, compared to 5.1% for the same period last year.

         The average interest rate spread was 3.6% for the two months ended December 31, 1996, compared to 3.4% for the same period last year. The average net interest margin was 4.0% for the two months ended December 31, 1996, compared to 3.8% for the same period last year. The increase in both of these ratios is the result of an increase in lending offset by an increase in borrowings.

         Provision for Loan Losses. During the two months ended December 31, 1996, the Association recorded an $8,000 provision for loan losses compared to a $4,000 provision for the same period last year. The allowance for loan losses of $412,000 or 0.7% of loans receivable, net at December 31, 1996 compared to $248,000 or 0.5% of loans receivable, net at December 31, 1995.

         Non-Interest Income. For the two months ended December 31, 1996, non-interest income increased $10,000, or 21.7% to $56,000 from $46,000 from the same period last year. This increase was due primarily from the increase in the fees and charges on deposit accounts.

         Non-Interest Expense. For the two months ended December 31, 1996, non-interest expense increased by $48,000, or 16.6%, to $338,000 from $290,000 for the same period last year. This increase was due primarily from additional compensation and employee benefits and office occupancy expense from the branch facilities.

         Income Taxes. For the two months ended December 31, 1996 income taxes increased $16,000 to $47,000 from $31,000 for the same period last year. This increase results from the higher income before taxes. The Association's effective tax rates were 38.8% and 39.2% (federal and state) for the respective two month periods ended December 31, 1996 and 1995.

Comparison of Operating Results for the Years Ended October 31, 1996 and October 31, 1995

         Performance Summary. Net income decreased by $276,000, or 69.2%, to $123,000 at October 31, 1996 from $399,000 at October 31, 1995. The decrease was primarily due to an increase of net interest income of $388,000 and an increase of non-operating income of $121,000 and a reduction in income tax expense of $182,000, offset by an increase of provision for loan losses of $261,000, an increase of non-interest expense of $706,000. For the years ended October 31, 1996 and 1995, the returns on average assets were 0.2% and 0.8% respectively, while the returns on average equity were 2.6% and 9.7%, respectively.

         Net Interest Income. Net interest income increased by $388,000 at year ended October 31, 1996 from October 31, 1995. This reflects an increase of $1.1 million, or 28.6%, in interest income to $4.8 million from $3.8 million and an increase in interest expense of $684,000, or 34.7% to $2.7 million from $2.0 million. The increase in net interest margin was primarily from increases in the balances and rates of interest earning assets, particularly loans receivable, offset by increases of balances and rates of interest bearing deposits, primarily certificates of deposit. The Association maintained approximately the same interest rate spread for both years.

         For the year ended October 31, 1996, the average yield on interest-earning assets was 8.6% compared to 8.2% for 1995. The average cost of interest-bearing liabilities was 5.1% for the year ended October 31, 1996, an increase from 4.7% for 1995. The average balance of interest-earning assets increased by $10.6 million, or 23.1%, to $56.3 million for the year ended October 31, 1996, compared to $45.7 million for 1995. The average balance of interest-bearing liabilities increased by $10.1 million, or 24.0%, to $52.1 million for the year ended October 31, 1996 from $42.0 million for the year ended October 31, 1995.

         The average interest rate spread was 3.5% for the year ended October 31, 1996 compared to 3.5% for the year ended October 31, 1995. The average net interest margin was 3.9% for the year ended October 31, 1996 compared to 3.9% for 1995.

         Provision for Loan Losses. During the year ended October 31, 1996, the Association recorded a provision for additional loan losses of $270,000 compared to $9,000 for the year ended October 31, 1995. This provision was recorded to bring the allowance to approximately 0.8% of total loans. Management believed that this was appropriate due to the significant growth in loans receivable particularly in consumer and commercial credits.

         Management will continue to monitor its allowance for loan losses and make additions to the allowance through the provision for loan losses as economic conditions and other factors dictate. Although the Association maintains its allowance for loan losses at a level which it considers to be adequate to provide for loan losses, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in the future.

         Non-Interest Income. For the year ended October 31, 1996, non-interest income increased by $121,000, or 44.7%, to $392,000 from $271,000 at October 31, 1995. This increase is primarily from an increase in loan fees of $19,000, or 15.8%, an increase in service charges on deposits of $35,000, or 28.9%, and an increase in gain on sale of assets of $59,000. The increase in gain on sale of assets resulted primarily from a $45,000 gain on the sale of an SBA guaranteed portion of a commercial loan and a $8,000 gain on the sale of real estate held for investment.

         Non-Interest Expense. Non-interest expense increased by $706,000, or 49.9%, to $2.1 million for the year ended October 31, 1996 from $1.4 million for the year ended October 31, 1995. Compensation and employee benefits increased $274,000, or 36.9%, to $1.0 million for year ended October 31, 1996 from $743,000 for 1995. This increase is attributed to a directors' retirement plan, which amounted to $94,000 including prior service award, additional employees for the staffing of the two branches started in late 1995, and normal salary increases. The SAIF made a one time assessment to all associations which increased the SAIF insurance cost by $281,000 during 1996. The rate of deposit insurance assessment is expected to significantly decline commencing January 1, 1997. See "Regulation - Insurance of Accounts and Regulation by the FDIC." In addition, in the future, non-interest expense may increase due to expenses associated with the ESOP and the costs of being a public company. Occupancy expense increased $86,000, or 26.9%, to $406,000 for 1996 from $320,000 for
1995. This increase was mainly attributed to increased expenses of two branches for all of 1996 as compared to part of a year in 1995.

         Income Taxes. Income taxes decreased by $182,000 to $51,000 for the year ended October 31, 1996 from $233,000 for the year ended October 31, 1995. This decrease results from the decrease in income before taxes. The Association's effective tax rates were 29.3% and 36.9% for years ended October 31, 1996 and October 31, 1995, respectively.

Comparison of Operating Results for the Years ended October 31, 1995 and October 31, 1994

         Performance Summary. Net income for the year ended October 31, 1995 increased by $37,000, or 10.2%, to $399,000 from $362,000 for the year ended October 31, 1994. This increase was primarily due to an increase in net interest income of $245,000, an increase in non-interest income of $27,000, and offset by an increase in non-interest expenses of $238,000. For the years ended October 31, 1995 and October 31, 1994, the returns on average assets were 0.8% and 0.9%, respectively, while the returns on average equity were 9.7% and 9.1%, respectively.

         Net Interest Income. For the year ended October 31, 1995, net interest income increased $245,000, or 15.9% to $1.8 million at October 31, 1995 from $1.5 million at October 31, 1994. This increase results from an increase in interest income of $770,000 offset by an increase in interest expense of $525,000. The net increase was primarily due to an increase in the Association's loans combined with higher rates on loans partially offset by an increase in the volume of demand deposit accounts and the rates paid by the Association on those deposits.

         For the year ended October 31, 1995 the average yield on interest-earning assets was 8.2% compared to 7.5% for 1994. The average cost of interest-bearing liabilities was 4.7% for the year ended October 31, 1995, an increase from 3.9% for 1994. The average balance of interest-earning assets increased $6.1 million, or 15.3%, to $45.7 million for the year ended October 31, 1995, compared to $39.7 for 1994. The average balance of interest-bearing liabilities increased by $5.2 million, or 14.21%, to $42.0 million for the year ended October 31, 1995 from $36.8 million for 1994.

         The average interest rate spread decreased to 3.5% for the year ended October 31, 1995, compared to 3.6% for 1994. The average net interest margin increased to 3.9% for the year ended October 31, 1995, compared to 3.9% for the year ended October 31, 1994.

         Provision for Loan Losses. The Association recorded a provision for loan losses of $9,000 for year ended October 31, 1995 down from a provision of $24,000 for year ended October 31, 1994. The allowance for loan losses of $255,000, or 0.6% of loans receivable, net at October 31, 1995 compares to $288,000, or 0.8% of loans receivable, net at October 31, 1994.

         Non-Interest Income. For the year ended October 31, 1995, non-interest income increased $27,000, or 11.1%, to $271,000 from $244,000 for fiscal 1994.
This was primarily due to increased fees on loans and increased service charges on deposits.

         Non-Interest Expense. Non-interest expense increased by $238,000, or 20.2%, to $1.4 million at October 31, 1995 from $1.2 million at October 31, 1994. Compensation and employee benefits increased $134,000, or 22.0%, to $743,000 for year ended in 1995 from

$609,000 for 1994. This increase is attributed to additional employees for the staffing of the two branches started in 1995 and normal salary increases. Occupancy expense increased $43,000, or 15.5%, to $320,000 for year ended October 31, 1995 from $277,000 for 1994. This increase was primarily due to increased expenses of two branches opened in 1995. Other operating expenses increased $53,000, or 29.4%, to $233,000 for the year ended October 31, 1995 from $180,000 for 1994. This increase is primarily from general increases with increases of $9,000 in advertising, $20,000 in office supplies and $11,000 in telephone and postage expenses attributed to the opening of the two new branches in 1995. In addition SAIF insurance increased $8,000 in 1995 due to an increased deposit base.

         Income Taxes. Income taxes increased $12,000 to $233,000 during the year ended October 31, 1995, from $221,000 for the year ended October 31, 1994. This increase was a result of increased pre-tax income from fiscal 1994 to fiscal 1995. The Association's effective tax rates were 36.9% and 37.9% for the years ended October 31, 1995 and 1994, respectively.

         Average Balances/Interest Rates and Yields. The following table presents for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.


                                                                 Two Months Ended
                                         At December 31,            December 31,             Year Ended October 31,
                                        -----------------    --------------------------    --------------------------
                                              1996                      1996                          1996
                                        -----------------    --------------------------    --------------------------
                                                             Average   Interest            Average   Interest
                                                   Yield/  Outstanding  Earned/  Yield/  Outstanding  Earned/  Yield/
                                         Balance    Rate     Balance     Paid    Rate      Balance     Paid     Rate
                                        ---------  ------    -------   --------  ------    -------   -------   ------
                                                                      (Dollars in Thousands)
Interest-Earning Assets:
 Loans receivable(1)................      $57,549   9.01%    $56,250     $845     9.01%    $49,543    $ 4,441    8.96%
 Mortgage-backed securities.........        3,830   7.23       3,918       47     7.20       3,872        248    6.40
 Investment securities..............          689   6.79         689        6     5.22         879         57    6.48
 Interest-bearing deposits..........        2,048   6.50       1,365        8     3.52       1,994         81    4.06
                                         --------  -----     -------     ----    -----     -------    -------
  Total interest-earning assets.....       64,116   8.80      62,222      906     8.74      56,288      4,827    8.58
                                                                         ----                         -------
 Noninterest-earning assets.........        3,422              3,455                         3,523
                                        ---------            -------                      --------
  Total assets......................      $67,538            $65,677                       $59,811
                                          =======            =======                       =======

Interest-Bearing Liabilities:
 Savings deposits...................      $ 5,515   3.23     $ 5,264       27     3.08     $ 4,938       156      3.16
 Demand and NOW deposits............        7,313   3.13       6,839       36     3.16       6,447       207      3.21
 Certificate of deposits............       44,024   5.69      43,348      411     5.69      40,363     2,271      5.63
 Borrowings.........................        2,500   5.51       2,262       21     5.57         367        21      5.72
                                         --------  -----     -------     ----    -----     -------   -------
  Total interest-bearing liabilities       59,352   5.14      57,713      495     5.15      52,115     2,655      5.09
                                                                         ----                        -------
Noninterest-bearing liabilities.....        3,440              3,218                         2,964
                                         --------            -------                       -------
  Total liabilities.................       62,792             60,931                        55,079
Retained earnings...................        4,705              4,719                         4,695
Unrealized gains on securities......           41                 27                            37
                                         --------            -------                       -------
  Total assets......................      $67,538            $65,677                       $59,811
                                          =======            =======                       =======
Net interest income.................                                     $411                        $ 2,172
                                                                         ====                        =======
Net interest spread.................                3.66%                         3.59%                          3.49%
                                                    ====                         =====                           ====
Net average earning assets..........     $  4,764            $ 4,509                       $ 4,173
                                         ========            =======                       =======
Net yield on average earning
 assets.............................                4.04%                         3.96%                          3.86%
                                                    ====                         =====                           ====
Average interest-earning assets
  to average interest-bearing
  liabilities.......................         1.08x                       1.08x                         1.08x
                                             ====                        ====                          ====


                                                            Year Ended October 31,
                                         --------------------------------------------------------
                                                  1995                           1994
                                         --------------------------     -------------------------
                                         Average   Interest               Average Interest
                                       Outstanding  Earned/  Yield/   Outstanding  Earned/ Yield/
                                         Balance     Paid     Rate      Balance     Paid    Rate
                                         -------     ----    ------     -------     ----    ----

Interest-Earning Assets:
 Loans receivable(1)................     $39,101   $ 3,367    8.61%     $32,245   $ 2,608    8.09%
 Mortgage-backed securities.........       3,117       204    6.54        3,403       203    5.97
 Investment securities..............       1,276        76    5.96        1,638        95    5.80
 Interest-bearing deposits..........       2,236       108    4.83        2,370        79    3.33
                                         -------   -------              -------   -------
  Total interest-earning assets.....      45,730     3,755    8.21       39,656     2,985    7.53
                                                   -------                        -------
 Noninterest-earning assets.........       2,786                          2,544
                                         -------                        -------
  Total assets......................     $48,516                        $42,200
                                         =======                        =======

Interest-Bearing Liabilities:
 Savings deposits...................     $ 4,272       129    3.02      $ 4,384       131    2.99
 Demand and NOW deposits............       5,942       189    3.18        6,249       195    3.12
 Certificate of deposits............      31,478     1,633    5.19       26,159     1,120    4.28
 Borrowings.........................         329        20    6.08          ---       ---     ---
                                         -------   -------               ------   -------
  Total interest-bearing liabilities      42,021     1,971    4.69       36,792     1,446    3.93
                                                   -------                        -------
Noninterest-bearing liabilities.....       2,131                          1,421
                                         -------                        -------
  Total liabilities.................      44,152                         38,213
Retained earnings...................       4,353                          3,984
Unrealized gains on securities......          11                              3
                                         -------                        -------
  Total assets......................     $48,516                        $42,200
                                         =======                        =======
Net interest income.................               $ 1,784                        $ 1,539
                                                   =======                        =======
Net interest spread.................                          3.52%                          3.60%
                                                              ====                           ====
Net average earning assets..........     $ 3,709                        $ 2,864
                                         =======                        =======
Net yield on average earning
 assets.............................                          3.90%                          3.88%
                                                              ====                           ====
Average interest-earning assets
  to average interest-bearing
  liabilities.......................                  1.09x                          1.08x
                                                      ====                           ====


 ----------

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.

         Rate/Volume Analysis of Net Interest Income. The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                  Two Months Ended
                                                    December 31,                          Year Ended October 31,
                                            --------------------------   -------------------------------------------------------
                                                   1995 vs. 1996               1995 vs. 1996                1994 vs. 1995
                                            --------------------------   --------------------------   --------------------------
                                              Increase                     Increase                     Increase
                                             (Decrease)                   (Decrease)                   (Decrease)
                                               Due to         Total         Due to         Total         Due to         Total
                                            -------------    Increase    -------------    Increase    -------------    Increase
                                            Volume   Rate   (Decrease)   Volume   Rate   (Decrease)   Volume   Rate   (Decrease)
                                            ------   ----   ----------   ------   ----   ----------   ------   ----   ----------
                                                                                                       (Dollars in Thousands)
Interest-earning assets:
 Loans receivable........................    $158     $10      $168       $932    $142      $1,074     $583    $176      $759
 Mortgage-backed securities..............      14      (2)       12         48      (4)         44      (17)     18         1
 Investment securities...................     (5)       1        (4)       (26)      7         (19)     (22)      3       (19)
 Other...................................     (5)      (2)       (7)       (11)    (16)        (27)      (4)     33        29
                                            ----      ---      ----       ----    ----      ------     ----    ----      ----
   Total interest-earning assets.........    $162     $ 7       169       $943    $129       1,072     $540    $230       770
                                             ====     ===      ----       ====    ====      ------     ====    ====      ----
Interest-bearing liabilities:
 Savings deposits........................    $  6     $--         6       $ 21    $  6          27     $ (3)   $  1        (2)
 Demand and NOW deposits.................       4     ---         4         16       2          18      (10)      4        (6)
 Certificate accounts....................      62      (8)       54        491     147         638      251     262       513
 Borrowings..............................      21      --        21          2      (1)          1       20      --        20
                                             ----     ---      ----       ----    ----      ------     ----    ----      ----
   Total interest-bearing liabilities....    $ 93     $(8)       85       $530    $154         684     $258    $267       525
                                             ====     ===      ----       ====    ====      ------     ====    ====      ----
Net interest income......................                      $ 84                         $  388                       $245
                                                               ====                         ======                       ====

Asset/Liability Management

         One of the Association's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. The Association has sought to reduce exposure of its earnings to changes in market interest rates by managing the mismatch between asset and liability maturities and interest rates. The principal element in achieving this objective has been to increase the interest-rate sensitivity of the Association's assets by originating loans with interest rates subject to periodic repricing to market conditions. Accordingly, the Association has emphasized the origination of one to three year adjustable rate mortgage loans, short-term and adjustable commercial loans, and consumer loans for retention in its portfolio. Management has offered higher yields on deposits with extended maturities to assist in matching the rate sensitivity of its liabilities.

         An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If the Association's assets mature or reprice more quickly or to a greater extent than its liabilities, the Association's net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. If the Association's assets mature or reprice more slowly or to a lesser extent than its liabilities, the Association's net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates.

         The Association's Board of Directors has formulated an Interest Rate Risk Management policy designed to promote long-term profitability while managing interest-rate risk. The Board of Directors has established an Asset/Liability Committee which consists primarily of the management team of the Association. This committee meets periodically and reports to the Board of Directors quarterly concerning asset/liability policies, strategies and the Association's current interest rate risk position. The committee's first priority is to structure and price the Association's assets and liabilities to maintain an acceptable interest rate spread while reducing the net effects of changes in interest rates.

         Management's principal strategy in managing the Association's interest rate risk has been to maintain short and intermediate term assets in the portfolio, including one and three year adjustable rate mortgage loans, as well as increased levels of commercial, agricultural and consumer loans, which typically are for short or intermediate terms and carry higher interest rates than residential mortgage loans. In addition, in managing the Association's portfolio of investment securities and mortgage-backed and related securities, management seeks to purchase securities that mature on a basis that approximates as closely as possible the estimated maturities of the Association's liabilities or purchase securities that have adjustable rate provisions. The Association does not engage in hedging activities.

         In addition to shortening the average repricing of its assets, the Association has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

         Net Portfolio Value. In order to encourage associations to reduce their interest rate risk, the OTS adopted a rule incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its net portfolio value ("NPV") to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point ("bp") change in market interest rates. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The rules provide that the OTS will calculate the IRR component quarterly for each institution. Management reviews the OTS measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk. The following table presents the Association's NPV at December 31, 1996, as calculated by the OTS, based on information provided to the OTS by the Association.

                         At December 31, 1996
------------------------------------------------------------------------
           Net Portfolio Value                  NPV as % of PV of Assets
------------------------------------------      ------------------------
Change in
  Rate      $ Amount   $ Change   % Change      NPV Ratio      BP Change
---------   --------   --------   --------      ---------      ---------
                        (Dollars in Thousands)
  +400 bp    $4,647    $(1,560)    (25)%          7.03%         (195) bp
  +300        5,195     (1,012)    (16)           7.75          (123)
  +200        5,668       (539)     (9)           8.36           (62)
  +100        6,016       (191)     (3)           8.78           (20)
     0        6,207         --      --            8.98            --
  -100        6,239         32       1            8.97            (1)
  -200        6,248         42       1            8.93            (5)
  -300        6,384        178       3            9.05             7
  -400        6,590        383       6            9.26            28

         In the above table, the first column on the left presents the basis point increments of yield curve shifts. The second column presents the overall dollar amount of NPV at each basis point increment. The third and fourth columns present the Association's actual position in dollar change and percentage change in NPV at each basis point increment. The remaining columns present the Association's percentage change and basis point change in its NPV as a percentage of portfolio value of assets.

         Had it been subject to the IRR component at December 31, 1996, the Association would not have been considered to have had a greater than normal level of interest rate exposure and a deduction from capital would not have been required. Although the OTS has informed the Association that it is not subject to the IRR component discussed above, the Association is still subject to interest rate risk and, as can be seen above, rising interest rates will reduce the Association's NPV. The OTS has the authority to require otherwise exempt institutions to comply with the rule concerning interest rate risk. See "Regulation -- Regulatory Capital Requirements."

         Certain shortcomings are inherent in the method of analysis presented in the computation of NPV. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

         The Association's Board of Directors is responsible for reviewing the Association's asset and liability policies. The Board reviews interest rate risk and trends quarterly, as well as liquidity, capital ratios and requirements, monthly. Management is responsible for administering the policies and determinations of the Board of Directors with respect to the Bank's asset and liability goals and strategies.

Liquidity

         The Association's primary sources of funds are deposits, repayments and prepayments of loans and interest income. Although maturity and scheduled amortization of loans are relatively predictable sources of funds, deposit flows and prepayments on loans are influenced significantly by general interest rates, economic conditions and competition.

         The primary investment activity of the Association is originating one to four family residential mortgages, commercial business and real estate loans, and consumer loans to be held to maturity. For the two months ended December 31, 1996, and the fiscal years ended October 31, 1996 and 1995, the Association originated loans for its portfolio in the amount of $7.5 million, $36.7 million and $31.8 million, respectively. For the two months ended December 31, 1996, and the fiscal years ended October 31, 1996 and 1995, these activities were funded from repayments of $4.3 million, $23.9 million, and $16.4 million, respectively and sales and participations of $600,000, $1.7 million, and $3.1 million, respectively.

         The Association is required to maintain minimum levels of liquid assets under government regulations. The Association's eligible liquidity ratios were 3.2% and 7.4%, respectively, at October 31, 1996 and 1995.

         The Association's most liquid assets are cash and cash equivalents, which include short-term investments. At December 31, 1996, October 31, 1996 and 1995, cash and cash equivalents were $2.5 million, $1.3 million, and $2.8 million, respectively. Liquidity has been maintained at lower than required levels the past few months due to an increase in loans receivable that exceeded the increases in deposit growth for a similar period of time. Management has monitored and reviewed its liquidity, however, and, maintains a $10.6 million line of credit with the FHLB which can be accessed immediately. At December 31, 1996, the Association's liquidity and short-term liquidity levels were 5.2% and 3.7%, respectively.

         Liquidity management for the Association is both an ongoing and long-term function of the Association's asset/liability management strategy. Excess funds, when applicable, generally are invested in deposits at the FHLB of Chicago. Currently when the Association requires funds, beyond its ability to generate deposits, additional sources of funds are available through the FHLB of Chicago. The Association has the ability to pledge its FHLB of Chicago stock or certain other assets as collateral for such advances. The Association has taken advantage of this opportunity in recent months. Management and the Board of Directors believe that due to significant amounts of adjustable rate mortgage loans that could be sold and the Association's ability to acquire funds from the FHLB of Chicago, the Association's liquidity is adequate.

                           BUSINESS OF THE ASSOCIATION

General

         As a community-oriented financial institution, the Association seeks to serve the financial needs of the residents and businesses in its market area. The principal business of the Association has historically consisted of attracting retail deposits from the general public and investing those funds in primarily one-to four-family residential real estate loans and, to a lesser extent, consumer loans, commercial real estate loans and commercial business loans. At December 31, 1996, substantially all of the Association's real estate mortgage loans, were secured by properties located in the Association's market area. See "Risk Factors Geographical Concentration of Loans." The Association also invests in investment and equity securities and mortgage-backed securities, and other permissible investments.

         The Association currently offers a variety of deposit accounts having a wide range of interest rates and terms. The Association's deposits include passbook savings, NOW accounts, certificate accounts, IRA accounts and non-interest bearing accounts. The Association generally solicits deposits in its primary market area. The Association does not accept any brokered deposits.

         The Association's revenues are derived principally from interest income, including primarily interest on loans, deposits in other banks and mortgage-backed securities and other investments.

Market Area

         First  Robinson  primarily  serves  Crawford  County,   Illinois.   The
Association currently has three offices located in Robinson, Palestine and Oblong, Illinois.

         Robinson, Palestine and Oblong, Illinois are located in Crawford County, Illinois, approximately 150 miles east of St. Louis, Missouri and 35 miles northwest of Vincennes, Indiana. Crawford County, Illinois has a population of approximately 20,000 and is expected to increase in population from 1996 to 2001. However, the household income from Crawford County, Illinois is expected to decrease over that same period. Further, the 1990 unemployment rate for Crawford County, Illinois was 8.6%, compared to 6.6% and 6.3% for the state and national averages, respectively. The major employers in the Association's primary market area include: Marathon Oil Company (approximately 600 employees), Leaf Incorporated (approximately 550 employees), Briggs Industries (approximately 325 employees), Robinson Correctional Facility (approximately 325 employees), Dana Corporation (approximately 300 employees), Fair Rite Products (approximately 260 employees), Crawford Memorial Hospital (approximately 240 employees) and E.H. Baare Corporation (approximately 200 employees).

Lending Activities

         General. The Association's loan portfolio consists primarily of conventional, first mortgage loans secured by one- to four-family residences and, to a lesser extent, consumer loans, commercial real estate loans, commercial business loans and multi-family real estate and construction loans. At December 31, 1996, the Association's gross loans outstanding totalled $57.5 million, of which $27.8 million or 48.3 were one-to four-family residential mortgage loans. Of the one- to four-family mortgage loans outstanding at that date, 6.0% were fixed-rate loans, and 94.0% were adjustable-rate loans. At that same date, consumer loans totalled $12.0 million or 20.9% of the Association's total loan portfolio, all of which were fixed-rate loans. Also at that date, the Association's commercial real estate loans totaled $10.6 million or 18.4% of the Association's total loan portfolio of which 89.8% were adjustable-rate loans. At December 31, 1996, commercial business loans totalled $6.8 million or 11.9% of the Association's total loan portfolio, of which 51.8% were fixed-rate loans and 48.2% were adjustable-rate loans. At that same date, multi-family real estate and construction loans totalled $290,000 or 0.5% of the Association's total loan portfolio.

         The Association also invests in mortgage-backed securities, obligations of states or political subdivisions and other debt securities. At December 31, 1996, mortgage-backed securities totalled $3.9 million or 84.9% of the Association's total investment and mortgage-backed securities portfolio and obligations of states and political subdivisions and other debt securities totalled $691,000, or 15.1% of the Association's total investment and mortgage-backed securities portfolio. See "Investment Activities."

         The Association's loans-to-one borrower limit is generally limited to the greater of 15% of unimpaired capital and surplus or $500,000. See "Regulation - Federal Regulation of Savings Associations." At December 31, 1996, the maximum amount which the Association could have lent under this limit to any one borrower and the borrower's related entities was approximately $767,000. At December 31, 1996, the Association had no loans or groups of loans to related borrowers with outstanding balances in excess of this amount. The Association's five largest lending relationship at December 31, 1996 were as follows: (i) $4.1 million in loans to a heavy equipment contractor, of which $3.5 million was participated to other lenders, secured by real estate, equipment, inventory and accounts receivable as well as certificates of deposit and personal guarantees;
(ii) a $1.2 million loan to a grain elevator operator, of which $600,000 was participated to other lenders, secured by real estate, equipment and inventory, personal guarantees and warehouse receipts; (iii) a $725,000 loan to a pest control company, secured by real estate; (iv) a $700,000 loan to a grain farm operator secured by real estate, machinery, personal guarantees and inventory; and (v) a $650,000 line of credit to a heavy equipment operator secured by equipment, stock, personal guarantees and certificates of deposit. At December 31, 1996, all of these loans totalling $3.4 million in the aggregate were performing in accordance with their terms.

         Loan Portfolio Composition. The following information concerning the composition of the Association's rates loan portfolios in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowances for losses) as of the dates indicated.

                                  December 31,                                       October 31,
                                ---------------  -----------------------------------------------------------------------------------
                                     1996             1996             1995             1994             1993            1992
                                ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
                                Amount  Percent  Amount  Percent  Amount  Percent  Amount  Percent  Amount  Percent  Amount  Percent
                                ------  -------  ------  -------  ------  -------  ------  -------  ------  -------  ------  -------
                                                                  (Dollars in Thousands)

Real Estate Loans:
 One- to four-family..........  $27,822  48.35%  $27,784  50.61%  $23,448  51.80%  $21,058  61.04%  $19,225  61.26%  $20,152  65.77%
 Multi-family.................      135    .23       141    .26       174    .38       190    .55       169    .54       195    .64
 Commercial...................   10,608  18.43     9,594  17.47     5,560  12.29     3,961  11.48     3,261  10.39     2,542   8.30
 Construction or development..      155    .27        76    .14       514   1.14       140    .41       409   1.30       559   1.82
                                ------- ------   ------- ------   ------- ------   ------- ------   ------- ------   ------- ------
     Total real estate loans..   38,720  67.28    37,595  68.48    29,696  65.61    25,349  73.48    23,064  73.49    23,448  76.53
                                ------- ------   ------- ------   ------- ------   ------- ------   ------- ------   ------- ------
Other Loans:
 Consumer Loans:
  Deposit account.............      569    .99       571   1.04     1,069   2.36       442   1.28       510   1.62       367   1.20
  Automobile..................    8,729  15.17     8,764  15.96     7,273  16.07     5,133  14.88     4,228  13.47     3,278  10.70
  Other.......................    2,712   4.71     2,717   4.95     2,591   5.73     1,412   4.09     1,256   4.00     1,499   4.89
                                ------- ------   ------- ------   ------- ------   ------- ------   ------- ------   ------- ------
     Total consumer loans.....   12,010  20.87    12,052  21.95    10,933  24.16     6,987  20.25     5,994  19.09     5,144  16.79
                                ------- ------   ------- ------   ------- ------   ------- ------   ------- ------   ------- ------
 Commercial business loans....    6,819  11.85     5,257   9.57     4,628  10.23     2,164   6.27     2,329   7.42     2,048   6.68
                                ------- ------   ------- ------   ------- ------   ------- ------   ------- ------   ------- ------
     Total other..............   18,829  32.72    17,309  31.52    15,561  34.39     9,151  26.52     8,323  26.51     7,192  23.47
                                ------- ------   ------- ------   ------- ------   ------- ------   ------- ------   ------- ------
     Total loans..............   57,549 100.00%   54,904 100.00%   45,257 100.00%   34,500 100.00%   31,387 100.00%   30,640 100.00%
                                ------- ======   ------- ======   ------- ======   ------- ======   ------- ======   ------- ======
Less:
 Loans in process.............    (134)                --              --               --               --               --
 Deferred fees and discounts..      --                (43)           (148)            (119)            (135)            (215)
 Allowance for losses.........    (412)              (413)           (255)            (288)            (367)            (361)
                                ------            -------         -------          -------          -------          -------
 Total loans receivable, net..  $57,003           $54,448         $44,854          $34,093          $30,885          $30,064
                                =======           =======         =======          =======          =======          =======

         The following schedule illustrates the interest rate sensitivity of the Association's loan portfolio at December 31, 1996. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

                                   Real Estate
                    -----------------------------------------
                    One- to Four-Family     Multi-family and                               Commercial
                      and Construction         Commercial             Consumer              Business               Total
                    -------------------   -------------------   -------------------   -------------------   -------------------
                               Weighted              Weighted              Weighted              Weighted              Weighted
                                Average               Average               Average               Average               Average
                     Amount      Rate      Amount      Rate      Amount      Rate      Amount      Rate      Amount      Rate
                    --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
                                                               (Dollars in Thousands)
   Due During
  Years Ending
  December 31,
  ------------
1997(1)............  $ 8,784    8.57%     $ 6,617     9.03%     $ 2,095      10.47%    $4,495      9.24%    $21,991      9.03%
1998 and 1999......   10,923    8.92        2,535     8.72        4,059      10.72      1,074      9.06      18,591      9.29
2000 and 2001......      735    8.58          875     7.83        5,686       9.93        848      8.80       8,144      9.46
After 2001.........    7,535    7.86          716     8.39          170       9.58        402      7.83       8,823      7.93
                     -------    ----      -------     ----      -------      -----     ------      ----     -------      ----
Total..............  $27,977    8.51%     $10,743     8.82%     $12,010      10.29%    $6,819      9.07%    $57,549      9.01%
                     =======    ====      =======     ====      =======      =====     ======      ====     =======      ====
----------

(1)  Includes demand loans, loans having no stated maturity and overdraft loans.

         The total amount of loans due after December 31, 1997 which have predetermined interest rates is $13.5 million, while the total amount of loans due after such dates which have floating or adjustable interest rates is $38.2 million.

         Underwriting Standards. All of the Association's lending is subject to its written underwriting standards and loan origination procedures. Decisions on loan applications are made on the basis of detailed applications and, if applicable, property valuations. Properties securing real estate loans made by First Robinson are generally appraised by Board-approved independent appraisers. In the loan approval process, First Robinson assesses the borrower's ability to repay the loan, the adequacy of the proposed security, the employment stability of the borrower and the credit-worthiness of the borrower.

         The Association requires evidence of marketable title and lien position or appropriate title insurance on all loans secured by real property. The Association also requires fire and extended coverage casualty insurance in amounts at least equal to the lesser of the principal amount of the loan or the value of improvements on the property, depending on the type of loan. As required by federal regulations, the Association also requires flood insurance to protect the property securing its interest if such property is located in a designated flood area.

         Management reserves the right to change the amount or type of lending in which it engages to adjust to market or other factors.

         One- to Four-Family Residential Mortgage Lending. Residential loan originations are generated by the Association's marketing efforts, its present customers, walk-in customers, referrals from real estate brokers. Historically, the Association has focused its lending efforts primarily on the origination of loans secured by one- to four-family residential mortgages in its market area. At December 31, 1996, the Association's one- to four-family residential mortgage loans totalled $27.8 million, or 48.3%, of the Association's gross loan portfolio of which $57,000 was contractually delinquent 60 days or more at that date.

         The Association generally offers only adjustable rate mortgage loans, but has in the past also offered fixed-rate mortgage loans. For the two months ended December 31, 1996, the Association originated $3.0 million of real estate loans, of which $1.4 million were secured by one- to four-family residential real estate. Substantially all of the Association's one- to four-family residential mortgage originations are secured by properties located in its market area.

         The Association offers adjustable-rate mortgage loans at rates and on terms determined in accordance with market and competitive factors. The Association currently originates adjustable-rate mortgage loans with a term of up to 25 years. The Association currently offers one-year and three-year adjustable-rate mortgage loans with a stated interest rate margin generally over the one-year Treasury Bill Index, which adjusts at one and three year terms, respectively. Increases or decreases in the interest rate of the Association's adjustable-rate loans is generally limited to 100 basis points at any adjustment date for a one-year adjustable rate loan, 200 basis points for a three-year adjustable rate loan, and 600 basis points over the life of the loan. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as are the Association's liabilities. The Association qualifies borrowers for adjustable-rate loans based on the initial interest rate of the loan. As a result, the risk of default on these loans may increase as interest rates increase. See "Asset Quality - Non-Performing Assets." At December 31, 1996, the total balance of one-to four-family adjustable-rate loans was $26.2 million or 45.5% of the Association's gross loan portfolio. See "-Originations, Purchases and Sales of Loans."

         The Association also offers fixed-rate mortgage loans but with only short-term maturities of up to 5 years. At December 31, 1996, the total balance of one- to four-family fixed-rate loans was $1.7 million or 2.9% of the Association's gross loan portfolio. See "- Originations, Purchases and Sales of Loans."

         Currently, the Association will generally lend up to 80% of the lesser of the sales price or appraised value of the security property on owner occupied one- to four-family loans. Residential loans do not include prepayment penalties, are non-assumable (other than government-insured or guaranteed loans), and do not produce negative amortization. Real estate loans originated by the Association contain a "due on sale" clause allowing the Association to declare the unpaid principal balance due and payable upon the sale of the security property. The Association does not utilize private mortgage insurance.

         The loans currently originated by the Association are not typically underwritten and documented pursuant to the guidelines of the FHLMC. Under current policy, the Association originates these loans for portfolio. See "- Originations, Purchases and Sales of Loans and Mortgage-Backed Securities."

         Consumer Lending. First Robinson offers secured and unsecured consumer loans. Secured loans may be collateralized by a variety of asset types, including automobiles, mobile homes and deposits. The Association currently originates substantially all of its consumer loans in its primary market area. At December 31, 1996, the Association's consumer loan portfolio totalled $12.0 million, or 20.9% of its gross loan portfolio, substantially all of which were fixed rate loans. Under federal law, the Association's consumer loan portfolio, when aggregated with investments in investment grade corporate debt, cannot exceed 35% of assets. A national bank has no consumer loan portfolio limitations.

         A significant component of the Association's consumer loan portfolio consists of new and used automobile loans. These loans generally have terms that do not exceed five years. Generally, loans on vehicles are made in amounts up to 80% of the sales price. At December 31, 1996, the Association's automobile loans totalled $8.8 million or 15.2% of the Association's gross loan portfolio. Of this amount approximately $7.6 million or 86.4% and $1.2 million or 13.6% were originated on a direct and indirect basis, respectively.

         Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. The underwriting standards employed by the Association for consumer loans include an application, a determination of the applicant's payment history on other debts and an assessment of ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

         Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. Further, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. At December 31, 1996, $126,000 of the Association's consumer loans were contractually delinquent 60 days or more representing .22% of the loan portfolio. There can be no assurances, however, that additional delinquencies will not occur in the future.

         Commercial Real Estate Lending. The Association also originates commercial real estate loans. At December 31, 1996 approximately $10.6 million, or 18.4% of the Association's gross loan portfolio, was comprised of commercial real estate loans, none of which were non-performing at that date. Of this amount, approximately $1.1 million or 10.2% of these loans were fixed-rate commercial real estate loans and approximately $9.5 million or 89.8% were adjustable rate loans. The largest commercial real estate loan was for $700,000 secured primarily by real estate, machinery, inventory and personal guarantees in Crawford County, Illinois.

         First Robinson will generally lend up to 80% of the value of the collateral securing the loan with a maturity of up to five-years for fixed rate loans and varying maturities up to 20 years for adjustable rate loans generally with repricing of one year or less. In underwriting these loans, the Association currently analyzes the financial condition of the borrower, the borrower's credit history, and the reliability and predictability of the cash flow generated by the property securing the loan. The Association requires personal guaranties of corporate borrowers. Appraisals on properties securing commercial real estate loans originated by the Association are performed by independent appraisers. The Association also offers small business loans, which are generally guaranteed up to 90% by various governmental agencies. The Association has typically sold the guaranteed portion of such loans and retained the uninsured portion as well as the servicing.

         Commercial real estate loans generally present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, or a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower's ability to repay the loan may be impaired.

         Commercial Business Lending. The Association also originates commercial business loans. At December 31, 1996 approximately $6.8 million, or 11.9% of the Association's gross loan portfolio, was comprised of commercial business loans of which $4,000 were non-performing at that date. Of this amount, approximately $3.5 million or 51.8% were fixed rate loans and approximately $3.3 million or 48.2% were adjustable rate loans. The largest commercial business loans are loans of $4.1 million to a heavy equipment contractor, of which $3.5 million was participated to other lenders. At December 31, 1996, this borrower had $650,000 outstanding to the Association.

         Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is likely to be dependent upon the general economic environment). The Association's commercial business loans are usually, but not always, secured by business assets and generally by personal assets as well. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business. A small portion of the Association's commercial business loans are unsecured.

         The Association's commercial business lending policy includes credit file documentation and analysis of the borrower's character, capacity to repay the loan, the adequacy of the borrower's capital and collateral as well as an evaluation of conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of the Association's current credit analysis. Nonetheless, such loans, are believed to carry higher credit risk than more traditional thrift investments.

         Construction Lending. The Association had $155,000 in construction loans for one- to four-family residences or .30% of the total loan portfolio at December 31, 1996. No construction loans for commercial property existed as of December 31, 1996.

         First Robinson offers construction loans to individuals for the construction of one- to four-family residences or commercial buildings. Such loans are offered with fixed and adjustable rates of interest. Following the construction period, these loans may become permanent loans.

         Construction lending is generally considered to involve a higher level of credit risk since the risk of loss on construction loans is dependent largely upon the accuracy of the initial estimate of the individual property's value upon completion of the project and the estimated cost (including interest) of the project. If the cost estimate proves to be inaccurate, the Association may be required to advance funds beyond the amount originally committed to permit completion of the project.

         Multi-Family Lending. The Association offers one- to three-year adjustable-rate multi-family loans for terms of up to 20 years. First Robinson will generally lend up to 80% of the value of the collateral securing the loan. At December 31, 1996, the Association had $135,000 of multi-family real estate loans or .2% of the Association's gross loan portfolio was comprised of such loans of which none were non-performing at that date.

         Multi-family lending is generally considered to involve a higher level of credit risk than one- to four-family residential lending. This greater risk in multi-family lending is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate is typically dependent upon the successful operation of the related real estate project. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed, or a bankruptcy court modifies a lease term, or a major tenant is unable to fulfill its lease obligations), the borrower's ability to repay the loan may be impaired.

Originations, Purchases and Sales of Loans

         Loan   originations   are  developed  from  continuing   business  with
depositors and borrowers, soliciting realtors, builders, walk-in customers.

         While the Association currently originates adjustable-rate and fixed-rate loans, its ability to originate loans to a certain extent is dependent upon the relative customer demand for loans in its market, which is affected by the interest rate environment, among other factors. For the two months ended December 31, 1996, the Association originated $3.0 million in fixed-rate loans and $4.5 million in adjustable-rate loans.

         The Association sold through participations with other lenders, $600,000 in commercial business loans for the two months ended December 31, 1996. Sales of these loans generally are beneficial to the Association since these sales may produce future servicing income, provide funds for additional lending and other investments and increase liquidity. The Association does not sell loans pursuant to forward sales commitments and, therefore, an increase in interest rates after loan origination and prior to sale may adversely affect the Association's income at the time of sale. It is the Association's general policy to sell participations in loan originations in amounts above $650,000.

         During the two months ended December 31, 1996, the Association did not purchase loans originated by other lenders.

         The following table shows the loan origination, purchase, sale and repayment activities of the Association for the periods indicated.


                                      Two Months
                                        Ended
                                     December 31,      Year Ended October 31,
                                     ------------    --------------------------
                                         1996        1996      1995      1994
                                     ------------    ----      ----      ----
Originations by type:
  Real estate:
     One to four family............     $ 1,406     $11,883   $ 8,069   $ 9,375
     Multi-family..................          95          --        --        95
                                        -------     -------   -------   -------
     Commercial....................       1,515       4,703     5,915     1,818
                                        -------     -------   -------   -------
Other:
     Consumer......................       1,807      12,391    11,885     8,267
     Commercial business...........       2,725       7,717     5,889     3,202
                                        -------     -------   -------   -------
        Total loans originated.....       7,548      36,694    31,758    22,757
                                        -------     -------   -------   -------
Purchases:
Real Estate:
     Commercial....................          --          --        --       400
Other:
     Commercial business...........          --          --        --       500
                                        -------     -------   -------   -------
       Total loan purchases........          --          --        --       900
                                        -------     -------   -------   -------
Mortgage-backed securities.........          --       2,174        --       500
                                        -------     -------   -------   -------
     Total purchases...............          --       2,174        --     1,400
                                        -------     -------   -------   -------
Sales and Repayments:
Real estate:
     Commercial....................          --         990     3,081        --

Other:
Commercial business................         600         754        --       109
                                        -------     -------   -------   -------
     Total sales...................         600       1,744     3,081       109
                                        -------     -------   -------   -------
Principal reductions
     Loans.........................       4,300      23,917    16,443    18,214
                                        -------     -------   -------   -------
     Mortgaged-backed securities...         198       1,136       346       982
                                        -------     -------   -------   -------
       Total Reductions.............      5,098      26,797    19,870    19,305
                                        -------     -------   -------   -------
Decreases in other items, net                (3)     (1,386)   (1,477)   (2,221)
                                        -------     -------   -------   -------
Net Increase.......................     $ 2,447     $10,685   $10,411   $ 2,631
                                        =======     =======   =======   =======

Asset Quality

         General. When a borrower fails to make a required payment on a loan, the Association attempts to cause the delinquency to be cured by contacting the borrower. In the case of loans secured by real estate, reminder notices are sent to borrowers. If payment is late, appropriate late charges are assessed and a notice of late charges is sent to the borrower. If the loan is in excess of 60 days delinquent, the loan will generally be referred to the Association's legal counsel for collection.

         When a loan becomes more than 90 days delinquent or is otherwise impaired, the Association will generally place the loan on non-accrual status and previously accrued interest income on the loan is charged against current income.

         Delinquent consumer loans are handled in a similar manner as to those described above; however, shorter time frames for each step apply due to the type of collateral generally associated with such types of loans. The Association's procedures for repossession and sale of consumer collateral are subject to various requirements under applicable consumer protection laws.

         The following table sets forth the Association's loan delinquencies by type, by amount and by percentage of type at December 31, 1996.

                                                      Loans Delinquent For:
                          ----------------------------------------------------------------------------
                               60-89 Days(1)          90 Days and Over(1)            Nonaccrual          Total Delinquent Loans
                          ------------------------  ------------------------  ------------------------  ------------------------
                                          Percent                   Percent                   Percent                   Percent
                                          of Loan                   of Loan                   of Loan                   of Loan
                          Number  Amount  Category  Number  Amount  Category  Number  Amount  Category  Number  Amount  Category
                          ------  ------  --------  ------  ------  --------  ------  ------  --------  ------  ------  --------
                                                                       (Dollars in Thousands)
Real Estate:
  One- to four-family...     4     $ 47      .17%      --    $ --       --%       1    $ 10      .04%       5    $ 57      .20%
Consumer................    22       97      .35        1       1       --        6      28      .10       29     126      .45
Commercial business.....    --       --       --       --      --       --        1       4      .01        1       4      .01
                          ----     ----     ----     ----    ----     ----     ----    ----     ----     ----    ----     ----

     Total..............    26     $144      .25%       1    $  1       --%       8    $ 42      .07%      35    $187      .32%
                          ====     ====     ====     ====    ====     ====     ====    ====     ====     ====    ====     ====
----------

(1)      Loans are still accruing.

         Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in the Association's loan portfolio. Loans are placed on non-accrual status when the collection of principal and/or interest become doubtful. Foreclosed assets include assets acquired in settlement of loans.

                                                                 October 31,
                                         December 31,   ----------------------------
                                             1996       1996    1995    1994    1993    1992
                                         ------------   ----    ----    ----    ----    ----
                                                    (Dollars in Thousands)
Non-accruing loans:
  One- to four-family..................      $ 10       $ 44    $ --    $ --    $ --    $ 19
  Consumer.............................        28         24      --      --      --       3
  Commercial business..................         4         --      --      --      --     ---
                                             ----       ----    ----    ----    ----
     Total.............................        42         68      --      --      --      22
                                             ----       ----    ----    ----    ----    ----
Accruing loans delinquent more
 than 90 days:
  One- to four-family..................       ---         15      10      --      --     ---
  Commercial real estate...............       ---         21      --      --      --     ---
  Consumer.............................         1         --       2       5       1     ---
  Commercial business..................       ---         --      --       8      --     ---
                                             ----       ----    ----    ----    ----    ----
     Total.............................         1         36      12      13       1     ---
                                             ----       ----    ----    ----    ----    ----
Foreclosed assets:
  One- to four-family..................       277        278      18      19     129     ---
  Commercial real estate...............       ---         --      --      --      --     140
  Consumer.............................         6          7       6      --       8     ---
                                            -----       ----    ----    ----    ----    ----
     Total.............................       283        285      24      19     137     140
                                             ----       ----    ----    ----    ----    ----
Total non-performing assets............      $326       $389    $ 36    $ 32    $138    $162
                                             ====       ====    ====    ====    ====    ====
Total as a percentage of total assets..      .48%        .61%    .07%    .07%    .33%    .37%
                                             ===        ====    ====    ====    ====     ===

         For the two months ended December 31, 1996, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to approximately $1,000. There was no amount that was included in interest income on such loans for the two months ended December 31, 1996.

         Classified Assets. Federal regulations provide for the classification of loans and other assets, such as debt and equity securities, considered by the OTS to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full" on the basis of currently existing facts, conditions and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

         When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, who may order the establishment of additional general or specific loss allowances. Following the Bank Conversion, the Association will continue to be subject to these asset classification requirements.

         In connection with the filing of its periodic reports with the OTS and in accordance with its classification of assets policy, the Association regularly reviews loans in its portfolio to determine whether such assets require classification in accordance with applicable regulations. On the basis of management's review of its assets, at December 31, 1996, the Association had classified a total of $741,000 of its assets as substandard and none as doubtful or loss. At December 31, 1996, total classified assets comprised $741,000, or 15.6% of the Association's capital, or 1.1% of the Association's total assets.

         Other Loans of Concern. As of December 31, 1996, there were $767,000 loans identified, but not classified, by the Association with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have some doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories.

         Allowance for Loan Losses. The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries.

         Real estate properties acquired through foreclosure are recorded at the lower of cost or fair value minus estimated cost to sell. If fair value at the date of foreclosure is lower than the balance of the related loan, the difference will be charged-off to the allowance for loan losses at the time of transfer. Valuations are periodically updated by management and if the value declines, a specific provision for losses on such property is established by a charge to operations. At December 31, 1996, the Association had $277,000 in real estate properties acquired through foreclosure.

         Although management believes that it uses the best information available to determine the allowance, unforeseen market conditions could result in adjustments and net earnings could be significantly affected if circumstances differ substantially from the assumptions used in making the final determination. Future additions to the Association's allowance for loan losses will be the result of periodic loan, property and collateral reviews and thus cannot be predicted in advance. In addition, federal regulatory agencies, as an integral part of the examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to increase the allowance based upon their judgment of the information available to them at the time of their examination. At December 31, 1996, the Association had a total allowance for loan losses of $412,000, representing .7% of the Association's loans, net. See Note C of the Notes to Consolidated Financial Statements.

         The distribution of the Association's allowance for losses on loans at the dates indicated is summarized as follows:

                             December 31,                                       October 31,
                   -------------------------------   -----------------------------------------------------------------
                                1996                              1996                              1995
                   -------------------------------   -------------------------------   -------------------------------
                                          Percent                           Percent                           Percent
                                          of Loans                          of Loans                          of Loans
                                Loan      in Each                 Loan      in Each                 Loan      in Each
                   Amount of   Amounts    Category   Amount of   Amounts    Category   Amount of   Amounts    Category
                   Loan Loss      by      to Total   Loan Loss      by      to Total   Loan Loss      by      to Total
                   Allowance   Category    Loans     Allowance   Category    Loans     Allowance   Category    Loans
                   ---------   --------   --------   ---------   --------   --------   ---------   --------   --------
                                                              (In Thousands)
One- to four-
family...........    $126       $27,822     48.35%     $ 77       $27,784     50.61%     $ 80       $23,448     51.80%
Multi-family.....      --           135       .23        --           141       .26        --           174       .38
Commercial
real estate......      13        10,608     18.43        13         9,594     17.47        14         5,560     12.29
Construction or
  development....      --           155       .27        --            76       .14        --           514      1.14
Consumer.........      42        12,010     20.87        28        12,052     21.95        45        10,933     24.16
Commercial
business.........       2         6,819     11.85         2         5,257      9.57         2         4,628     10.23
Unallocated......     229            --        --       293            --        --       114            --        --
                     ----       -------    ------      ----       -------    ------      ----       -------    ------
     Total.......    $412       $57,549    100.00%     $413       $54,904    100.00%     $255       $45,257    100.00%
                     ====       =======    ======      ====       =======    ======      ====       =======    ======


                                                               October 31,
                   ---------------------------------------------------------------------------------------------------
                                1994                              1993                              1992
                   -------------------------------   -------------------------------   -------------------------------
                                          Percent                           Percent                           Percent
                                          of Loans                          of Loans                          of Loans
                                Loan      in Each                 Loan      in Each                 Loan      in Each
                   Amount of   Amounts    Category   Amount of   Amounts    Category   Amount of   Amounts    Category
                   Loan Loss      by      to Total   Loan Loss      by      to Total   Loan Loss      by      to Total
                   Allowance   Category    Loans     Allowance   Category    Loans     Allowance   Category    Loans
                   ---------   --------   --------   ---------   --------   --------   ---------   --------   --------
                                                              (In Thousands)
One- to four-
family...........    $ 82       $21,058     61.04%     $ 96       $19,225     61.25%     $135       $20,152     65.77%
Multi-family.....      --           190       .55         2           169       .54         3           195       .64
Commercial
real estate......      14         3,961     11.48        16         3,261     10.39        23         2,542      8.30
Construction or
  development....      --           140       .41        --           409      1.30        --           559      1.82
Consumer.........      22         6,987     20.25        36         5,994     19.10        27         5,144     16.79
Commercial
business.........       2         2,164      6.27         2         2,329      7.42         2         2,048      6.68
Unallocated......     168            --        --       215            --        --       171            --        --
                     ----       -------    ------      ----       -------    ------      ----       -------    ------
     Total.......    $288       $34,500    100.00%     $367       $31,387    100.00%     $361       $30,640    100.00%
                     ====       =======    ======      ====       =======    ======      ====       =======    ======

         The following table sets forth an analysis of the Association's allowance for loan losses.

                                                      Two Months
                                                        Ended                 Year Ended October 31,
                                                     December 31,   ------------------------------------------
                                                         1996        1996     1995     1994     1993     1992
                                                     ------------   ------   ------   ------   ------   ------
                                                                       (Dollars in Thousands)
Balance at beginning of period....................      $  413      $  255   $  288   $  367   $  361   $  411

Charge-offs:
  One- to four-family.............................          --           2       --       --        6       81
  Consumer........................................          10          94       44       59       32       25
  Commercial business.............................          --          26       --      157       --       --
                                                        ------      ------   ------   ------   ------   ------
                                                            10         122       44      216       38      106
                                                        ------      ------   ------   ------   ------   ------
Recoveries:
  One- to four-family.............................          --          --       --       30        4        6
  Consumer........................................           1          10        2        2        7       10
  Commercial business.............................          --          --       --       81       --       --
                                                        ------      ------   ------   ------   ------   ------
                                                             1          10        2      113       11       16
                                                        ------      ------   ------   ------   ------   ------
Net charge-offs...................................           9         112       42      103       27       90
Additions charged to operations...................           8         270        9       24       33       40
                                                        ------      ------   ------   ------   ------   ------
Balance at end of period..........................      $  412      $  413   $  255   $  288   $  367   $  361
                                                        ======      ======   ======   ======   ======   ======
Ratio of net charge-offs during the period to
 average loans outstanding during the period(1)...        .10%         .23%    .11%      .32%     .08%     .26%
                                                          ===          ===     ===       ===      ===      ===
Ratio of net charge-offs during the period to
 average non-performing assets(1).................      15.13%       54.90%   84.00%   97.17%   14.84%   63.83%
                                                        =====        =====    =====    =====    =====    =====

-------------------
(1)  Annualized December 31, 1996.

Investment Activities

         General. First Robinson must maintain minimum levels of investments that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, the Association has generally maintained liquid assets at levels above the minimum requirements imposed by the OTS regulations and at levels believed adequate to meet the requirements of normal operations, including repayments of maturing debt and potential deposit outflows. Cash flows projections are regularly reviewed and updated to assure that adequate liquidity is maintained. A national bank is not subject to such prescribed requirements. At December 31, 1996, the Association's liquidity ratio (liquid assets as a percentage of net withdrawable savings deposits and current borrowings) was 3.6%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Regulation - Liquidity."

         Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. A national bank has similar investment authority.

         Generally, the investment policy of the Association, as established by the Board of Directors, is to invest funds among various categories of investments and maturities based upon the Association's liquidity needs, asset/liability management policies, investment quality, marketability and performance objectives.

         Investment Securities. At December 31, 1996, the Association's investment securities (including a $264,000 investment in the common stock of the FHLB of Chicago) totalled $4.6 million, or 6.8% of its total assets. It has been the Association's general policy to invest in obligations of state and political subdivisions, federal agency obligations and other investment securities. As of December 31, 1996, the Association held $202,000 in FHLMC stock. See Note B of the Notes to Consolidated Financial Statements.

         OTS regulations restrict investments in corporate debt and equity securities by the Association. These restrictions include prohibitions against investments in the debt securities of any one issuer in excess of 15% of the Association's unimpaired capital and unimpaired surplus as defined by federal regulations, which totalled $767,000 as of December 31, 1996, plus an additional 10% if the investments are fully secured by readily marketable collateral. A national bank is subject to virtually identical limitations. At December 31, 1996, the Association was in compliance with this regulation. See "Regulation - Federal Regulation of Savings Associations" for a discussion of additional restrictions on the Association's investment activities.

         The following table sets forth the composition of the Association's investment and mortgage-backed securities at the dates indicated.



                                                         December 31,                          October 31,
                                                      ----------------  ---------------------------------------------------------
                                                            1996              1996                  1995               1994
                                                      ----------------  -------------------  ------------------  ----------------
                                                       Book     % of      Book    % of          Book   % of        Book     % of
                                                      Value     Total    Value    Total        Value   Total      Value     Total
                                                     -------   -------  -------  -------      ------  -------    -------   ------
                                                                                         (Dollars in Thousands)

AVAILABLE FOR SALE
Equity Securities:
   FHLB stock....................................    $   264    6.57%    $  264     6.39      $  240    8.30      $  236     7.56%
   FHLMC stock...................................        202     5.03       205     4.96         208    7.20         200     6.40
                                                     -------   ------   -------    -----      ------   -----      ------   ------
     Total equity securities.....................        466    11.60       469    11.35         448   15.50         436    13.96
                                                     -------  -------   -------   ------      ------  ------      ------   ------

Mortgage-backed Securities:
   GNMA..........................................        191     4.75       209     5.06         309   10.69         352    11.27
   FNMA..........................................      2,645    65.83     2,730    66.05       1,139   39.42       1,246    39.90
   FHLMC.........................................        716    17.82       725    17.54         994   34.39       1,089    34.87
                                                     -------  -------   -------   ------      ------  ------      ------   ------
     Total mortgage-backed securities............    $ 3,552    88.40%  $ 3,664    88.65%     $2,442   84.50%     $2,687    86.04%
                                                     -------  -------   -------   ------       -----  ------       -----   ------

     Total available for sale....................    $ 4,018   100.00%  $ 4,133   100.00%     $2,890  100.00%     $3,123   100.00%
                                                     =======   ======   =======   ======       =====  ======       =====   ======
HELD TO MATURITY
Investment Securities:
   FHLMC step up.................................    $   ---      ---%  $   ---      ---%     $  500   38.58      $  500    36.21%

   Municipal bonds...............................        225    39.47       245    41.39         265   20.45         285    20.64
                                                    --------   ------   -------   ------      ------  ------      ------   ------
     Total investment securities.................        225    39.47       245    41.39         765   59.03         785    56.85
                                                    --------  -------   -------   ------      ------  ------      ------   ------

Mortgage-backed Securities:
  FHLMC..........................................    $   345    60.53%  $   347    58.61%     $  531   40.97%     $  596    43.15%
                                                     -------   ------   -------    -----       -----  ------       -----   ------
     Total held to maturity......................    $   570   100.00%  $   592   100.00%     $1,296  100.00%     $1,381   100.00%
                                                     =======   ======   =======   ======       =====  ======       =====   ======

Average remaining life of investment securities..        3.24 Years         3.31 Years          3.49 years           4.39 years

Other interest-earning assets:
     Total interest-bearing deposits with banks..     $2,048   100.00%  $   868   100.00%     $2,472  100.00%     $2,602   100.00%
                                                      ======   ======   =======   ======      ======  ======      ======   ======


         The Association's investment securities portfolio at December 31, 1996, contained no securities of any issuer with an aggregate book value in excess of 10% of the Association's retained earnings, excluding those issued by the U.S. government, or its agencies.

         First Robinson's investments, including the mortgage-backed securities portfolio, are managed in accordance with a written investment policy adopted by the Board of Directors.

         OTS guidelines, as well as those of the other federal banking regulators, regarding investment portfolio policy and accounting require savings associations to categorize securities and certain other assets as held for "investment," "sale," or "trading." In addition, effective April 1, 1994, the Association adopted SFAS 115 which states that securities available for sale are accounted for at fair value and securities which management has the intent and the Association has the ability to hold to maturity are accounted for on an amortized cost basis. The Association's investment policy has strategies for each type of security. At December 31, 1996, the Association classified $4.0 million of its investments as available for sale and $570,000 as held to maturity. See Note _ of the Notes to Consolidated Financial Statements.

         Mortgage-backed Securities. The Association invests primarily in federal agency obligations. At December 31, 1996, the Association's investment in mortgage-backed securities totalled $3.9 million or 5.8% of its total assets. Of this amount, $345,000 was held to maturity and $3.5 million was available for sale. At December 31, 1996, the Association did not have a trading portfolio. See Note B of the Notes to Consolidated Financial Statements.

         The following table sets forth the maturities of the Association's mortgage-backed securities at December 31, 1996.




                                                                                          Due in                       December 31,
                                               ---------------------------------------------------------------------      1996
                                                 6 Months  6 Months    1 to   3 to 5    5 to 10  10 to 20   Over 20     Balance
                                                 or Less  to 1 Year  3 Years   Years     Years     Years     Years    Outstanding
                                               ---------- ---------  -------- -------- --------- ---------  --------  -----------
                                                                                     (In Thousands)

Federal Home Loan Mortgage Corporation......       $109      $112    $  498     $118      $ 79      $110      $ 15        $1,041

Federal National Mortgage Association.......        346       354     1,133      206       141       212       157         2,549

Government National Mortgage Association....         33        35       117      ---       ---       ---       ---           185
                                                  -----    ------    ------    -----    ------     -----    ------       -------

     Total..................................       $488      $501    $1,748     $324      $220      $322      $172        $3,775
                                                   ====      ====    ======     ====      ====      ====      ====        ======


Sources of Funds

         General. The Association's primary sources of funds are deposits, receipt of principal and interest on loans and securities, interest earned on deposits with other banks, and other funds provided from operations.

         The Association has used FHLB advances to support lending activities and to assist in the Association's asset/liability management strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset\Liability Management." At December 31, 1996, the Association had $2.5 million in FHLB advances, but had the capacity to borrow up to $10.6 million from the FHLB. Following the Bank Conversion, the Association intends to remain a member of the FHLB of Chicago. See "-Borrowings."

         Deposits. First Robinson offers a variety of deposit accounts having a wide range of interest rates and terms. The Association's deposits consist of passbook, money market deposit, IRA accounts, and certificate accounts. The certificate accounts currently range in terms from 90 days to five years. The Association has a significant amount of deposits that will mature within one year. However, management expects that virtually all of the deposits will be renewed.

         The Association relies primarily on advertising, competitive pricing policies and customer service to attract and retain these deposits. Currently, First Robinson solicits deposits from its market area only, and does not use brokers to obtain deposits. The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition.

         The Association has become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. The Association endeavors to manage the pricing of its deposits in keeping with its profitability objectives giving consideration to its asset/liability management. The ability of the Association to attract and maintain savings accounts and certificates of deposit, and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

         The following table sets forth the savings flows at the Association during the periods indicated.


                                                     Two Months
                                                        Ended
                                                     December 31,         Year Ended October 31,
                                                     ------------   -----------------------------------
                                                         1996          1996         1995          1994
                                                         ----          ----         ----          ----
                                                                 (Dollars in Thousands)

Opening balance.............................           $56,691      $ 49,404     $ 39,208      $ 36,976
Deposits....................................            34,144       185,451      156,675       103,360
Withdrawals.................................            31,467       179,660      147,580       101,987
Interest credited...........................               274         1,496        1,101           859
                                                       -------      --------     --------     ---------

Ending balance..............................           $59,642       $56,691      $49,404       $39,208
                                                       =======       =======      =======       =======

Net increase................................            $2,951        $7,287      $10,196        $2,232
                                                       =======        ======      =======        ======

Percent increase............................             5.21%        14.75%       26.00%         6.04%
                                                       =======        ======      =======        ======


         The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by the Association for the periods indicated.



                                            December 31,                                 October 31,
                                            ------------                                 -----------
                                               1996                  1996                  1995                  1994
                                      --------------------- ---------------------- ---------------------- --------------
                                                  Percent                Percent                Percent              Percent
                                        Amount   of Total     Amount    of Total     Amount    of Total    Amount   of Total
                                        ------   --------     ------    --------     ------    --------    ------   --------
                                                                                  (Dollars in Thousands)

Transactions and Savings Deposits:

Non-interest bearing demand 0%........ $ 2,790      4.68%    $  2,265      4.00%    $ 1,873      3.79%    $ 1,402      3.58%
Passbook Accounts 3.23%...............   5,515      9.25        5,540      9.77       4,124      8.35       4,296     10.95
NOW Accounts 3.13%....................   7,313     12.26        6,717     11.85       6,055     12.25       6,002     15.31
                                       -------   -------     --------   -------     -------    ------    --------    ------

Total Non-Certificates................  15,618     26.19       14,522     25.62      12,052     24.39      11,700     29.84
                                       -------   -------     --------   -------    --------    ------    --------   -------

Certificates:

 2.00 - 3.99%......................... $    63       .10%     $    94       .17%    $    11       .02%   $  4,126     10.52%
 4.00 - 5.99%.........................  24,792     41.57       22,958     40.49      21,810     44.15      23,022     58.72
 6.00 - 7.99%.........................  19,169     32.14       19,117     33.72      15,531     31.44         360       .92

Total Certificates....................  44,024     73.81       42,169     74.38      37,352     75.61      27,508     70.16
                                      --------    ------     --------   -------    --------    ------    --------   -------
Total Deposits........................ $59,642    100.00%     $56,691    100.00%    $49,404    100.00%    $39,208    100.00%
                                       =======    ======      =======    ======     =======    ======     =======    ======



         The following table shows rate and maturity information for the Association's certificates of deposit as of December 31, 1996.



                                         2.00-        4.00-        6.00-                  Percent
                                         3.99%        5.99%        7.99%       Total      of Total
                                       --------    --------      ---------  ----------    --------
                                                      (Dollars in Thousands)
Certificate accounts
    maturing
in quarter ending:
------------------

March 31, 1997.................         $ 307     $  6,333      $  3,504     $ 10,144       23.05%
June 30, 1997..................           ---        7,793           585        8,378       19.03
September 30, 1997.............           ---        2,613         4,406        7,019       15.94
December 31, 1997..............           ---        3,427         1,825        5,252       11.93
March 31, 1998.................           ---        1,566           707        2,273        5.16
June 30, 1998..................           ---        1,258           944        2,202        5.00
September 30, 1998.............           ---          530           399          929        2.11
December 31, 1998..............           ---          553         1,316        1,869        4.25
March 30, 1999.................           ---          193           107          300         .68
June 30, 1999..................           ---          174           552          726        1.65
September 30, 1999.............           ---            8           425          433         .98
Thereafter.....................           ---          100         4,399        4,499       10.22
                                       ------     --------      --------     --------      ------

   Total.......................         $ 307      $24,548       $19,169      $44,024      100.00%
                                        =====      =======       =======      =======      ======

   Percent of total............          .70%       55.76%        43.54%
                                         ===        =====        ======



         The  following  table   indicates  the  amount  of  the   Association's
certificates of deposit and other deposits by time remaining until maturity as of December 31, 1996.



                                                                          Maturity
                                                                       Over         Over
                                                      3 Months        3 to 6       6 to 12        Over
                                                       or Less        Months       Months      12 months      Total
                                                      ----------        ------    ---------     ---------   --------

Certificates of deposit less than $100,000.......       $7,113        $5,764      $ 9,548       $10,383      $32,808

Certificates of deposit of $100,000 or more......        1,738         1,245        2,723         2,847        8,553

Public funds of $100,000 or more (1).............        1,050         1,369          ---           ---        2,419
                                                       -------       -------    ---------     ---------    ---------

Total certificates of deposit....................       $9,901        $8,378      $12,271       $13,230      $43,780
                                                        ======        ======      =======       =======      =======

---------------

(1)      Deposits from governmental and other public entities.

Subsidiary Activities

         As a federally chartered savings association, First Robinson is permitted by OTS regulations to invest up to 2% of its assets, or approximately $1.4 million at December 31, 1996, in the stock of, or loans to, service corporation subsidiaries. First Robinson may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes and may lend additional amounts based upon its general lending authority. In addition to investments in service corporations, federal associations are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities in which a federal association may engage. At December 31, 1996, First Robinson had one subsidiary, First Robinson Service Corporation, Inc., (the "Service Corporation"). The Association's investment in the Service Corporation, which is inactive, complies with OTS investment regulations.

         As a national bank, the Association will be able to invest unlimited amounts in subsidiaries that are engaged in activities in which the parent bank may engage. In addition, a national bank may invest limited amounts in subsidiaries that provide banking services, such as data processing, to other financial institutions. Following the Bank Conversion, the Service Corporation will continue to be a subsidiary of the National Bank.

Competition

         First Robinson faces strong competition, both in originating real estate, commercial and consumer loans and in attracting deposits. Competition in originating loans comes primarily from commercial banks and credit unions located in the Association's market area. Commercial banks provide vigorous competition in consumer lending. The Association competes for real estate and other loans principally on the basis of the quality of services it provides to borrowers, the interest rates and loan processing fees it charges, and the types of loans it originates. See "- Lending Activities."

         The Association attracts all of its deposits through its retail banking office. Therefore, competition for those deposits is principally from retail brokerage offices, commercial banks and credit unions located in the community. The Association competes for these deposits by offering a variety of account alternatives at competitive rates and by providing convenient business hours.

         The Association primarily serves Crawford County, Illinois. There are four commercial banks which compete for deposits and loans in the Association's market area.

Employees

         At December 31, 1996, the Association had a total of 34 full-time and 6 part-time employees. The Association's employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Properties

         The Association conducts its business through its main office and two branch offices, which are located in Crawford County, Illinois. The Association owns its main office and branch offices. The following table sets forth information relating to the Association's office as of December 31, 1996. The total net book value of the Association's premises and equipment (including land, buildings and leasehold improvements and furniture, fixtures and equipment) at December 31, 1996 was approximately $2.6 million. See Note E of the Notes to Consolidated Financial Statements.


                                             Total
                                          Approximate
                              Date           Square          Net Book Value at
Location                    Acquired         Footage        December 31, 1996
-------------------------   --------     --------------     -----------------

Main Office:
 501 East Main Street         1985           12,420             $1.6 million
 Robinson, Illinois

Branch Offices:
 119 East Grand Prairie       1995            1,800                  399,000
 Palestine, Illinois

 102 West Main Street         1995             2,260                 141,000
 Oblong, Illinois



         At December 31, 1996, the Association also had under construction a drive-up facility to be located in Oblong, Illinois. At this date, the Association had booked approximately $130,000 in costs associated with this facility. It is estimated that total expenditures associated with the design and construction of this facility will be approximately $235,000.

         First Robinson believes that its current and planned facilities are adequate to meet the present and foreseeable needs of the Association and the Holding Company.

Legal Proceedings

         First Robinson is involved, from time to time, as plaintiff or defendant in various legal actions arising in the normal course of its businesses. While the ultimate outcome of these proceedings cannot be predicted with certainty, it is the opinion of management, after consultation with counsel representing First Robinson in the proceedings, that the resolution of these proceedings should not have a material effect on Holding Company's results of operations on a consolidated basis.

                                   REGULATION


General

         First Robinson is a federally chartered savings and loan association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, the Association is subject to broad federal regulation and oversight extending to all its operations by the OTS and the FDIC. The Association is a member of the FHLB of Chicago and is subject to certain limited regulation by the FRB. First Robinson is a member of the SAIF and the deposits of the Association are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority the Association. This regulatory oversight by the OTS will continue to apply to the Association following consummation of the Stock Conversion but prior to completion of the Bank Conversion.

         Upon consummation of the Bank Conversion, the Association will be a national bank and its deposit accounts will continue to be insured by the SAIF. As a national bank, the Association also will be required to become a member of the Federal Reserve System. The Association will be subject to supervision, examination and regulation by the OCC (rather than the OTS) and to OCC regulations governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority, and it will remain subject to the FDIC's authority to conduct special examinations. The Association will be required to file reports with the OCC concerning its activities and financial condition and will be required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other depository institutions.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

Federal Regulation of Savings Associations

         The OTS has extensive authority over the operations of savings associations. As part of this authority, First Robinson is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When these examinations are conducted by the OTS and the FDIC, the examiners may require the Association to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS.

         The OTS also has extensive enforcement authority over all savings institutions, including First Robinson. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

         In addition, the investment, lending and branching authority of the Association is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. The Association is in compliance with the noted restrictions. Following the Bank Conversion, the national bank will be able to branch throughout the state of Illinois; however, its interstate branching authority will be restricted. See "-- Interstate Banking and Branching."

         First Robinson's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At December 31, 1996, the Association's lending limit under this restriction was $767,000. Assuming the sale of the minimum number of shares in the Stock Conversion at December 31, 1996, that limit would be increased to $1.1 million. The Association is in compliance with the loans-to-one-borrower limitation. These percentage limitations will continue to apply to the National Bank following completion of the Bank Conversion.

         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, asset quality, earnings standards, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. No assurance can be given as to whether or in what form the proposed regulations will be adopted. Following completion of the Bank Conversion, the National Bank will be subject to substantially similar guidelines adopted by the OCC.

Insurance of Accounts and Regulation by the FDIC

         The Association is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

         The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

         In order to equalize the deposit insurance premium schedules for BIF and SAIF insured institutions, the FDIC imposed a one-time special assessment on all SAIF-assessable deposits pursuant to federal legislation passed on September 30, 1996. First Robinson's special assessment, which was $281,000, was paid in November 1996, but accrued for the fiscal year ended October 31, 1996. Effective January 1, 1997, the premium schedule for BIF and SAIF insured institutions ranged from 0 to 27 basis points. However, SAIF-insured institutions are required to pay a Financing Corporation (FICO) assessment, in order to fund the interest on bonds issued to resolve thrift failures in the 1980s, equal to 6.48 basis points for each $100 in domestic deposits, while BIF-insured institutions pay an assessment equal to 1.52 basis points for each $100 in domestic deposits. The assessment is expected to be reduced to 2.43 no later than January 1, 2000, when BIF insured institutions fully participate in the assessment. These assessments, which may be revised based upon the level of BIF and SAIF deposits will continue until the bonds mature in the year 2017.

         The National Bank will be insured by the SAIF following completion of the Bank Conversion. To the extent it becomes available, the Association may consider paying an exit fee to the SAIF and an entrance fee to the BIF in order to convert its insured deposits to the BIF. No prediction can be made at this time as to whether this option, currently prohibited, may become available.

Regulatory Capital Requirements

         Federal Savings Associations. Federally insured savings associations, such as First Robinson, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual preferred stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights ("PMSRs"), must be deducted from tangible capital for calculating compliance with the requirement. At December 31, 1996, the Association did not have any intangible assets.

         The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital. First Robinson had no subsidiaries at December 31, 1996.

         At December 31, 1996, the Association had tangible capital of $4.7 million, or 7.0% of adjusted total assets, which is approximately $3.7 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Stock Conversion and investment of 50% of the net proceeds in assets not excluded for tangible capital purposes, the Association would have had tangible capital equal to 10.0%, 10.3% and 10.8%, respectively, of adjusted total assets at December 31, 1996, which is $6.0 million, $6.2 million and $6.6 million, respectively, above the requirement.

         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships ("PCCRs"). As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At December 31, 1996, the Association had no intangibles which were subject to these tests.

         At December 31, 1996, the Association had core capital equal to $4.7 million, or 7.0% of adjusted total assets, which is $2.7 million above the minimum leverage ratio requirement of 3% as in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Stock Conversion and investment of 50% of the net proceeds in assets not excluded from core capital, the Association would have had core capital equal to 10.0%, 10.3% and 10.8%, respectively, of adjusted total assets at December 31, 1996, which is $4.9 million, $5.1 million and $5.5 million, respectively, above the requirement.


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          The OTS risk-based  requirement  requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At December 31, 1996, First Robinson had no capital instruments that qualify as supplementary capital and $412,000 of general loss reserves, which was less than 1.25% of risk-weighted assets.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

         The OTS has adopted a final rule that requires every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital. The rule will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Any savings association with less than $300 million in assets and a total capital ratio in excess of 12%, such as the Association, is exempt from this requirement unless the OTS determines otherwise.

         On December 31, 1996, the Association had total capital of $5.1 million and risk-weighted assets of $49.9 million; or total capital of 10.3% of risk-weighted assets. This amount was $1.1 million above the 8% requirement in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Stock Conversion, the infusion to the Association of 50% of the net Conversion proceeds and the investment of those proceeds to 72% risk-weighted assets, the Association would have had total capital of 14.3%, 14.7% and 15.4%, respectively, of risk-weighted assets, which is above the current 8% requirement by $3.3 million, $3.5 million and $3.9 million, respectively.

         National Banks. Upon consummation of the Bank Conversion, the National Bank will no longer be subject to OTS capital regulations, but will be subject to the capital regulations of the OCC. The OCC's regulations establish two capital standards for national banks: a leverage

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requirement and a risk-based capital requirement. In addition, the OCC may, on a case-by-case basis, establish individual minimum capital requirements for a national bank that vary from the requirements which would otherwise apply under OCC regulations. A national bank that fails to satisfy the capital requirements established under the OCC's regulations will be subject to such administrative action or sanctions as the OCC deems appropriate.

         The leverage ratio adopted by the OCC requires a minimum ratio of "Tier 1 capital" to adjusted total assets of 3% for national banks rated composite 1 under the CAMEL rating system for banks. National banks not rated composite 1 under the CAMEL rating system for banks are required to maintain a minimum ratio of Tier 1 capital to adjusted total assets of 4% to 5%, depending upon the level and nature of risks of their operations. For purposes of the OCC's leverage requirement, Tier 1 capital generally consists of the same components as core capital under the OTS's capital regulations, except that no intangibles except certain PMSRs and PCCRs may be included in capital.

         The risk-based capital requirements established by the OCC's regulations require national banks to maintain "total capital" equal to at least 8% of total risk-weighted assets. For purposes of the risk-based capital requirement, "total capital" means Tier 1 capital (as described above) plus "Tier 2 capital" (as described below), provided that the amount of Tier 2 capital may not exceed the amount of Tier 1 capital, less certain assets. The components of Tier 2 capital under the OCC's regulations generally correspond to the components of supplementary capital under OTS regulations. Total risk-weighted assets generally are determined under the OCC's regulations in the same manner as under the OTS's regulations. The OCC is also authorized to require higher levels of capital for an institution in light of its interest rate risk.

         Prompt Corrective Action. The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

         Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

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



         The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on First Robinson may have a substantial adverse effect on the Association's operations and profitability and the value of the Common Stock purchased in the Stock Conversion. Such issuance may result in the dilution in the percentage of ownership of those persons purchasing shares in the Stock Conversion since shareholders do not have preemptive rights.

         Following completion of the Bank Conversion, the OCC will have the authority to enforce such requirements against the National Bank.

Limitations on Dividends and Other Capital Distributions

         Federal Savings Associations. OTS regulations impose various restrictions or requirements on associations with respect to their ability to pay dividends or make other distributions of capital. OTS regulations prohibit an association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. See "The Conversion-Effects of Conversion to Stock Form on Depositors and Borrowers of the Association."

         The OTS utilizes a three-tiered approach to permit associations, based on their capital level and supervisory condition, to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. See "--Regulatory Capital Requirements."

         Generally, Tier 1 associations, which are associations that before and after the proposed distribution meet their current capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or the amount authorized for a Tier 2 association. However, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination. The Association meets the requirements for a Tier 1 association and has not been notified of a need for more than normal supervision. Tier 2 associations, which are associations that before and after the proposed distribution meet their current minimum capital requirements, may make capital distributions of up to 75% of net income over the most recent four quarter period.

         Tier 3 associations (which are associations that do not meet current minimum capital requirements) that propose to make any capital distribution and Tier 2 associations that propose to make a capital distribution in excess of the noted safe harbor level must obtain OTS approval prior to making such distribution. Tier 2 associations proposing to make a capital distribution within the safe harbor provisions and Tier 1 associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. The

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OTS may object to the distribution during that 30-day period based on safety and soundness concerns. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. See "- Regulatory Capital Requirements."

         National Banks. Following the Bank Conversion, the National Bank's ability to pay dividends will not be subject to the limitations in the OTS regulations but will instead be governed by the National Bank Act and OCC regulations. Under such statute and regulations, all dividends by a national bank must be paid out of current or retained net profits, after deducting reserves for losses and bad debts. The National Bank Act further restricts the payment of dividends out of net profits by prohibiting a national bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock or, if the surplus fund does not equal the amount of capital stock, until one-tenth of the Association's net profits for the preceding half year in the case of quarterly or semi-annual dividends, or the preceding two half-year periods in the case of annual dividends, are transferred to the surplus fund. In addition, the prior approval of the OCC is required for the payment of a dividend if the total of all dividends declared by a national bank in any calendar year would exceed the total of its net profits for the year combined with its net profits for the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

         The OCC has the authority to prohibit the payment of dividends by a national bank when it determines such payment to be an unsafe and unsound banking practice. In addition, the National Bank would be prohibited by federal statute and the OCC's prompt corrective action regulations from making any capital distribution if, after giving effect to the distribution, the National Bank would be classified as "undercapitalized" under the OCC's regulations. See "-- Prompt Corrective Action." Finally, the National Bank, like the Converted Association, would not be able to pay dividends on its capital stock if its capital would thereby be reduced below the remaining balance of the liquidation account established in connection with the Stock Conversion.

Liquidity

         All savings associations, including First Robinson, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what the Association includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

         In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At December 31, 1996, the Association was in compliance with both

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requirements, with an overall liquid asset ratio of 5.2% and a short-term liquid assets ratio of 3.7%.

         National   banks  are  not   subject   to  any   prescribed   liquidity
requirements.

Accounting

         An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association must be in compliance with approved and documented investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held for investment, sale or trading) with appropriate documentation. The Association is in compliance with these amended rules.

         The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than GAAP by the OTS, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

         The National Bank will be subject to similar requirements following completion of the Bank Conversion.

Qualified Thrift Lender Test

         All savings associations, including First Robinson, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a continuous basis. Such assets primarily consist of residential housing related loans and investments. At December 31, 1996, the Association met the test, but has not always met the test since its effectiveness.

         Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties.

         The QTL requirements and the penalties imposed for the failure to comply will not be applicable to the National Bank.

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Community Reinvestment Act

         Under the Community Reinvestment Act ("CRA"), every FDIC insured institution, including the Association and the National Bank, has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of the Association, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by the Association. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

         The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, the Association may be required to devote additional funds for investment and lending in its local community. The Association was examined for CRA compliance in 1996 and received a rating of satisfactory. Following completion of the Bank Conversion, the National Bank's compliance with the CRA will be enforced by the OCC.

Transactions with Affiliates

         Generally, transactions between a savings association or its subsidiaries and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of First Robinson include any company which is under common control with the Association. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. Subsidiaries of the Association are not deemed affiliates, however; the OTS has the discretion to treat subsidiaries of savings associations as affiliates on a case by case basis.

         Certain transactions with directors, officers or controlling persons ("Insiders") are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests, unless the loans are made pursuant to an employee benefit program. Among other things, such loans must be made on terms substantially the same as loans to unaffiliated individuals. Following completion of the Bank Conversion, the National Bank will be subject to virtually identical rules on transactions with affiliates and loans to Insiders.

Federal Reserve System

         The FRB requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At December 31, 1996, the Association was in compliance with these

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reserve  requirements.  The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements that may be imposed by the OTS. See "--Liquidity."

         Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but FRB regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

         As a national bank, the National Bank will be required to become a member of the Federal Reserve System and subscribe for stock in the FRB of St. Louis in an amount equal to 6% of the National Bank's paid in capital and surplus (payment for one-half is initially required with the remainder subject to call by the FRB of St. Louis). The National Bank will continue to be subject to the reserve requirements to which the Association is presently subject under FRB regulations.

Holding Company Regulation

         The Holding Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary  savings and loan  holding  company,  the Holding  Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Holding Company and any of its subsidiaries (other than the Bank or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

         If the Association fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "- Qualified Thrift Lender Test."

         The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on express state statutory authorization or in a supervisory acquisition of a failing savings association.

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Regulation of the Holding Company Following the Bank Conversion

         General. Upon consummation of the Bank Conversion, the Holding Company, as the sole shareholder of the National Bank, will become a bank holding company and will register as such with the FRB and deregister with the OTS as a savings and loan holding company.

         Bank holding companies are subject to comprehensive regulation by the FRB under the BHCA, and the regulations of the FRB. As a bank holding company, the Holding Company will be required to file reports with the FRB and such additional information as the FRB may require, and will be subject to regular examinations by the FRB. The FRB also has extensive enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require that a holding company divest subsidiaries (including its bank subsidiaries). In general, enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices.

         Under FRB policy, a bank holding company must serve as a source of strength for its subsidiary banks. Under this policy the FRB may require, and has required in the past, a holding company to contribute additional capital to an undercapitalized subsidiary bank.

         Under the BHCA, a bank holding company must obtain FRB approval before:
(i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

         The BHCA also prohibits a bank holding company, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by FRB regulation or order, have been identified as activities closely related to the business of banking or managing or controlling banks. The list of activities permitted by the FRB includes, among other things, operating a savings institution, mortgage company, finance company, credit card company or factoring company; performing certain data processing operations; providing certain investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing securities brokerage services for customers. The Holding Company has no present plans to engage in any of these activities.

         Interstate Banking and Branching. On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Act of 1994 (the "Act") was enacted to ease restrictions on interstate banking. Effective September 29, 1995, the Act allows the FRB to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such

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holding  company's  home state,  without  regard to whether the  transaction  is prohibited by the laws of any state. The FRB may not approve the acquisition of the bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Act also prohibits the FRB from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% state-wide concentration limit contained in the Act. The State of Illinois does not currently have any deposit concentration limits or age protection for new banks.

         Additionally, beginning on June 1, 1997, the federal banking agencies will be authorized to approve interstate merger transactions without regard to whether such transaction is prohibited by the law of any state, unless the home state of one of the banks opts out of the Act by adopting a law after the date of enactment of the Act and prior to June 1, 1997 which applies equally to all out-of-state banks and expressly prohibits merger transactions involving out-of-state banks. Interstate acquisitions of branches will be permitted only if the law of the state in which the branch is located permits such acquisitions. Interstate mergers and branch acquisitions will also be subject to the nationwide and statewide insured deposit concentration amounts described above. The State of Illinois has authorized interstate merger transactions effective June 1, 1997.

         The Act authorizes the OCC and FDIC to approve interstate branching de novo by national and state banks, respectively, only in states which specifically allow for such branching. The Act also requires the appropriate federal banking agencies to prescribe regulations by June 1, 1997 which prohibit any out-of-state bank from using the interstate branching authority primarily for the purpose of deposit production. These regulations must include guidelines to ensure that interstate branches operated by an out-of-state bank in a host state are reasonably helping to meet the credit needs of the communities which they serve.

         Dividends. The FRB has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the FRB's view that a bank holding company should pay cash dividends only to the extent that the Holding Company's net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with the Holding Company's capital needs, asset quality and overall financial condition. The FRB also indicated that it would be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the FRB, the FRB may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized". See " -- Regulatory Capital Requirements -- Prompt Corrective Action."

         Bank holding companies are required to give the FRB prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of their consolidated net worth. The FRB may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, FRB order, or any condition imposed by, or written agreement with, the FRB. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues.

         Capital Requirements. The FRB has established capital requirements for bank holding companies that generally parallel the capital requirements for national banks. For bank holding companies with consolidated assets of less than $150 million, such as the Holding Company, compliance is measured on a bank-only basis. See "-- Regulatory Capital Requirements National Banks." The Holding Company's capital following the Conversion will exceed such requirements and be at the same levels as that of the National Bank.

Federal Home Loan Bank System

         The Association is a member of the FHLB of Chicago, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing.

         As a member, the Association is required to purchase and maintain stock in the FHLB of Chicago. At December 31, 1996, the Association had $264,000 in FHLB stock, which was in compliance with this requirement. In past years, the Association has received substantial dividends on its FHLB stock. Over the past five calendar years such dividends have averaged 6.1% and were 6.8% for calendar year 1996. The Association currently intends to remain a member of the FHLB Chicago following completion of the Bank Conversion.

         Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of First Robinson's FHLB stock may result in a corresponding reduction in the Association's capital.

         For the fiscal year ended October 31, 1996, dividends paid by the FHLB of Chicago to the Association totaled $17,000, which constitute a $2,000 increase from over the amount of dividends received in fiscal year 1995.

Federal and State Taxation

         Federal Taxation. Savings associations such as the Association that meet certain definitional tests relating to the composition of assets and other conditions prescribed by the Internal Revenue Code of 1986, as amended (the "Code"), are permitted to establish reserves for bad debts and to make annual additions thereto which may, within specified formula limits, be taken as a deduction in computing taxable income for federal income tax purposes. The amount of the bad debt reserve deduction for "non-qualifying loans" is computed under the experience method. The amount of the bad debt reserve deduction for "qualifying real property loans" (generally loans secured by improved real estate) may be computed under either the experience method or the percentage of taxable income method (based on an annual election).

         Under the experience method, the bad debt reserve deduction is an amount determined under a formula based generally upon the bad debts actually sustained by the savings association over a period of years.

         Since 1987, the percentage of specially-computed taxable income that was used to compute a savings association's bad debt reserve deduction under the percentage of taxable income method (the "percentage bad debt deduction") was 8%. The percentage bad debt deduction thus computed was reduced by the amount permitted as a deduction for non-qualifying loans under the experience method. The availability of the percentage of taxable income method permitted qualifying savings associations to be taxed at a lower effective federal income tax rate than that applicable to corporations generally (approximately 31.3% assuming the maximum percentage bad debt deduction). Under changes in federal tax law enacted in August 1996, the percentage bad debt deduction has been eliminated for tax years beginning after December 31, 1995. Accordingly, this method will not be available to the Association for its tax years ending October 31, 1996 and thereafter.

         Under the percentage of taxable income method, the percentage bad debt deduction could not exceed the amount necessary to increase the balance in the reserve for qualifying real property loans to an amount equal to 6% of such loans outstanding at the end of the taxable year or the greater of (i) the amount deductible under the experience method or (ii) the amount which when added to the bad debt deduction for non-qualifying loans equals the amount by which 12% of the amount comprising savings accounts at year-end exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. Through October 31, 1996, the 6% and 12% limitations did not restrict the percentage bad debt deduction available to the Association.

         The federal tax legislation enacted in August 1996 also imposes a requirement to recapture into taxable income the portion of the qualifying and non-qualifying loan reserves in excess of the "base-year" balances of such reserves. For the Association, the base-year reserves are the balances as of October 31, 1988. Recapture of the excess reserves will occur over a six-year period which could begin for the Association as early as the tax year ending October 31, 1996 (commencement of the recapture period may be delayed, however, for up to two years provided the Association meets certain residential lending requirements). This delay of the recapture is not available to the Association if it converts to a national bank. The Association previously established, and will continue to maintain, a deferred tax liability with respect to its federal tax bad debt reserves in excess of the base-year balances; accordingly, the legislative changes will have no effect on total income tax expense for financial reporting purposes.

         Also, under the August 1996 legislation, the Association's base-year federal tax bad debt reserves are "frozen" and subject to current recapture only in very limited circumstances. Generally, recapture of all or a portion of the base-year reserves will be required if the Association pays a dividend in excess of the greater of its current or accumulated earnings and profits, redeems any of its stock, or is liquidated. The Association has not established a deferred federal tax liability under SFAS No. 109 for its base-year federal tax bad debt reserves, as it does not anticipate engaging in any of the transactions that would cause such reserves to be recaptured.

         In addition to the regular income tax, corporations, including savings associations such as the Association, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as the Association, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

         The Association files federal income tax returns on a fiscal year basis using the accrual method of accounting.

         The Association has not been audited by the IRS recently with respect to federal income tax returns. In the opinion of management, any examination of still open returns would not result in a deficiency which could have a material adverse effect on the financial condition of the Association.

         Illinois Taxation. For Illinois income tax purposes, the Association is taxed at an effective rate equal to 7.18% of Illinois taxable income. For these purposes, "Illinois Taxable Income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations). The exclusion of income on United States Treasury obligations has had the effect of eliminating Illinois taxable income for the Association.

                                   MANAGEMENT


Directors and Executive Officers of the Holding Company

         The Board of Directors of the Holding Company currently consists of six members, each of whom is also a director of the Association. See "Management - Directors of the Association." Each Director of the Holding Company has served as such since the Holding Company's incorporation in March 1997. Directors of the Holding Company will serve three-year staggered terms so that approximately one-third of the directors will be elected at each annual meeting of stockholders. The terms of the current directors of the Holding Company are the same as their terms as directors of the Association. The Holding Company may consider paying fees to directors. See "- Directors of the Association."

         The executive officers of the Holding Company are elected annually and hold office until their respective successor has been elected and qualified or until death, resignation or removal by the Board of Directors. The executive officers of the Holding Company, who have held their positions since March 1997, are set forth below.


Name                            Title
-------------------             ------------------------------------------------
Rick L. Catt                    Director, President and Chief Executive Officer
Jamie E. McReynolds             Vice President, Chief Financial Officer and
                                  Secretary


         It is not anticipated that the executive officers of the Holding Company will receive any remuneration in their capacity as Holding Company executive officers. For information regarding compensation of directors and executive officers of the Association, see "Compensation and Meetings of the Board of Directors of the Association" and "- Executive Compensation."

Committees of the Holding Company

         The Holding Company formed standing Audit and Nominating Committees in connection with its organization in March 1997. The Holding Company committees did not meet during fiscal 1996 or for the two months ended December 31, 1996.

         The Audit Committee will review audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also will act on the recommendation by management of an accounting firm to perform the Holding Company's annual audit and acts as a liaison between the auditors and the Board. The current members of this committee are Directors Pulliam, Thomas, Inboden and Catt.

         The Nominating Committee will meet annually in order to nominate candidates for membership on the Board of Directors. This committee is comprised of the Board members who are not up for election.

Indemnification

         The Certificate of Incorporation of the Holding Company provides that a director or officer of the Holding Company shall be indemnified by the Holding Company to the fullest extent authorized by the Delaware General Corporation Law against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Holding Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Holding Company and, with respect to any criminal action or proceeding, either had reasonable cause to believe such conduct was lawful or did not have reasonable cause to believe his conduct was unlawful.

         The Certificate of Incorporation and Delaware law also provide that the indemnification provisions of such Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Holding Company, agreement, vote of stockholders or disinterested directors or otherwise.

         These   provisions  may  have  the  effect  of  deterring   shareholder
derivative actions, since the Holding Company may ultimately be responsible for expenses for both parties to the action.
A similar effect would not be expected for third-party claims.

         In addition, the Certificate of Incorporation and Delaware law also provide that the Holding Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Holding Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Holding Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Holding Company intends to obtain such insurance.

Directors of the Association

         Upon completion of the Bank Conversion, each of the directors of the Association will continue to serve as a director of the converted Bank. The Board of Directors of the Association currently consists of six directors. The directors are divided into three classes. Approximately one-third of the directors are elected at each annual meeting of stockholders. Because the Holding Company will own all of the issued and outstanding shares of capital stock of the National Bank after the Bank Conversion, directors of the Holding Company will elect the directors of the National Bank.

                                                                         Term of
                                                             Director     Office
Name                   Age(1)  Position(s) Held                Since     Expires
----                   ------  ----------------              --------    -------
James D. Goodwine        34    Director                        1993        1998
Scott F. Pulliam         39    Chairman of the Board           1985        1999
Clell T. Keller          72    Director                        1984        1999
William K. Thomas        51    Director                        1988        1999
Donald K. Inboden        64    Director                        1990        2000
Rick L. Catt             44    Director, President and         1989        2000
                                 Chief Executive Officer
----------
(1)     At December 31, 1996.


         The business experience of each director is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

         James D. Goodwine. Mr. Goodwine is a funeral Director and Vice President of Goodwine Funeral Homes, Inc., a position he has held since 1986.

         Scott F. Pulliam. Since 1983, Mr. Pulliam has practiced as a public accountant in the Robinson, Illinois area.

         Clell T. Keller. Mr. Keller is currently retired. From 1976 to his retirement, Mr. Keller was the Clerk of the Circuit Court in Crawford County, Illinois.

         William K. Thomas. Since 1976, Mr. Thomas has practiced as an attorney in the Robinson, Illinois area.

         Donald K. Inboden. Mr. Inboden is currently retired. From 1955 to his retirement, Mr. Inboden was employed in the refinery at Marathon Oil Company.

         Rick L. Catt. Mr. Catt is President and Chief Executive Officer of the Association, a position he has held since 1989.

Executive Officer Who are not Directors

         Each of the executive officers of the Association will retain his or her office following the Conversion. Officers are elected annually by the Board of Directors of the Association. The business experience of the executive officers who are not also directors is set forth below.

         Jamie E. McReynolds. Ms. McReynolds, age 32, currently serves as a Vice President, Chief Financial Officer, and Secretary. Ms. McReynolds has been employed by the Association, in various capacities since 1986.

         Leslie Trotter, III. Mr. Trotter, age 41, currently serves as a Vice President and Treasurer. Mr. Trotter has been employed by the Association since 1978.

         Rita L. Elder. Ms. Elder, age 44, currently serves as a Vice President. Ms. Elder has been employed by the Association, in various capacities, since 1985.

         William D. Sandiford. Mr. Sandiford, age 39, currently serves as a Vice President and Senior Loan Officer, a position he has held since 1995. From 1992 to 1995, Mr. Sandiford served as a vice president/branch manager of a national bank located in Robinson, Illinois.

Meetings and Committees of the Board of Directors

         The Association's Board of Directors meets at least monthly. During the fiscal year ended October 31, 1996, the Board of Directors held 13 meetings. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such Board member served during this period.

         The  Association  has  standing  Loan,  Building,   Nominating,  Audit,
Personnel and Investment Committees.

         The Loan Committee is comprised of all directors. It meets on an as needed basis to review loan requests in excess of $150,000. This committee met 28 times during fiscal 1996.

         The Building Committee is responsible for overseeing the Association's building, grounds, maintenance, repairs and the like. It is composed of Directors Catt, Inboden and Goodwine. This committee met three times during fiscal 1996.

         The Nominating Committee, composed of Directors Keller, Pulliam and Thomas, nominate individuals for election to the Association's Board of Directors. This committee met once during fiscal 1996.

         The Audit Committee, composed of Directors Pulliam, Thomas, Inboden and Catt, review and receive audit findings from the Association's internal and external auditors. This committee met five times in fiscal 1996.

         The Personnel Committee, composed of Directors Keller, Pulliam and Catt, review personnel evaluations and recommend salary adjustments to the entire Board of Directors. This committee met 14 times in fiscal 1996.

         The Investment Committee, composed of Director Catt and Vice Presidents McReynolds and Sandiford, review the purchase and sale of investments. This committee met once in fiscal 1996.

Director Compensation

         Each non-employee director is currently paid a fee of $375 for each regular meeting attended, except for the Chairman of the Board who is paid $405 for each regular meeting attended. Non-employee directors receive committee fees of $50 for each meeting attended, except for the Loan Committee participants who receive a fee of $300 per month reduced by $100 for each missed meeting. Employee directors do not receive fees for participation on any committees.

Executive Compensation

         The following table sets forth information concerning the compensation paid or granted to the Bank's Chief Executive Officer and each executive officer who made in excess of $100,000 during fiscal 1996. No executive officer of the Holding Company received cash compensation in excess of $100,000 in fiscal 1996.

                                                      Summary Compensation Table
                                    ------------------------------------------------------------------------------------
                                                                            Long-Term Compensation
                                             Annual Compensation                     Awards
                                    -------------------------------------    -----------------------
                                                                             Restricted
Name and Principal                                          Other Annual       Stock        Options/       All Other
    Position              Year(1)   Salary($)   Bonus($)   Compensation($)    Award($)       SARs(#)  Compensation($)(2)
-------------------       -------   ---------   --------   ---------------    ---------      -------  ------------------

Rick L. Catt                1996     $80,102     $10,218      $---            $ ---          ---/---        $20,146
 President, Chief
 Executive  Officer
 and Director
------------------

(1) In accordance with the revised rules on executive officer and director compensation disclosure adopted by the Securities and Exchange Commission, Summary Compensation information is excluded for the years ended October 31, 1995 and 1994, as the Association was not a public company during such periods.

(2) Includes $2,146 of life, health and disability premiums paid by the Association, $14,000 one-time contribution by the Association to Mr. Catt's Director Retirement Plan account, $2,731 paid by the Association in discretionary contributions pursuant to the Association's 401(k) Plan, country club dues of $1,160 and Rotary Club dues of $109.

Benefit Plans

         General. First Robinson currently provides insurance benefits to its employees, including health, life, long-term disability and major medical insurance, subject to certain deductibles and copayments by employees.

         Directors Retirement Plan. The Association maintains a Directors Retirement Plan for the benefit of the members of the Board of Directors of the Association. Under the terms of the Directors Retirement Plan, the Association established a trust, the trustees of which are Directors Goodwine, Thomas and Pulliam, with an initial principal of $94,000. The Directors Retirement Plan provided for a one-time contribution of $2,000 per year for each director's past service to the Association, future contributions of $2,000 per year for each director, and a discretionary annual contribution for each director using performance standards similar to those used under the Association's existing 401(k) plan. Each directors account will include a rate of return equal to the highest rate paid on the Association's one year or less certificates of deposit. Future annual contributions will be made to each director as of January 1st of each year starting with January 1, 1998. See Note J to the Consolidated Financial Statements.

         Employee Stock Ownership Plan. The Boards of Directors of First Robinson and the Holding Company have approved the adoption of an ESOP for the benefit of employees of First Robinson. The ESOP is designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, as such, the ESOP is empowered to borrow in order to finance purchases of the Holding Company's Common Stock.

         It is anticipated that the ESOP will be capitalized with a loan from the Holding Company. The proceeds from this loan are expected to be used by the ESOP to purchase up to 8.0% of the Common Stock issued in the Stock Conversion. In addition, recently adopted OTS regulations generally limit the use of a 8.0% ESOP to institutions with tangible capital ratios of 10% of the adjusted total assets that receive prior OTS approval of such plan. In the event the Association's ratio of tangible capital to adjusted total assets does not exceed 10%, the funding of the Association's ESOP may be limited to 7.0% of the shares sold in the Stock Conversion. After the Stock Conversion, as a qualified employee pension plan under Section 401(a) of the Code, the ESOP will be in the form of a stock bonus plan and will provide for contributions, predominantly in the form of either the Holding Company's Common Stock or cash, which will be used within a reasonable period after the date of contributions primarily to purchase Holding Company Common Stock. The Association will receive a tax deduction equal to the amount it contributes to the ESOP, subject to the limitations set forth in the Code. The maximum tax-deductible contribution by the Association in any year is an amount equal to the maximum amount that may be deducted by the Association under Section 404 of the Code, subject to reduction based on contributions to other Tax-Qualified Employee Plans. Additionally, the Association will not make contributions if such contributions would cause the Association to violate its regulatory capital requirements. The assets of the ESOP will be invested primarily in Holding Company Common Stock.

         From time to time, the ESOP may purchase additional shares of Common Stock for the benefit of plan participants through purchases of outstanding shares in the market, upon the original issuance of additional shares by the Holding Company or upon the sale of shares held in treasury by the Holding Company. Such purchases, which are not currently contemplated, would be subject to then-applicable laws, regulations and market conditions.

         Generally accepted accounting principles require that any borrowing by the ESOP be reflected as a liability in the Holding Company's consolidated financial statements, whether or not such borrowing is guaranteed by, or constitutes a legally binding contribution commitment of the Holding Company or the Association. In addition, shares purchased with borrowed funds will, to the extent of the borrowings, be excluded from stockholders' equity, representing unearned compensation to employees for future services not yet performed. Consequently, if the ESOP purchases already-issued shares in the open market, the Holding Company's consolidated liabilities will increase to the extent of the ESOP's borrowings, and total and per share stockholders' equity will be reduced to reflect such borrowings. If the ESOP purchases newly issued shares from the Holding Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net income would decrease because of the increase in the number of outstanding shares. In either case, as the borrowings used to fund ESOP purchases are repaid, total stockholders' equity will correspondingly increase.

         All employees of the Association are eligible to participate in the ESOP after they attain age 21 and complete one year of service during which they work at least 1,000 hours. Employees will be credited for years of service to the Association prior to the adoption of the ESOP for participation and vesting purposes. The Association's contribution to the ESOP is allocated among participants on the basis of compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. After completing five years of service, a participant will be 100% vested in his or her ESOP account. ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service. Distribution will be made in cash and in whole shares of Holding Company Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.

         Participating employees are entitled to instruct the trustee of the ESOP as to how to vote the shares held in their account. The trustee, who has dispositive power over the shares in the Plan, will not be affiliated with the Holding Company or First Robinson. The ESOP may be amended by the Board of Directors of the Holding Company, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund to purposes other than the benefit of participants or their beneficiaries.

         In addition to the above-described benefit plan, in the future, the Holding Company may consider the implementation of a stock option plan and RRP. It is not anticipated, however, that such plan or plans will be implemented earlier than one year after the completion of the Stock Conversion. If a determination is made to implement a stock option plan or RRP, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, they may have a dilutive effect on the Holding Company's stockholders as well as effect the Holding Company's net income and stockholders' equity; although such effects cannot be determined until such plans are implemented. See "Summary - Benefits of Stock Conversion to Directors and Executive Officers."

Indebtedness of Management

         The Association has followed a policy of granting loans to officers and directors. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with the general public prevailing at the time, in accordance with the Association's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

         All loans by the Association to its directors and executive officers are subject to OTS regulations restricting loan and other transactions with affiliated persons of the Association. Federal law currently requires that all loans to directors and executive officers be made on terms and conditions comparable to those for similar transactions with non-affiliates. Loans to all directors and executive officers and their associates totaled $220,000 at December 31, 1996, which was 3.0% of the Bank's equity capital at that date, assuming completion of the Stock Conversion at the midpoint of the Estimated Valuation Range. All loans to directors and executive officers were performing in accordance with their terms at December 31, 1996.


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



                                 THE CONVERSION


         The Board of Directors of First Robinson and the OTS have approved the Plan of Conversion. OTS approval does not constitute a recommendation or endorsement by the OTS of the Plan of Conversion. Certain terms used in the following summary are defined in the Plan of Conversion, a copy of which may be obtained by contacting First Robinson.

General

         On November 12, 1996, the Board of Directors of First Robinson unanimously adopted the Plan, subject to approval by the OTS and the members of the Association. Pursuant to the Plan, the Association is to be converted from a federal mutual savings and loan association to a federal stock savings and loan association and subsequently to a national bank. The OTS has approved the Plan, subject to its approval by the affirmative vote of the members of the Association holding not less than a majority of the total number of votes eligible to be cast at a special meeting called for that purpose (the "Special Meeting"), to be held on ________, 1997.

         The Stock Conversion will be accomplished through amendment of the Association's federal charter to authorize the issuance of capital stock at which time the Association will become a wholly owned subsidiary of the Holding Company. Following consummation of the Stock Conversion, the Board of Directors of the Association intends to effectuate the Bank Conversion by converting the Converted Association to the National Bank. Upon completion of the Bank Conversion, the National Bank will be a wholly owned subsidiary of the Holding Company.

         The Holding Company has received approval from the OTS to become the holding company of the Converted Association subject to the satisfaction of certain conditions and to acquire all of the common stock of the Converted Association to be issued in the Stock Conversion in exchange for at least 50% of the net proceeds form the sale of Common Stock in the Stock Conversion. The Stock Conversion will be effected only upon completion of the sale of the shares of Common Stock to be issued by the Holding Company pursuant to the Plan. The Association has applied to the OTS and the OCC for approval of the conversion of the Converted Association to a national bank, and the Holding Company has applied to the FRB for approval of the Holding Company's continued ownership of 100% of the stock of the National Bank following the Bank Conversion. Such approvals have not been received to date, and there can be no assurance that such approval will be received. If such approvals are not received, the Bank Conversion will not occur. See "Risk Factors -- Potential Delay in Completion or Denial of Bank Conversion."

         The Plan provides that the Board of Directors of the Association may, at any time, elect not to proceed with the Bank Conversion. It is the present intent of the Association's Board of Directors to proceed with both the Stock Conversion and the Bank Conversion.


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



         Subscription Rights are being offered to the Eligible Account Holders as of October 31, 1995, Tax Qualified Employee Plans of the Association, Supplemental Eligible Account Holders as of March 31, 1997, Other Members, and officers, directors and employees of the Association, with a preference within each category given to natural persons residing in the Association's Local Community. Additionally, members of the general public are being afforded the opportunity to subscribe for Holding Company Common Stock in a direct Community Offering, with a preference to natural persons who reside in the Association's Local Community, See "Offering of Holding Company Common Stock." Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

Business Purposes

         The Association's Board of Directors has undertaken the Bank Conversion to allow the Association more flexibility in its lines of business. The Association's lending activities can be more effectively developed if the Association operated under regulatory requirements applicable to a national bank rather than a federally chartered savings association. See "Regulation."

         The Association's Board of Directors has formed the Holding Company to serve upon consummation of the Stock Conversion as a holding company with the Converted Association (and, following the Bank Conversion, the National Bank) as its subsidiary. The portion of the net proceeds from the sale of the Common Stock in the Stock Conversion to be distributed to the Converted Association (and the National Bank) by the Holding Company will substantially increase the Converted Association's (and the National Bank's) capital position which will in turn increase the amount of funds available for lending and investment and provide greater resources to support both current operations and future expansion by the National Bank, although there are no current agreements or understandings for such expansion. The holding company structure will provide greater flexibility than the Association alone would have for diversification of business activities and geographic expansion. Management believes that this increased capital and operating flexibility will enable the National Bank to compete more effectively with other types of financial services organizations. In addition, the Conversion will also enhance the future access of the Holding Company and the National Bank to the capital markets.

         The potential impact of Stock Conversion upon the Association's capital base is significant. The Association had retained earnings in accordance with generally accepted accounting principles of $4.7 million, or 7.0% of assets, at December 31, 1996. Assuming approximately $6.5 million (based on the sale of 650,000 shares of Common Stock at the midpoint of the Estimated Valuation Range) of net proceeds are realized from the sale of the Common Stock, and after deducting amounts necessary to fund the ESOP, the Holding Company's consolidated stockholders' equity would have been approximately $10.3 million as of December 31, 1996. The Converted Association's ratio of tangible capital to adjusted total assets would increase to at least 10.3% after the Stock Conversion. See "Pro Forma Regulatory Capital Compliance." The investment of the net proceeds from the sale of the Common Stock will provide the Converted Association with additional income to further increase its capital position. The additional capital may also assist the Converted Association (and the National Bank) in offering new programs and expanded services to its customers.


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



         After completion of the Stock Conversion, the unissued Common Stock and preferred stock authorized by the Holding Company's Certificate of Incorporation will permit the Holding Company, subject to market conditions, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Holding Company has no plans with respect to additional offerings of securities.

Effects of Conversion to Stock Form on Depositors and Borrowers of the Association

         Voting Rights. Deposit account holders and certain borrowers will have no voting rights in the converted Association, the National Bank or the Holding Company, and will therefore not be able to elect directors of either entity or to control their affairs. Subsequent to the Conversion, voting rights as to the Association or the National Bank will be held exclusively by the Holding Company. Voting rights as to the Holding Company will be held exclusively by its Stockholders. Each purchaser of Holding Company Common Stock shall be entitled to vote on any matters to be considered by the Holding Company's stockholders. A stockholder will be entitled to one vote for each share of Common Stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the Common Stock. See "Description of Capital Stock." The Holding Company intends to supply each stockholder with annual reports and proxy statements.

         Deposit Accounts and Loans. The general terms of the Association's deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Association.

         Tax Effects. The Association has received an opinion from Silver, Freedman & Taff, L.L.P. with regard to federal income taxation, and an opinion of Larsson, Woodyard & Henson LLP with regard to Illinois taxation, to the effect that the adoption and implementation of the Stock Conversion set forth herein will not be taxable for federal or Illinois tax purposes to the Association. See "- Income Tax Consequences."

         Liquidation Rights. Neither the Association nor the Converted Association has any plan to liquidate. However, if there should ever be a complete liquidation, either before or after Conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. Subject thereto, liquidation rights before and after the Stock Conversion would be as follows:

         Liquidation Rights in Present Mutual Association. In addition to the protection of SAIF insurance up to applicable limits, in the event of a complete liquidation each holder of a deposit account in the Association in its present mutual form would receive his or her pro rata share of any assets of the Association remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the balance in his or her deposit account was to the aggregate balance in all deposit accounts in the Association at the time of liquidation.

         Liquidation Rights in Proposed Converted Association. After the Stock Conversion each deposit account holder, in the event of a complete liquidation, would have a claim of the same general priority as the claims of all other general creditors of the Association in addition to the protection of SAIF insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. The holder would have no interest in the value of the Association above that amount.

         The Plan of Conversion provides that there shall be established, upon the completion of the Stock Conversion, a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders (i.e., depositors at October 31, 1995 and March 31, 1997, respectively) in an amount equal to the regulatory capital of the Association as of the date of its latest consolidated statement of financial condition contained in the final Prospectus relating to the sales of shares of First Robinson Common Stock in the Stock Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Association on the qualifying date. An Eligible
Account Holder or Supplement Eligible Account Holder's interest as to each deposit account would be in the same proportion of the total liquidation account as the balance in his or her account on October 31, 1995 and March 31, 1997, respectively, was to the aggregate balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such date. However, if an Eligible Account Holder or Supplemental Eligible Account Holders should withdraw funds from a deposit account to purchase shares of Common Stock in the Stock Conversion or otherwise reduce the amount in the deposit account on any annual closing date of the Association to a level less than the lowest amount in such account on October 31, 1995 or March 31, 1997, respectively, and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such deposit account were closed.

         In addition, the interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after Conversion, and would only decrease.

         Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would
be  distributed  to  the  Holding  Company  as  the  sole   stockholder  of  the
Association.

         No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Association, as converted, or another SAIF-insured institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent authorized by regulations of the OTS as then in effect. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not a SAIF-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account. While the Association believes that such a transaction should not constitute a complete

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



liquidation, there can be no assurance that the OTS will not adopt a contrary position and, in such event, that the Association's position will be determined to be correct.

         The Bank Conversion shall not be deemed to be a complete liquidation of the Converted Association for purposes of the distribution of the liquidation account. Upon consummation of the Bank Conversion, the liquidation account, and all rights and obligations of the Converted Association in connection therewith, shall be assumed by the National Bank.

         Common Stock. For information as to the characteristics of the Common Stock to be issued under the Plan of Conversion, see "Dividends" and "Description of Capital Stock." Common Stock issued under the Plan of Conversion cannot, and will not, be insured by the FDIC or any other government agency.

         The Association will continue, immediately after completion of the Stock Conversion, to provide its services to depositors and borrowers pursuant to its existing policies and will maintain the existing management and employees of the Association. Other than for payment of expenses incident to the Conversion, no assets of the Association will be distributed in the Stock Conversion. First Robinson will continue to be a member of the FHLB System, and its deposit accounts will continue to be insured by the FDIC. The affairs of the Association will continue to be directed by the existing Board of Directors and management.

Offering of Holding Company Common Stock

         Under the Plan of Conversion, up to 747,500 shares of Holding Company Common Stock will be offered for sale, subject to certain restrictions described below through a Subscription and Community Offering.

         The Subscription and Community Offering will expire at _:__ _.m. Robinson, Illinois time, on ________, 1997 (the "Subscription Expiration Date") unless extended by the Association and the Holding Company. Regulations of the OTS require that all shares to be offered in the Stock Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS) or, despite approval of the Plan of Conversion by members, the Conversion will not be effected and First Robinson will remain in mutual form. This period expires on ________, 1997, unless extended with the approval of the OTS. If the Subscription and Community Offering is extended beyond __________, 1997, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of such an extension, all subscribers will be notified in writing of the time period within which the subscriber must notify the Association of his intention to modify or rescind his subscription. In the event that a subscriber does not respond in any manner to the Association's notice, the funds submitted by the subscriber will be refunded to the subscriber with interest at the rate of 3.0% per annum and/or the subscriber's withdrawal authorizations will be terminated. In the event that the Stock Conversion is not effected, all funds submitted and not previously refunded pursuant to the Subscription and Community Offering will be promptly refunded to subscribers with interest at the rate of 3.0% per annum, and all withdrawal authorizations will be terminated.

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



         In accordance with OTS regulations, nontransferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) Eligible Account Holders (deposit account holders of the Association maintaining a Qualifying Deposit as of October 31,
1995), (2) Tax Qualified Employee Plans; provided, however, that the Tax Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range, (3) Supplemental Eligible Account Holders (deposit account holders of the Association maintaining a Qualifying Deposit as of March 31, 1997); (4) Other Members of the Association (depositors of the Association other than Eligible Account Holders and Supplemental Eligible Account Holders, and certain borrower members of the Association as of March 20, 1990 and __________, 1997 who continue to be borrowers as of the date of the Special Meeting) and (5) officers, directors and employees of the Association. In addition, members of the general public not otherwise included in categories 1-5 above ("Other Subscribers") will be afforded an opportunity to subscribe for shares of First Robinson Common Stock being offered in the Conversion. All subscriptions received will be subject to the availability of First Robinson Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription and Community Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion. The preference categories are more fully described below.

         Category  No. 1 is  reserved  for the  Association's  Eligible  Account
Holders. Subscription Rights to purchase shares under this category will be allocated among Eligible Account Holders to permit each such depositor to purchase shares in an amount equal to the greater of $65,000 of Common Stock offered in the Stock Conversion, one-tenth of one percent (.10%) of the total shares of Common Stock offered in the Stock Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Eligible Account Holders in the converting Association in each case on October 31, 1995 (the "Eligibility Record Date"); if sufficient shares are not available, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase to the extent possible 100 shares, and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 2 provides for the issuance of Subscription Rights to Tax Qualified Employee Plans (other than that portion of such plans that is self directed) to purchase up to 10% of the total shares issued in the Subscription Offering on a first priority basis. However, such plans shall not, in the aggregate, purchase more than 10% of the Holding Company Common Stock issued. It is currently intended that the ESOP will purchase 8% of the shares of Common Stock issued in the Stock Conversion. Subscription Rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any provision of the Plan of Conversion to the contrary, the Tax Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Stock Conversion exceeds the maximum of the Estimated Valuation Range.

         Category No. 3 is reserved for the Association's Supplemental Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Supplemental Eligible Account Holders to purchase shares in an amount equal to the greater of $65,000 of Common Stock offered in the Stock Conversion, one-tenth of one percent (.10%) of the total shares of Common Stock offered in the Stock Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Supplemental Eligible Account Holders in the converting Association in each case on March 31, 1997 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitation after satisfying the subscriptions of Tax Qualified Employee Plans. In the event of an oversubscription for shares, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 4 provides, to the extent that shares are then available after satisfying the subscriptions of Eligible Account Holders, Tax Qualified Employee Plans and Supplemental Eligible Account Holders, for the issuance of Subscription Rights to each such Other Member to purchase shares in an amount equal to the greater of $65,000 of Common Stock offered in the Stock Conversion or one-tenth of one percent (.10%) of the total offering of shares offered in the Stock Conversion based on the Estimated Valuation Range subject to the overall purchase limitation and to the extent Common Stock is available. The shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date.

         Category No. 5 provides for the issuance of Subscription Rights to officers, directors and employees of the Association, to purchase up to a maximum of $65,000 individually of the shares of Common Stock offered in the Stock Conversion to the extent that shares are available after satisfying the subscriptions of eligible subscribers in preference Categories 1, 2, 3 and 4. In the event of an oversubscription, the available shares will be allocated pro rata among all subscribers in this Category.

         In addition, Other Subscribers to whom this Prospectus is delivered may each subscribe for up to $65,000 of Common Stock offered in the Stock Conversion, to the extent that shares remain available for purchase after satisfaction of all subscriptions under preference Categories 1 through 5. Finally, depending upon market conditions, the shares may be offered for sale to Other Subscribers in a Community Offering to the general public. The price at which the shares are sold in the Community Offering will be the same as the price in the Subscription and Community Offering. If the Other Subscribers subscribe for more shares than are available for purchase, the available shares will be allocated (to the extent shares remain available) first to cover any reservation of shares for a public offering or institutional orders, next to cover orders of natural persons, then to cover the orders of any other person subscribing for shares in the

Community Offering so that each such person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (October 31, 1995), Supplemental Eligible Record Date (March 31, 1997) and members on the Voting Record Date (_________, 1997) must list all accounts on the stock order form giving all names in each account and the account number as of the applicable record date.

         The Plan also provides for certain additional limitations to be placed upon the purchase of shares in the Stock Conversion. Specifically, no person by himself or herself or with an associate, and no group of persons acting in concert may subscribe for or purchase more than $100,000 of Common Stock offered in the Stock Conversion based on the Estimated Valuation Range (as calculated without giving effect to any increase in the Estimated Valuation Range after the date hereof) without regard to an increase in the number of shares to be issued. Officers and directors and their associates may not purchase, in the aggregate, more than 34% of the shares to be sold in the Stock Conversion. For purposes of the Plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. For purposes of this limitation, an associate of a person does not include a Tax-Qualified Employee Plan or Non-Tax Qualified Employee Plan. Also, for purposes of this limitation, an associate of an officer or director does not include a Tax-Qualified Employee Plan. Moreover, any shares attributable to the officers and directors and their associates, but held by a Tax-Qualified Employee Plan (other than that portion of a plan which is self-directed) shall not be included in calculating the number of shares which may be purchased under the limitations in this paragraph. Shares purchased by employees who are not officers or directors of the Association, or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person: (i) any corporation or organization (other than the Holding Company or the Association or a majority-owned subsidiary of the Holding Company or the Association) of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security;
(ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of the Holding Company or the Association or any subsidiary of the Holding Company or the Association.

         The Boards of Directors of the Holding Company and the Association may, in their sole discretion, decrease the maximum purchase limit referred above or increase the maximum purchase limitation up to 9.99% of the shares being offered in the Subscription and Community Offering, provided that orders for shares exceeding 5.0% of the shares being offered in the Subscription and Community Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Subscription and Community Offering. Requests to purchase additional shares of Holding Company Common Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the Boards of Directors of the Holding Company and the Association, with the

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approval of the OTS and without further approval of the members, may increase or decrease any of the above purchase limitations at any time. To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

         Common Stock purchased in the Stock Conversion will be freely transferable except for shares purchased by executive officers and directors of the Association or the Holding Company and except as described below. See "- Restrictions on Transferability." In addition, under National Association of Securities Dealers, Inc. ("NASD") guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities purchased in accordance with Subscription Rights and to certain reporting requirements upon purchase of such securities.

         The Association and the Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares pursuant to the Plan of Conversion reside. However, no shares will be offered or sold under the Plan of Conversion to any such person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or as to which the Association and the Holding Company determine that compliance with the securities laws of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Association or the Holding Company or any of their officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of Subscription Rights to any such person.

Marketing Arrangements

         First Robinson and the Holding Company have retained Trident Securities, which is a broker-dealer registered with the Securities and Exchange Commission and a member of the NASD, to act as selling agent and to advise and consult with respect to the distribution of shares in the Subscription and
Community Offering. Trident Securities has no obligation to purchase the Conversion Stock. Trident Securities will assist First Robinson and the Holding Company in the Subscription and Community Offering with respect to, but not limited to, the following: (1) training and educating First Robinson's employees regarding the mechanics and regulatory requirements of the Stock Conversion and offering process; (2) conducting informational meetings for subscribers and other potential purchasers; (3) keeping records of all stock subscriptions; (4) organizing and staffing the Stock Information Center; and (5) otherwise assisting in the sale of stock in the Subscription and Community Offering. For their services, Trident Securities will receive (i) a fee of 1.70% of the aggregate dollar amount of stock sold in the Subscription and Community
Offering, excluding purchases by directors, officers, employees and their immediate family members, and employee stock ownership and benefit plans to investors who reside in Crawford County, Illinois; (ii) a fee of 1.45% of the aggregate dollar amount of stock sold in the Subscription and Community
Offering, excluding purchases by directors, officers, employees and their immediate family members, and employee stock ownership and benefit plans to investors who reside within the State of Illinois but outside Crawford County, Illinois; (iii) a fee of .95% of the aggregate dollar amount of stock sold in the Subscription and Community Offering, excluding purchases by directors, officers, employees

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and their  immediate  family  members,  and employee stock ownership and benefit plans to investors who reside outside the State of Illinois; (iv) reasonable out-of-pocket expenses; and (iii) fees and expenses for Trident Securities' counsel (not to exceed $30,000). For purposes of calculating Trident Securities fee, it is assumed that the amount of stock sold in the Conversion will not exceed the midpoint of the appraisal value of the Holding Company. Trident Securities are under no obligation to purchase any shares of Common Stock in the Conversion.

         The Holding Company has agreed to indemnify Trident Securities against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, including indemnification for damages arising from material misstatements or material omissions based upon information supplied by the Holding Company or the Association.

         In addition, directors and executive officers of the Holding Company and the Association, may to a limited extent, participate in the solicitation of offers to purchase Common Stock. Other employees of the Association may participate in the Subscription and Community Offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in the Prospectus or other offering document. Other questions of prospective purchasers will be directed to registered representatives. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. Sales of Common Stock by directors, executive officers and registered representatives will be made from the Stock Information Center. The Holding Company will rely on Rule 3a4-1 under the Exchange Act, and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Holding Company or Association will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

Stock Pricing and Number of Shares to be Issued

         Federal regulations require that the aggregate purchase price of the securities of a thrift institution sold in connection with its conversion must be based on an appraised aggregate market value of the institution as converted (i.e., taking into account the expected receipt of proceeds from the sale of the securities in the conversion), as determined by an independent valuation. Ferguson & Company, which is experienced in the valuation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by First Robinson to prepare an appraisal of the estimated pro forma market value of the Common Stock.

         The Appraiser will receive a fee of approximately $25,000 for its appraisal plus its reasonable out-of-pocket expenses incurred in connection with the appraisal. The Association has agreed to indemnify the Appraiser under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Conversion.


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         The  Appraiser  has prepared an appraisal  of the  estimated  pro forma market value of the Common Stock converted taking into account market conditions for initial public offerings of thrift stocks and the formation of the Holding Company as the holding company for the Association. The appraisal concluded that, at March 4, 1997, an appropriate range for the estimated pro forma market value of the Common Stock was from a minimum of $5,525,000 to a maximum of $7,475,000, with a midpoint of $6,500,000. Assuming that the shares are sold at $10.00 per share in the Stock Conversion, the estimated number of shares to be issued in the Stock Conversion is expected to be between 552,500 and 747,500. The Purchase Price of $10.00 was determined by discussion between the Boards of Directors of the Holding Company, the Association and the Appraiser, taking into account, among other factors, the requirement under OTS regulations that the Common Stock be offered in a manner that will achieve the widest distribution of the stock, and the liquidity in the Common Stock subsequent to the Stock Conversion.

         The appraisal involved a comparative evaluation of the operating and financial statistics of First Robinson with those of other thrift institutions. The appraisal also took into account such other factors as the market for thrift institution stocks generally, prevailing economic conditions, both nationally and in Illinois, which affect the operations of thrift institutions, the competitive environment within which the Association operates, the effect of the Association becoming a subsidiary of the Holding Company, and the effect of the Association becoming a national bank. No detailed individual analysis of the components of the Holding Company's or the Association's assets and liabilities was performed in connection with the evaluation. The Plan of Conversion requires that all of the shares subscribed for in the Subscription and Community Offering be sold at the same price per share. The Board of Directors reviewed the appraisal, including the methodology and the appropriateness of the assumptions utilized by the Appraiser, and determined that in its opinion, the appraisal was not unreasonable.

         No sale of the shares will take place unless, prior thereto, the Appraiser confirms to the OTS that, to the best of the Appraiser's knowledge and judgment, nothing of a material nature has occurred which would cause the Appraiser to conclude that the actual total purchase price on an aggregate basis was incompatible with its estimate of the total pro forma market value of the Common Stock at the time of the sale. If, however, the facts do not justify such a statement, a new Estimated Valuation Range and price per share may be set. Under such circumstances, the Holding Company will be required to resolicit, and subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced; provided that if the pro forma market value of the Association upon conversion has not decreased below $5,525,000 or increased to an amount which does not exceed $8,596,250 (15% above the maximum of the Estimated Valuation Range), the Holding Company and the Association do not intend to resolicit subscriptions unless it is determined after consultation with the OTS that a resolicitation is required.

         Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. A change in the number of shares to be issued in the Stock Conversion will not affect subscription rights, which are based on the shares being offered in the Subscription Offering. In the event of an increase in the maximum number of shares being offered, persons who exercise their maximum subscription

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rights  will be  notified  of such  increase  and of  their  right  to  purchase additional shares. Conversely, in the event of a decrease in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such decrease and of the concomitant reduction in the number of shares for which subscriptions may be made. A decrease in the number of shares to be issued in the Stock Conversion would increase a purchaser's ownership interest and both pro forma net income and net worth on a per share basis while decreasing these amounts on an aggregate basis. In the event of a resolicitation, subscribers will be afforded the opportunity to increase, decrease or maintain their previously submitted order. In the event a new valuation range is established by the Appraiser, such new range will be subject to approval by the OTS and the Holding Company will be required to resolicit. The Holding Company will also be required to resolicit if the price per share is changed such that the total aggregate Purchase Price is not within the minimum and 15% above the maximum of the Estimated Valuation Range.

         If purchasers can not be found for an insignificant residue of unsubscribed shares from the general public, other purchase arrangements will be made by the Boards of Directors of the Holding Company and the Association, if possible. Such other purchase arrangements will be subject to the approval of the OTS and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided below. If such other purchase arrangements cannot be made, the Subscription and Community Offering will terminate.

         In preparing its valuation of the pro forma market value of the Holding Company Common Stock, the Appraiser relied upon and assumed the accuracy and completeness of all financial and statistical information provided by the Association and the Holding Company. The Appraiser also considered information based upon other publicly available sources which it believes are reliable. However, the Appraiser does not guarantee the accuracy and completeness of such information and did not independently verify the financial statements and other data provided by the Association and the Holding Company or independently value the assets or liabilities of the Association and the Holding Company. The valuation by the Appraiser is not intended and must not be construed as a recommendation of any kind as to the advisability of voting to approve the Stock Conversion or of purchasing shares of Common Stock. Moreover, because the valuation is necessarily based upon estimates of and projections as to a number of matters (including certain assumptions as to expense factors affecting the net proceeds from the sale of Common Stock in the Stock Conversion and as to the net earnings on such net proceeds), all of which are subject to change from time to time, no assurance can be given that persons who purchase such shares in the Stock Conversion will be able to sell such shares thereafter at or above the Purchase Price.

Method of Payment for Subscriptions

         Subscribers must, before the Subscription Expiration Date, or such date to which the Subscription Expiration Date may be extended, return an original order form and certification to the Association, properly completed, together with checks or money orders in an amount equal to the Purchase Price ($10.00 per share) multiplied by the number of shares for which subscription is made. No cash, wire transfer orders or payments by third party checks will be accepted. Payment for stock purchases can also be accomplished through authorization on the order form of withdrawals from accounts with the Association without incurring a penalty. Until

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completion or termination of the Stock Conversion, subscribers who elect to make payment through authorization of withdrawal from accounts with the Association will not be permitted to reduce the deposit balance in any such accounts below the amount required to purchase the shares for which they subscribed. In such cases interest will continue to be credited at the existing account rate on deposits authorized for withdrawal until the completion of the Stock Conversion. Interest at 3.0% per annum will be paid on amounts submitted by check, bank draft or money order. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest. However, withdrawals from certificate accounts that reduce the balance of said accounts below the required minimum for specific interest rate qualification will cause the cancellation of the certificate accounts, and the remaining balance will earn interest at the passbook savings account rate. Stock subscriptions received by the Association may not be modified, withdrawn or canceled by the subscriber without the consent of the Association and, if accepted by the Association, are final. Subscriptions which are not received by the expiration date or are not in compliance with the Plan of Conversion or the order form instructions may be deemed void by the Association. Checks returned for non-payment may be considered void and may result in an invalid order.

         The beneficiaries of IRA accounts are deemed to have the same subscription rights as other depositors. However, the IRA accounts maintained at the Association do not permit investment in Common Stock. A depositor interested in using his IRA funds to purchase Common Stock must do so through a self-directed IRA account. Since the Association does not offer such accounts, it will allow such a depositor to make a trustee to trustee transfer of the IRA on deposit at the Association. There will be no early withdrawal or IRS penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as the Association now holds the depositor's IRA funds. An annual administrative fee might be payable to the new trustee. The Association assumes no responsibility as to the selection of, or services performed by, a new trustee.

         Depositors interested in transferring IRA funds on deposit at the Association to purchase Common Stock should contact the Stock Information Center at (618) 544-5800 as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date of the Subscription Offering.

         To ensure that each purchaser receives a Prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a Prospectus. The Association will accept for processing only orders submitted on original order forms. Payment by check, money order, bank draft or debit authorization to an existing account at the Association must accompany the order form.


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Risk of Delayed Offering

         In the event that all shares of the Common Stock are not sold in the Subscription Offering and concurrent Community Offering, First Robinson and the Holding Company will extend the Community Offering for a period of up to 45 days from the date of the termination of the Subscription Offering. Further extensions are subject to OTS approval and may be granted for successive periods, but not beyond 24 months from the date of the Special Meeting.

         A material delay in the completion of the sale of all unsubscribed shares in the Community Offering may result in a significant increase in the costs in completing the Stock Conversion. Significant changes in First Robinson's operations and financial condition, the aggregate market value of the shares to be issued in the Stock Conversion and general market conditions may occur during such material delay. In the event the Stock Conversion is not consummated within 24 months after the date of the Special Meeting of Members, First Robinson would charge accrued Conversion costs to then current period operations.

Approval, Interpretation, Amendment and Termination

         All interpretations of the Plan of Conversion, as well as the completeness and validity of order forms, will be made by First Robinson and the Holding Company and will be final, subject to the authority of the OTS and the requirements of applicable law. The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Association and the Holding Company, the Plan of Conversion may be substantively amended (including an amendment to eliminate the formation of the Holding Company as part of the Stock Conversion) by the Boards of Directors of the Association and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time but only with the concurrence of the OTS. Moreover, if the Plan of Conversion is amended, subscriptions which have been received prior to such amendment will not be refunded unless otherwise required by the OTS.

         In the event that a decision is made to eliminate the Holding Company as part of the Stock Conversion, the Holding Company will withdraw its registration statement from the SEC, its holding company application with the OTS on Form H-(e)1-S and with the FRB on Form Y- 3, and the Association will take all steps necessary to complete the Stock Conversion and the Bank Conversion without the Holding Company, including filing any necessary documents with the OTS. In such event, and provided there is no regulatory action, directive or other consideration upon which basis the Association determines not to complete the Stock Conversion, if permitted by the OTS the Association will issue and sell the common stock of the Association and subscribers will be notified of the elimination of the Holding Company and resolicited (i.e., permitted to affirm their orders, in which case they will need affirmatively to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their funds will be promptly refunded with interest at the Association's current passbook rate per annum; or be permitted to modify or rescind their subscriptions) and notified of the time period within which they must affirmatively notify the Association of their intention to affirm, modify or rescind their subscription. In the event that a holding company form of organization is not used, all other pertinent terms of the Plan as described in "- Offering of Holding Company Common Stock" will apply to the Stock Conversion of the Association from the mutual to stock form of

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organization  and the sale of the  Association's  common  stock,  as well as the subsequent charter conversion of the Converted Association to the National Bank.

         The Plan of Conversion will terminate if the sale of all shares is not completed within 24 months after the date of the Special Meeting of Members. The Plan of Conversion may be terminated by the Board of Directors of the Association with the concurrence of the OTS, at any time. A specific resolution approved by a two-thirds vote of the Board of Directors would be required to terminate the Plan of Conversion prior to the end of such 24-month period.

Restrictions on Repurchase of Stock

         For a period of three years following the Stock Conversion, the Holding Company may not repurchase any shares of its capital stock, except in the case of an offer to repurchase on a pro rata basis made to all holders of capital stock of the Holding Company. Any such offer shall be subject to the prior approval of the OTS. Furthermore, the Holding Company may not repurchase any of its stock (i) if the result thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account to be established pursuant to OTS regulations and (ii) except in compliance with the requirements of the OTS' capital distribution rule.

         The above limitations are subject to the OTS conversion rules which generally provide that the Holding Company may repurchase its capital stock provided (i) no repurchases occur within one year following the Stock Conversion (except with OTS approval), (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Holding Company's outstanding capital stock during a 12-month period, (iii) the repurchases do not cause the Association to become undercapitalized, and (iv) the Holding Company provides notice or an application to the OTS at least 10 days prior to the commencement of a repurchase program and the OTS does not object. In addition, the above limitations do not preclude repurchases of capital stock by the Holding Company in the event applicable federal regulatory limitations are subsequently liberalized or become inapplicable.

Restrictions on Transferability

         The Subscription Rights described in this Prospectus are non-transferable. Prior to the completion of the Stock Conversion, federal regulations prohibit any person from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Persons violating such prohibition may lose their right to purchase stock in the Stock Conversion and may be subject to sanctions by the OTS. Each person exercising subscription rights will be required to certify that a purchase of Common Stock is solely for the purchaser's own account and that there is no agreement or understanding regarding the sale or transfer of such shares. The Association and the Holding Company will pursue any and all legal and equitable remedies in the event it becomes aware of the transfer of subscription rights and will not honor orders known by it to involve the transfer of such rights.


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         Except as to directors and executive  officers of the  Association  and the Holding Company, the shares of Common Stock sold in the Stock Conversion will be freely transferable. Shares purchased by directors and executive officers in the Stock Conversion shall be subject to the restrictions that such shares shall not be sold during the period of one year following the date of purchase, except in the event of the death of the stockholder, in which event such restriction shall be released. Accordingly, stock certificates issued by the Holding Company to directors and executive officers shall bear a legend giving appropriate notice of such restriction and, in addition, the Holding Company will give appropriate instructions to the transfer agent for the Holding Company's Common Stock with respect to the applicable restriction upon transfer of any restricted shares. Any shares issued at a later date as a stock dividend, stock split or otherwise, to holders of restricted stock, shall be subject to the same restrictions that may apply to such restricted stock. Holding Company stock is subject to the requirements of the Securities Act. Accordingly, Holding Company stock may be offered and sold only in compliance with such registration requirements or pursuant to an applicable exemption from registration.

         OTS regulations provide that for a period of three years following the Stock Conversion, without prior approval of the OTS, neither directors and officers of the Holding Company, the Association nor their associates may purchase shares of the Holding Company, except from a broker registered with the SEC. This restriction does not, however, apply to negotiated transactions involving more than one percent of the Holding Company's outstanding Common Stock or the purchase of stock made by or held by any one or more employee stock benefit plans which may be attributable to individual directors or officers.

         Holding Company stock received in the Stock Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Shares received by affiliates of the Holding Company (primarily the directors, officers and principal stockholders of the Holding Company) will be subject to the resale restrictions of Rule 144 under the Securities Act, which are discussed below. Rule 144 generally requires that there be publicly available certain information concerning the Holding Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of Holding Company stock, or (ii) if the stock is admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities association the average weekly reported volume of trading during the four weeks preceding the sale.

Income Tax Consequences

         Consummation of the Stock Conversion is expressly conditioned upon prior receipt by the Association of either a ruling from the IRS or an opinion of Silver, Freedman & Taff, L.L.P. with respect to federal taxation, and a ruling of the Illinois taxation authorities or an opinion of Larsson, Woodyard & Henson LLP with respect to Illinois taxation, to the effect that consummation of the Stock Conversion will not be taxable to the Converted Association or the Holding Company.

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         An opinion has been received from Silver,  Freedman & Taff, L.L.P. with respect to the proposed Stock Conversion of the Association,  to the effect that
(i) the Stock Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Association in either its mutual form or its stock form by reason of the proposed Stock Conversion, (ii) no gain or loss will be recognized to the Association upon the receipt of money from the Holding Company for Common Stock of the Holding Company, (iii) the assets of the Association in either its mutual or its stock form will have the same basis before and after the Stock Conversion, (iv) the holding period of the assets of the Association will include the period during which the assets were held by the Association in its mutual form prior to the Stock Conversion, (v) gain, if any, will be realized by the depositors of the Association, upon the constructive issuance to them of withdrawable deposit accounts of the Association immediately after the proposed Stock Conversion, interests in the Liquidation Account, and on the receipt or distribution to them of the nontransferable subscription rights to purchase Holding Company Common Stock (any such gain will be recognized by such account holder, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Account interests received), (vi) the basis of the account holder's savings accounts in the Association after the Stock Conversion will be the same as the basis of his or her savings accounts in the Association prior to the Stock Conversion, decreased by the fair market value of the nontransferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange, (vii) the basis of each account holder's interest in the Liquidation Account will be zero,
(viii) the basis of the Holding Company Common Stock to its shareholders will be the Purchase Price thereof plus, in the case of stock acquired by account holders, the basis, if any in the Subscription Rights and a shareholder's holding period for Holding Company Common Stock acquired through the exercise of Subscription Rights shall begin on the date on which the Subscription Rights are exercised, (ix) the Association will succeed to and take into account the earnings and profits or deficit in earnings and profits, of the Association, in its mutual form, as of the date of the Stock Conversion, (x) the Association, immediately after the Stock Conversion, will succeed to the bad debt reserve accounts of the Association, in mutual form, and the bad debt reserves will have the same character in the hands of the Association after the Stock Conversion as if no distribution or transfer had occurred, and (xi) the creation of the Liquidation Account will have no effect on the Association's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain representations made by the Association and the Holding Company to Silver, Freedman & Taff, L.L.P., including the representation that the exercise price of the subscription rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Stock Conversion. With respect to the Subscription Rights, the Association will receive an opinion of the Appraiser (the "Appraiser Opinion") which, based on certain assumptions, will conclude that the Subscription Rights to be received by Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a public offering takes place.


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         The  Association  has also  received  an opinion of Silver,  Freedman &
Taff, L.L.P. to the effect that, based in part on the Appraiser Opinion and on certain representations made by the Association and the Holding Company, among other things: (i) no taxable income will be realized by depositors as a result of the exercise of non-transferable subscription rights to purchase shares of Holding Company Common Stock at fair market value; (ii) no taxable income will be recognized by the Tax Qualified Employee Plans, borrowers, directors, officers and employees of the Association on the receipt or exercise of subscription rights to purchase shares of Holding Company Common Stock at fair market value; and (iii) no taxable income will be realized by the Association or the Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

         If it is subsequently established that the Subscription Rights received by such persons have an ascertainable fair market value, or in the case of directors and officers are compensatory in nature, then, in such event, the Subscription Rights will be taxable to the recipient in the amount of their fair market value. In this regard, the Subscription Rights may be taxed partially or entirely at ordinary income tax rates.

         With respect to Illinois taxation, the Association has received an opinion of Larsson, Woodyard & Henson LLP to the effect that, assuming the Stock Conversion does not result in any federal taxable income, gain or loss to the Association in its mutual or stock form, the account holders, borrowers, officers, directors and employees and Tax Qualified Employee Plans of the Association, the Stock Conversion should not result in any Illinois income tax liability to such entities or persons.

         Unlike a private letter ruling, the opinion of Silver, Freedman & Taff, L.L.P. and Larsson, Woodyard & Henson LLP as well as the Appraiser Opinion, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Illinois tax authorities.


                    RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                      RELATED TAKEOVER DEFENSIVE PROVISIONS


         Although the Boards of Directors of First Robinson and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after the Conversion, the Boards of Directors, as discussed below, believe that it is appropriate to include certain provisions as part of the Holding Company's certificate of incorporation to protect the interests of the Holding Company and its stockholders from takeovers which the Board of Directors of the Holding Company might conclude are not in the best interests of the Association, the National Bank, the Holding Company or the Holding Company's stockholders.

         The following discussion is a general summary of the material provisions of the Holding Company's certificate of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Holding Company's certificate of incorporation and bylaws, the Association's proposed stock charter and

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bylaws and the National Bank's proposed articles and bylaws, reference should be made in each case to the document in question, each of which is part of the Association's application to the OTS and the OCC, and the Holding Company's Registration Statement filed with the SEC and holding company application filed with the FRB. See "Additional Information."

Provisions of the Holding Company's Certificate of Incorporation and Bylaws

         Directors. Certain provisions of the Holding Company's certificate of incorporation and bylaws will impede changes in majority control of the Board of Directors. The Holding Company's certificate of incorporation provide that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of the Holding Company's Board. The Holding Company's certificate of incorporation provide that the size of the Board of Directors may be increased or decreased only by a majority vote of the Board. The certificate of incorporation also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the certificate and bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The certificate of incorporation provide that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote. Removal for "cause" is limited to the grounds for termination in the federal regulations that applies to employment contracts of federally insured savings institutions.

         Restrictions   on  Call  of  Special   Meetings.   The  certificate  of
incorporation of the Holding Company provide that a special meeting of stockholders may be called by the Chairman of the Board of the Holding Company or pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders are not authorized to call a special meeting.

         Absence of Cumulative Voting. The Holding Company's certificate of incorporation provide that there shall be no cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The certificate of incorporation of the Holding Company authorize 500,000 shares of serial preferred stock, without par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law; and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, conversion rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock but it may issue any

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preferred  stock on terms which the Board deems to be in the best  interests  of the Holding Company and its stockholders.

         Limitation on Voting Rights. The certificate of incorporation of the Holding Company provide that (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Holding Company (provided that such limitation shall not apply to the acquisition of equity securities by any one or more tax-qualified employee stock benefit plans maintained by the Holding Company, if the plan or plans beneficially own no more than 25% of any class of such equity security of the Holding Company); and that (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of stockholders. For these purposes, a person (including management) who has obtained the right to vote shares of the Common Stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

         The certificate of incorporation of the Holding Company further provide that the Board of Directors of the Holding Company, when determining to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the Holding Company's stockholders, may, in connection with the exercise of its judgment in determining what is in the best interest of the Holding Company, First Robinson, the National Bank, and the stockholders of the Holding Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Holding Company's customers and First Robinson's (and the National Bank's) present and future account holders, borrowers and employees; the effect on the communities in which the Holding Company and First Robinson (and the National Bank) operate or are located; and the effect on the ability of the Holding Company to fulfill the objectives of a financial institution holding company and of First Robinson (and the National Bank) or future subsidiaries to fulfill the objectives of a financial institution under applicable statutes and regulations. The certificate of incorporation of the Holding Company also authorize the Board of Directors to take certain actions to encourage a person to negotiate for a change of control of the Holding Company or to oppose such a transaction deemed undesirable by the Board of Directors including the adoption of so-called shareholder rights plans. By having these standards and provisions in the certificate of incorporation of the Holding Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Holding Company, even if the price offered is significantly greater than the then market price of any equity security of the Holding Company.

         Procedures for Certain Business Combinations. The certificate of incorporation of the Holding Company require that certain business combinations between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or greater stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares of the Holding Company or (ii) be approved by a majority of certain directors unaffiliated with such 10% or greater stockholder or (iii) involve consideration per share generally equal to the higher of (A) the highest amount paid by such 10% stockholder or its affiliates in acquiring any shares of the Common Stock or (B) the "Fair Market Value" (generally, the highest closing bid paid on the Common Stock

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during  the 30 days  preceding  the  date of the  announcement  of the  proposed business combination or on the date the 10% or greater stockholder became such, whichever is higher).

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Holding Company's certificate of incorporation must be approved by the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors, amendment of bylaws, call of special stockholder meetings, criteria for evaluating certain offers, offers to acquire and acquisitions of control, director liability, certain business combinations, power of indemnification, and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws may be amended by the affirmative vote of the total number of directors of the Holding Company or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of the Holding Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Association believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Association (as well as the National Bank) in the orderly deployment of the Conversion proceeds into productive assets during the initial period after the Stock Conversion. The Board of Directors believes these provisions are in the best interest of the Association and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then-current market prices, such offers are sometimes

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



made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.

         Potential Anti-Takeover Effects. Despite the belief of the Bank and the Holding Company as to the benefits to stockholders of these provisions of the Holding Company's certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Boards of Directors of the Association and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the Stock Conversion, the Holding Company may adopt additional provisions to its certificate of incorporation regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. The Holding Company and the Association do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

Other Restrictions on Acquisitions of Stock

         Delaware Anti-Takeover Statute. The State of Delaware has enacted legislation which provides that subject to certain exceptions a publicly held Delaware corporation may not engage in any business combination with an "interested stockholder" for three years after such stockholder became an interested stockholder, unless, among other things, the interested stockholder acquired at least 85% of the corporation's voting stock in the transaction that resulted in the stockholder becoming an interested stockholder. This legislation generally defines "interested stockholder" as any person or entity that owns 15% or more of the corporation's voting stock. The term "business combination" is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits. Under certain circumstances, either the board of directors or both the board and two-thirds of the stockholders other than the acquiror may approve a given business combination and thereby exempt the corporation from the operation of the statute.

         However,   these   statutory   provisions  do  not  apply  to  Delaware
corporations with fewer than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. The Holding Company has applied to have the Common Stock listed on the Nasdaq SmallCap Market.

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         OTS  Regulation.  OTS  regulations  prohibit  any  person  prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the Subscription Rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such Subscription Rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer (if opposed by the institution) to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         Federal law provides that no company "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. "Acting in concert" is defined very broadly. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings associations whose accounts are insured by the FDIC's BIF and holding companies thereof. Following completion of the Bank Conversion, the control restrictions of the OTS will no longer be applicable.

         Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.


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         FRB  Regulation.   The  CIBC  and  the  BHCA,  together  with  the  FRB
regulations under those acts, require that the consent of the FRB be obtained prior to any person or company acquiring "control" of a bank holding company. Controls is conclusively presumed to exist if an individual or company acquires more than 25% of any class of voting stock of the bank holding company. Control is rebuttably presumed to exist if the person acquires more than 10% of any class of voting stock of a bank holding company if either (i) the Holding Company has registered securities under Section 12 of the Exchange Act or (ii) no other person will own a greater percentage of that class of voting securities immediately after the transaction. The regulations provide a procedure to rebut the rebuttable control presumption. Since the Holding Company's Common Stock will be registered under Section 12 of the Exchange Act, any acquisition of 10% or more of the Holding Company's Common Stock will give rise to a rebuttable presumption that the acquiror of such stock controls the Holding Company, requiring the acquiror, prior to acquiring such stock, to rebut the presumption of control to the satisfaction of the FRB or obtain FRB approval for the acquisition of control. Restrictions applicable to the operations of bank holding companies may deter companies from seeking to obtain control of the Holding Company. See "Regulation."


                          DESCRIPTION OF CAPITAL STOCK


Holding Company Capital Stock

         The 2,500,000 shares of capital stock authorized by the Holding Company's Certificate of Incorporation are divided into two classes, consisting of 2,000,000 shares of Common Stock (par value $.01 per share) and 500,000 shares of serial preferred stock (par value $.01 per share). The Holding Company currently expects to issue between 552,500 and 747,500 shares of Common Stock in the Stock Conversion. The aggregate par value of the issued shares will constitute the capital account of the Holding Company on a consolidated basis. The balance of the purchase price of Common Stock, less expenses of Conversion, will be reflected as paid-in capital. See "Capitalization." Upon payment of the Purchase Price for the Common Stock, in accordance with the Plan, all such stock will be duly authorized, fully paid, validly issued and nonassessable.

         Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. The Common Stock of the Holding Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

         Under Delaware law, the holders of the Common Stock will possess exclusive voting power in the Holding Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions - Provisions of the Holding Company's Certificate of Incorporation and Bylaws - Limitation on Voting Rights." If the Holding Company issues preferred stock subsequent to the Stock Conversion, holders of the preferred stock may also possess voting powers.

         Liquidation or Dissolution. In the unlikely event of the liquidation or dissolution of the Holding Company, the holders of the Common Stock will be entitled to receive -- after payment or provision for payment of all debts and liabilities of the Holding Company (including all deposits in the Association and accrued interest thereon) and after distribution of the liquidation account established upon the Stock Conversion for the benefit of Eligible Account Holders who continue their deposit accounts at the Association -- all assets of the Holding Company available for distribution, in cash or in kind. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Association." If preferred stock is issued subsequent to the Stock Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

         No Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Holding Company of the full purchase price therefor, each share of the Common Stock will be fully paid and nonassessable.

         Preferred Stock. After Stock Conversion, the Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed herein, the Holding Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan, stock option or restricted stock plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Common Stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Holding Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         Restrictions on Acquisitions. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of the Holding Company's certificate of incorporation and bylaws which may affect the ability of the Holding Company's stockholders to participate in certain transactions relating to acquisitions of control of the Holding Company.

         Dividends. Upon consummation of the formation of the Holding Company, the Holding Company's only asset will be the Association's Common Stock. Although it is anticipated that the Holding Company will retain approximately 50% of the net proceeds in the Stock Conversion, dividends from the Association will be an important source of income for the Holding Company. Should the Association elect to retain its income, the ability of the Holding Company to pay dividends to its own shareholders may be adversely affected. Furthermore, if at any time in the future the Holding Company owns less than 80% of the outstanding stock of the Association, certain tax benefits under the Code as to inter-company distributions will not be fully available to the Holding Company and it will be required to pay federal income tax on a portion of the dividends received from the Association, thereby reducing the amount of income available for distribution to the shareholders of the Holding Company. For further information concerning the ability of the Association, and following the Bank Conversion, the National Bank, to pay dividends to the Holding Company, see "Dividends."


                              LEGAL AND TAX MATTERS


         The legality of the Common Stock and the federal income tax consequences of the Conversion will be passed upon for First Robinson by the firm of Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), 1100 New York Avenue, N.W., Washington, DC. The Illinois state income tax consequences of the Conversion will be passed upon for the Association by Larsson, Woodyard & Henson LLP, 702 East Court, Paris, Illinois. Silver, Freedman & Taff, L.L.P. and Larsson, Woodyard & Henson LLP have consented to the references herein to their opinions. Malizia, Spidi, Sloane, & Fisch, P.C., Washington, DC, has acted as counsel to Trident Securities.


                                     EXPERTS


         The financial statements of First Robinson as of October 31, 1996 and 1995, and for each of the years in the three-year period ended October 31, 1996, included in this Prospectus have been audited by Larsson, Woodyard & Henson LLP, independent certified public accountants, as indicated in their report which is included herein and has been so included in reliance upon such report, given upon the authority of that firm as experts in accounting and auditing.

         The Appraiser has consented to the inclusion herein of the summary of its letter to the Association setting forth its opinion as to the estimated pro forma market value of the Association as converted and to the reference to its opinion that subscription rights received by Eligible Account Holders and other eligible subscribers do not have any economic value.

                             ADDITIONAL INFORMATION


         The Holding Company has filed with the SEC a registration statement under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, DC 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding such documents; each such statement is qualified by reference to such contract or document.

         The Association has filed an Application for Approval of Conversion with the OTS with respect to the Stock Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, N.W., Washington, DC 20552 and at the Central Regional Office of the OTS, 200 West Madison, Suite 1300, Chicago, IL 60606, without charge.

         In connection with the Stock Conversion, the Holding Company will register the Common Stock with the SEC under Section 12(g) of the Exchange Act, as amended, and, upon such registration, the Holding Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Stock Conversion.

         A copy of the Certificate of Incorporation and Bylaws of the Holding Company are available without charge from the Association.

                      FIRST ROBINSON FINANCIAL CORPORATION
                               Robinson, Illinois

                                                                          Page
                                                                          ----
Independent Auditors' Report ...........................................   F-2

Consolidated Financial Statements:

  Consolidated Statements of Financial Condition at
December 31, 1996 (Unaudited) and October 31, 1996 and 1995 ............   F-3

  Consolidated Statements of Income for the Two-Months Ended
    December 31, 1996 and 1995 (Unaudited) and the Years Ended
    October 31, 1996, 1995 and 1994 ....................................    28

  Consolidated Statements of Retained Earnings for the
    Two Months Ended December 31, 1996 and 1995 (Unaudited)
    and the Years Ended October 31, 1996, 1995 and 1994 ................   F-4

  Consolidated Statements of Cash Flows for the
    Two Months Ended December 31, 1996 and 1995 (Unaudited)
    and the Years Ended October 31, 1996, 1995 and 1994 ................   F-5

  Notes to Consolidated Financial Statements ...........................   F-8

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
First Robinson Savings & Loan, F. A.
 and Subsidiary
Robinson, Illinois


We have audited the accompanying consolidated statements of financial condition of First Robinson Savings & Loan, F. A. and Subsidiary as of October 31, 1996 and 1995 and the related consolidated statements of income, retained earnings, and cash flows for each of the years ended October 31, 1996, 1995, and 1994. These consolidated financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Robinson Savings & Loan, F. A. and Subsidiary as of October 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended
October 31, 1996, 1995, and 1994 in conformity with generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, the Association changed its method of accounting for income taxes during the year ended October 31, 1994 to adopt the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes.

/s/ Larsson, Woodyard & Henson, LLP

November 15, 1996

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


            ASSETS
                                                                                                                   October 31,
                                                                                      December 31,         -------------------------
                                                                                         1996                1996              1995
                                                                                         ----                ----              ----
                                                                                      Unaudited
                                                                                      ---------
                                                                                                           1,000's
                                                                                      ----------------------------------------------
Cash and cash equivalents:
  Cash ....................................................................            $   470            $   385            $   302
  Interest bearing deposits ...............................................              2,048                868              2,472
                                                                                         -----                ---              -----
    Total cash and cash equivalents .......................................              2,518              1,253              2,774

Securities held to maturity,  approximate
 market value of $566,000, $589,000 and
 $1,289,000 for December 31, 1996,
 October 31, 1996 and 1995, respectively
 (Note B) .................................................................                570                592              1,296
Securities available for sale
 amortized cost of $3,949,000, $4,090,000 and
 $2,844,000 for December 31, 1996, October 31,
 1996 and 1995, respectively (Note B) .....................................              4,018              4,133              2,890
Loans receivable, net (Note C) ............................................             57,003             54,448             44,854
Foreclosed real estate ....................................................                277                278                 18
Premises and equipment (Note E) ...........................................              2,553              2,564              2,497
Accrued interest receivable (Note D) ......................................                518                514                295
Prepaid income taxes (Note I) .............................................                  0                 19                  0
Other assets ..............................................................                 81                 68                 84
                                                                                            --                 --                 --
    Total Assets ..........................................................            $67,538            $63,869            $54,708
                                                                                       =======            =======            =======

          LIABILITIES AND RETAINED EARNINGS

Deposits (Notes F) ........................................................            $59,642            $56,691            $49,404
Federal Home Loan Bank advances (Note G) ..................................              2,500              1,500                  0
Advances from borrowers for taxes and insurance ...........................                 45                 35                 33
Accrued interest payable ..................................................                374                353                229
Accrued income taxes (Note I) .............................................                 28                  0                 16
Deferred income taxes (Note I) ............................................                100                 91                221
Accrued expenses ..........................................................                103                541                269
                                                                                           ---                ---                ---
    Total Liabilities .....................................................             62,792             59,211             50,172

Commitments and contingencies (Note L)

Retained Earnings - substantially
 restricted (Note H) ......................................................              4,746              4,658              4,536
                                                                                         -----              -----              -----
    Total Liabilities and Retained Earnings ...............................            $67,538            $63,869            $54,708
                                                                                       =======            =======            =======

         See accompanying notes to consolidated financial statements.

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                           Unrealized
                                                               Gain
                                                          on Securities
                                                Retained     Available
                                                Earnings   for Sale, Net   Total
                                                --------   -------------   -----
                                                             1,000's
                                                --------------------------------
Balance, October 31, 1993 ................      $3,747      $   0       $ 3,747

Change in accounting for securities
 as of November 1, 1993 ..................           0         63            63

Net income ...............................         362          0           362

Change in unrealized gain on
 securities available for sale ...........           0        (61)          (61)
                                                 -----        ---           ---

Balance, October 31, 1994 ................       4,109          2         4,111

Net income ...............................         399          0           399

Change in unrealized gain on
 securities available for sale ...........           0         26            26
                                                 -----         --            --

Balance, October 31, 1995 ................       4,508         28         4,536

Net income ...............................         123          0           123

Change in unrealized gain on
 securities available for sale ...........           0         (1)           (1)
                                                 -----         --            --

Balance, October 31, 1996 ................       4,631         27         4,658

Net income (unaudited) ...................          74          0            74

Change in unrealized gain on
 securities available for sale
 (unaudited) .............................           0         14            14
                                                 -----         --            --

Balance, December 31, 1996
 (unaudited) .............................      $4,705      $  41       $ 4,746
                                                ======      =====       =======



          See accompanying notes to consolidated financial statements.

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                    Two Months Ended
                                                                        December 31,               For the Years Ended October 31,
                                                                   -------------------          ------------------------------------
                                                                   1996           1995          1996            1995            1994
                                                                   ----           ----          ----            ----            ----
                                                                        Unaudited
                                                                   -------------------
                                                                                               1,000's
                                                                   -----------------------------------------------------------------
Cash flows from operating activities:
  Net income ............................................         $  74          $  48          $ 123          $ 399          $ 362
  Adjustments to reconcile net
   income to net cash (used in)
   provided by operating activities
    Provision for depreciation ..........................            27             25            165            120             96
    Provision for loan losses ...........................             8              4            270              9            (24)
    Amortization of premiums
      on securities .....................................             2              1             21              3              1
    Accretion of discounts
      on securities .....................................             0             (4)            (2)            (1)             0
    Decrease (increase) in
      foreclosed real estate ............................             1             (7)          (260)             0            110
    (Increase) decrease in other
      repossessed property ..............................             0              0              0             (6)             7
    (Increase) decrease in accrued
      interest receivable ...............................            (4)           (30)          (219)           (82)            12
    Decrease in prepaid income
      taxes .............................................            19              0              0              0              0
    (Increase) decrease in other
      assets ............................................           (13)            42             (3)           (24)            (5)
    Increase in accrued interest
      payable ...........................................            21             18            124             80             26
    Increase (decrease) in
      accrued income taxes ..............................            28             31            (16)            54           (196)
    Increase (decrease) in
      deferred income taxes .............................             9              2           (131)            78             45
    (Decrease) increase in
      accrued expenses ..................................          (438)          (116)           272            116             20
    FHLB stock dividends
      received ..........................................             0              0              0             (4)             0
    Gain on sale of loan ................................             0              0            (45)             0              0
    Gain on sale of premises
      and equipment .....................................             0              0             (8)            (1)             0
                                                                    ---            ---            ---            ---            ---
      Net cash (used in) provided
        by operating activities .........................          (266)            14            291            741            454
                                                                   ====             ==            ===            ===            ===

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               Two Months Ended
                                                                 December 31,                    For the Years Ended October 31,
                                                          ------------------------          ----------------------------------------
                                                             1996            1995            1996              1995           1994
                                                             ----            ----            ----              ----           ----
                                                                   Unaudited
                                                          -----------------------
                                                                                            1,000's
                                                          --------------------------------------------------------------------------
Cash flows from investing activities:
  Proceeds from sales of
    available-for-sale securities ................        $     0         $     0         $      0         $      0         $    87
  Proceeds from maturities of
    held-to-maturity securities ..................             22              17              706              143             781
  Purchase of held-to-maturity
    securities ...................................              0               0                0                0          (1,241)
  Purchase of available-for-sale
    securities ...................................              0               0           (2,218)               0               0
  Repayment of mortgage-backed
    securities available for sale ................            127              91              954              278           1,079
  Increase in loans receivable ...................         (3,164)           (922)         (11,563)         (13,852)         (2,513)
  Sale of originated loans .......................            600               0            1,744            3,081             109
  Purchase of loans ..............................              0               0                0                0            (900)
  Decrease in foreclosed
    real estate ..................................              1               0                0                1             119
  Purchase of premises and
    equipment ....................................            (16)            (38)            (246)            (685)            (83)
  Proceeds from sale of
    premises and equipment .......................              0               0               22                0               0
                                                                -               -               --                -               -
     Net cash used in
       investing activities ......................         (2,430)           (852)         (10,601)         (11,034)         (2,562)
                                                           ------            ----          -------          -------          ------

Cash flows from financing activities:
  Net increase in deposits .......................          2,951             116            7,287           10,196           2,232
  Net advances from FHLB .........................          1,000               0            1,500                0               0
  Increase (decrease) in advances
    from borrowers for taxes
    and insurance ................................             10               8                2               (1)             (1)
                                                               --               -                -               --              --
     Net cash provided by
       financing activities ......................          3,961             124            8,789           10,195           2,231
                                                            -----             ---            -----           ------           -----

Increase (decrease) in cash
 and cash equivalents ............................          1,265            (714)          (1,521)             (98)            123

Cash and cash equivalents
 at beginning of period ..........................          1,253           2,774            2,774            2,872           2,749
                                                            -----           -----            -----            -----           -----

Cash and cash equivalents
 at end of period ................................        $ 2,518         $ 2,060         $  1,253         $  2,774         $ 2,872
                                                          =======         =======         ========         ========         =======

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               Two Months Ended
                                                                 December 31,                    For the Years Ended October 31,
                                                          ------------------------          ----------------------------------------
                                                             1996            1995            1996              1995           1994
                                                             ----            ----            ----              ----           ----
                                                                   Unaudited
                                                          -----------------------
                                                                                            1,000's
                                                          --------------------------------------------------------------------------
Supplemental Disclosures:
 Additional Cash Flows
   Information:
    Cash paid for:
      Interest on deposits ..............................   $452               $392         $2,496         $ 1,877          $ 1,420
      Interest on other borrowings ......................     22                  0             13              15                0
    Income taxes:
      Federal ...........................................      0                  0            176             148              330
      State .............................................      0                  0             40              43               46

Schedule of Non-Cash Investing
 Activities:
  Federal Home Loan Bank Stock
   dividends ............................................      0                  0              0               4                0
  Change in unrealized gain (loss)
   on securities available for sale .....................      5                 25              2             (43)              (3)
  Change in deferred income taxes
   attributed to unrealized gain
   (loss) on securities available
   for sale .............................................      2                 10              1             (27)              (2)
  Securities transferred to available
   for sale .............................................      0                  0              0               0            4,048
  Foreclosed real estate ................................      0                  0            260               0                9


               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

      Description of the Business

        First Robinson Savings & Loan, F.A. (the Association) is a federally chartered mutual savings and loan with financial deposits insured by the Federal Deposit Insurance Corporation through the Savings Association Insurance Fund located in Crawford County, Illinois. The Association's main office is in Robinson with branch facilities in Oblong and Palestine. The Association provides financial services to individuals and corporate customers, and is subject to competition from other financial institutions. The Association is subject to the regulations of certain federal agencies and undergoes periodic examinations by those agencies.

      Basis of Financial Statement Presentation

        The accounting and reporting policies of the Association follow the accrual basis of accounting and conform to generally accepted accounting principles and to general practice within the financial institution industry. The consolidated financial statements include the accounts of the Association and its wholly owned subsidiary First Robinson Service Corporation, Inc., which was incorporated to provide insurance services. All material intercompany transactions and accounts have been eliminated.

        In preparing the consolidated financial statements, management is required to make estimates and assumptions which significantly affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the year. Actual results could differ significantly from those estimates.

        Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan losses and foreclosed real estate, management obtains independent appraisals for significant properties.

        Management believes the allowance for loan losses and real estate owned is adequate. Management uses available information to recognize losses on loans and foreclosed real estate. Future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

        The consolidated statements of financial condition as of December 31, 1996 and the consolidated statements of income, retained earnings, and cash flows for the two-month periods ended December 31, 1996 and 1995 are unaudited. However, in the opinion of management, these consolidated financial statements include all material adjustments necessary for the fair presentation of the Association's financial position, consisting solely of normal and recurring adjustments.

      Cash Equivalents

        Cash equivalents of $2,048,000,  $868,000 and $2,472,000 at December 31,
        1996, October 31, 1996 and 1995, respectively, consists of amounts due from depository institutions and interest-bearing deposits. For purposes of the consolidated statements of cash flows, the Association considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

      Securities Held to Maturity

        Securities classified as held to maturity are those securities the Association has the positive intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, which are recognized in interest income using the interest method over the period to maturity.

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

      Securities Available for Sale

        Securities classified as available for sale are those securities that the Association intends to hold for an indefinite period of time, but not necessarily to maturity, marketable equity securities, and FHLB stock. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Association's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. The difference between fair value and amortized cost, adjusted for amortization of premium and accretion of discounts, which are recognized in interest income using the interest method over their contractual lives, results in an unrealized gain or loss. Unrealized gains or losses are reported as increases or decreases in retained earnings, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

      Loans and Allowance for Loan Losses

        Loans are considered a held-to-maturity asset and, accordingly, are carried at historical cost. Loans are stated at the amount of unpaid principal, reduced by unearned discounts, allowances for loan losses, loans in process, loans participated to other financial institutions, and deferred loan origination fees. Unearned discounts on nonmortgage installment loans are recognized as income over the term of the loan by the interest method. Interest on all other mortgage and nonmortgage loans is calculated by using the simple interest method on the unpaid principal outstanding. The Association's policy is to discontinue the accrual of interest income on any loan when, in the opinion of management, there is reasonable doubt as to the timely collectibility of interest or principal. Interest income on these loans is recognized to the extent payments are received, and the principal is considered fully collectible. An allowance for loan losses has been established for loans through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

        Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to recognize additions to the allowance based on their judgments of information available to them at the time of their examination. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

        On November 1, 1995, the Association adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement of Financial Accounting Standards No. 118, which requires loans to be considered impaired when, based on current information and events, it is probable the Association will not be able to collect all amounts due. The portion of the allowance for loan losses applicable to impaired loans has been computed based on the present value of the estimated future cash flows of interest and principal discounted at the loan's effective interest rate or on the fair value of the collateral for collateral dependent loans. The entire change in present value of expected cash flows of impaired loans or of collateral value is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

               FIRST ROBINSON SAVINGS & LOAN, F.A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

      Real Estate Held for Investment and Foreclosed Real Estate

        Direct investments in real estate properties held for investment are carried at the lower of cost, including cost of improvements and amenities subsequent to acquisition, or net realizable value.

        Foreclosed real estate held for sale is carried at the lower of cost or estimated fair market value, net of estimated selling costs. Costs of holding foreclosed property are charged to expense in the current period, except for significant property improvements, which are capitalized to the extent that carrying value does not exceed estimated fair market value.

      Premises and Equipment

        Land is carried at cost. Buildings and furniture, fixtures and equipment are carried at cost adjusted for accumulated depreciated over the estimated useful lives of the assets. Buildings and furniture, fixtures and equipment are depreciated using the straight-line method. The estimated useful lives are five to fifty years for buildings and improvements and five to forty years for equipment.

      Income Taxes

        Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

      Pension Plan

        The Association has a pension plan covering substantially all employees. It is the policy of the Association to fund the maximum amount that can be deducted for federal income tax purposes but in amounts not less than the minimum amounts required by law.

      Off-Balance-Sheet Financial Instruments

        In the ordinary course of business, the Association has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such instruments are recorded in the consolidated financial statements when they become payable.

      New Accounting Standards

        Accounting for Mortgage Servicing Rights

         In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122 (FAS 122), "Accounting for Mortgage Servicing Rights." FAS 122 requires the Association to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. If the Association acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells those loans with servicing rights retained, the Association should allocate the total cost of the mortgage loans to mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The mortgage servicing rights should be amortized in proportion to and over the period of estimated net servicing income.

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note A.  Summary of Significant Accounting Policies

      New Accounting Standards

        Accounting for Mortgage Servicing Rights

         FAS 122 is effective for fiscal years beginning after December 15, 1995. The Association will be required to adopt FAS 122 for the fiscal year ending October 31, 1997. The Association believes the adoption of FAS 122 will not have a material impact on the consolidated financial statements.

        Accounting   for  Transfers  and  Servicing  of  Financial   Assets  and
        Extinguishment of Liabilities

         In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125 (FAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities."

         FAS 125 requires that an entity should only recognize those assets that it controls and liabilities it has incurred. Assets should be recognized until control has been surrendered, and liabilities should be recognized until they have been extinguished. Recognition of financial assets and liabilities will not be affected by the sequence of transactions unless the effect of the transactions is to maintain effective control over a transferred financial asset.

         FAS 125 is effective for transactions after December 31, 1996. The Association believes the adoption of FAS 125 will not have a material effect on the consolidated financial statements.

      Reclassifications

        Certain reclassifications have been made to the balances as of October 31, 1995 and 1994, with no effect on net income, to be consistent with the classifications adopted for December 31 and October 31, 1996, respectively.

Note B.  Securities

      Securities available for sale consist of the following:

                                                December 31, 1996
                                   -------------------------------------------
                                               Gross      Gross    Approximate
                                   Amortized Unrealized Unrealized    Market
                                      Cost     Gains      Losses      Value
                                      ----     -----      ------      -----
                                                   (1,000's)
                                   ---------------------------------------
                                                  (Unaudited)
                                   ---------------------------------------
Equity securities:
 FHLMC stock ..................... $  200      $ 2      $    0      $  202
 FHLB stock ......................    264        0           0         264
Mortgage-backed securities:
 FNMA ............................  2,598       52           5       2,645
 FHLMC ...........................    702       14           0         716
 GNMA ............................    185        6           0         191
                                   ------      ---      ------      ------

                                   $3,949      $74      $    5      $4,018
                                   ======      ===      ======      ======

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities

  Securities held to maturity consist of the following:

                                             December 31, 1996
                                   --------------------------------------------
                                               Gross      Gross     Approximate
                                   Amortized Unrealized  Unrealized   Market
                                      Cost     Gains      Losses      Value
                                      ----     -----      ------      -----
                                                    (1,000's)
                                      -----------------------------------
                                                   (Unaudited)
                                      -----------------------------------
Municipal obligations ............    $225       $0       $  0       $225
Mortgage-backed securities:
 FHLMC ...........................     345        0          4        341
                                       ---        -          -        ---
                                      $570       $0       $  4       $566
                                      ====       ==       ====       ====


  Securities available for sale consist of the following:

                                                 October 31, 1996
                                   --------------------------------------------
                                               Gross      Gross     Approximate
                                   Amortized Unrealized  Unrealized   Market
                                      Cost     Gains      Losses      Value
                                      ----     -----      ------      -----
                                                    (1,000's)
                                      -----------------------------------
                                                   (Unaudited)
                                      -----------------------------------
 Equity securities:
 FHLMC stock ..................    $  200      $ 5      $    0      $  205
 FHLB stock ...................       264        0           0         264
Mortgage-backed securities:
 FNMA .........................     2,698       41           9       2,730
 FHLMC ........................       724        6           5         725
 GNMA .........................       204        5           0         209
                                      ---        -           -         ---
                                   $4,090      $57      $   14      $4,133
                                   ======      ===      ======      ======


  Securities held to maturity consist of the following:
                                               October 31, 1996
                                   --------------------------------------------
                                               Gross      Gross     Approximate
                                   Amortized Unrealized  Unrealized   Market
                                      Cost     Gains      Losses      Value
                                      ----     -----      ------      -----
                                                    (1,000's)
                                      -----------------------------------
                                                   (Unaudited)
                                      -----------------------------------
 Municipal obligations ...........      $245       $0       $  0       $245
Mortgage-backed securities:
 FHLMC ..........................       347        0          3        344
                                        ---        -          -        ---
                                       $592       $0       $  3       $589
                                       ====       ==       ====       ====

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities

  Securities available for sale consist of the following:


                                               October 31, 1995
                                   --------------------------------------------
                                               Gross      Gross     Approximate
                                   Amortized Unrealized  Unrealized   Market
                                      Cost     Gains      Losses      Value
                                      ----     -----      ------      -----
                                                    (1,000's)
                                      -----------------------------------
                                                   (Unaudited)
                                      -----------------------------------
Equity securities:
 FHLMC stock ..................      $  200      $ 8      $    0      $  208
 FHLB stock ...................         240        0           0         240
Mortgage-backed securities:
 FNMA certificates ............       1,123       17           1       1,139
 FHLMC certificates ...........         982       13           1         994
 GNMA certificates ............         299       10           0         309
                                        ---       --           -         ---
                                     $2,844      $48      $    2      $2,890
                                     ======      ===      ======      ======


  Securities held to maturity consist of the following:

                                               October 31, 1995
                                   --------------------------------------------
                                               Gross      Gross     Approximate
                                   Amortized Unrealized  Unrealized   Market
                                      Cost     Gains      Losses      Value
                                      ----     -----      ------      -----
                                                    (1,000's)
                                      -----------------------------------
                                                   (Unaudited)
                                      -----------------------------------
U. S. Government and federal
 agencies:
 FHLMC step up .................... $  500       $0       $    6      $  494
Municipal obligations .............    265        0            0         265
Mortgage-backed securities:
 FHLMC certificate ................    531        1            2         530
                                       ---        -            -         ---
                                    $1,296       $1       $    8      $1,289
                                    ======       ==       ======      ======


  Maturity analysis of securities is summarized as follows:

                                               December 31, 1996
                                   --------------------------------------------
                                               Gross      Gross     Approximate
                                   Amortized Unrealized  Unrealized   Market
                                      Cost     Gains      Losses      Value
                                      ----     -----      ------      -----
                                                    (1,000's)
                                      -----------------------------------------
                                                   (Unaudited)
                                      -----------------------------------------
Due in one year or less ..........  $    0      $    0      $ 15      $ 15
Due after one year through
 five years ......................       0           0         0         0
Due after five years through
 ten years .......................       0           0         0         0
Due after ten years ..............     464         466       210       210
Mortgage-backed securities .......   3,485       3,552       345       341
                                     -----       -----       ---       ---
                                    $3,949      $4,018      $570      $566
                                    ======      ======      ====      ====

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note B.  Securities

  Maturity analysis of securities is summarized as follows:

                                                  October 31, 1996
                                 -----------------------------------------------
                                        Securities               Securities
                                    Available for Sale       Held to Maturity
                                 ------------------------- ---------------------
                                               Approximate           Approximate
                                   Amortized     Market    Amortized    Market
                                     Cost        Value       Cost        Value
                                     ----        -----       ----        -----
                                                     (1,000's)
                                 -----------------------------------------------
Due in one year or less ........    $    0      $    0        $ 35      $ 35
Due after one year through
 five years ....................         0           0           0         0
Due after five years through
 ten years .....................         0           0           0         0
Due after ten years ............       464         469         210       210
Mortgage-backed securities .....     3,626       3,664         347       344
                                     -----       -----         ---       ---
                                    $4,090      $4,133        $592      $589
                                    ======      ======        ====      ====


                                                  October 31, 1996
                                 -----------------------------------------------
                                        Securities               Securities
                                    Available for Sale       Held to Maturity
                                 ------------------------- ---------------------
                                               Approximate           Approximate
                                   Amortized     Market    Amortized    Market
                                     Cost        Value       Cost        Value
                                     ----        -----       ----        -----
                                                     (1,000's)
                                 -----------------------------------------------
Due in one year or less ........    $    0     $    0       $  126     $  127
Due after one year through
 five years ....................         0          0          559        552
Due after five years through
 ten years .....................         0          0           80         80
Due after ten years ............       440        448            0          0
Mortgage-backed securities .....     2,404      2,442          551        530
                                     -----      -----          ---        ---
                                    $2,844     $2,890       $1,296     $1,289
                                    ======     ======       ======     ======


  There were no gains or losses on the sale of securities for the two-month periods ended December 31, 1996 and 1995 and for the years ended October 31, 1996, 1995 and 1994. During 1994, the Association sold FHLB stock for $87,000 at no gain or loss.

  Securities at December 31, 1996, October 31, 1996 and 1995, respectively, with amortized cost of $2,279,000, $2,661,000 and $1,681,000, and approximate market values of $2,321,000, $2,730,000 and $1,685,000 were pledged to secure public deposits and for other purposes as required or permitted by law. The Association had one derivative security at October 31, 1995, which was a FHLMC Step Up.

  As a member of the Federal Home Loan Bank system, the Bank is required to maintain an investment in capital stock of the Federal Home Loan Bank in an amount equal to 1% of its outstanding mortgage loans and it has no quoted market value. For disclosure purposes, such stock is assumed to have a market value which is equal to cost.

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note C.  Loans Receivable

  Loans receivable consisted of the following:



                                                                 October 31,
                                             December 31,   --------------------
                                                1996         1996          1995
                                                ----         ----          ----
                                                            (1,000's)
                                            ------------------------------------
                                            (Unaudited)
                                            -----------
Real estate loans:
   One to four family residential .......      $27,822      $27,784      $23,448
   Multi-family residential .............          135          141          174
   Commercial ...........................       10,608        9,594        5,560
   Construction .........................          155           76          514
                                                   ---           --          ---
                                                38,720       37,595       29,696

Other loans:
   Deposit accounts .....................          569          571        1,069
   Automobile ...........................        8,729        8,764        7,273
   Commercial ...........................        6,819        5,257        4,628
   Other loans ..........................        2,712        2,717        2,591
                                                 -----        -----        -----
      Total loans .......................       18,829       17,309       15,561

Less:
   Allowance for loan losses ............          412          413          255
   Specific reserve .....................            0            0            8
   Unearned discounts ...................            0           43          140
   Loans in process .....................          134            0            0
                                                   ---            -            -
     Net loans ..........................      $57,003      $54,448      $44,854
                                               =======      =======      =======

An analysis of the allowance for loan losses is as follows:

                                December 31,            October 31,
                               -------------------------------------------
                               1996     1995      1996       1995     1994
                               ----     ----      ----       ----     ----
                                                  (1,000's)
                               --------------------------------------------
                                                 (Unaudited)
                               --------------------------------------------
Balance ...............        $413      $255      $255      $288      $367
 Provision for losses .           8         4       270         9        24
 Loans charged off ....         (10)      (10)     (122)      (44)     (131)
 Recoveries ...........           1         1        10         2        28
                                ---       ---       ---       ---       ---
Balance ...............        $412      $250      $413      $255      $288
                               ====      ====      ====      ====      ====

Nonaccrual loans at December 31, 1996, October 31, 1996 and 1995 were $42,000, $68,000 and $10,000, respectively. Management had not identified any other loans considered to be impaired as of December 31, 1996, October 31, 1996 and 1995, respectively.

The weighted average interest rate on loans at December 31, 1996, October 31, 1996 and 1995 was 9.01%, 8.84%, and 8.78%, respectively.

The Association sold participating interest in loans in the amount of $600,000 and $0 for two months ended December 31, 1996 and 1995, respectively, and $1,138,000, $3,081,000, and $109,000 for the respective years ending October 31, 1996, 1995, and 1994. During the year ended October 31, 1996, the Association sold one SBA guaranteed commercial real estate loan with unpaid principal balance of $606,000 at a gain of $45,000.

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note D.  Accrued Interest Receivable

      Accrued interest receivable consisted of the following:

                                                                 October 31,
                                             December 31,    -------------------
                                                1996         1996        1995
                                                ----         ----        ----
                                              (1,000's)          (1,000's)
                                              ---------      ----------------
                                             (Unaudited)
                                             -----------
Mortgage loans .......................          $320          $312       $177
Nonmortgage loans ....................           192           193        101
Securities ...........................             6             9         17
                                                ----          ----       ----
                                                $518          $514       $295
                                                ====          ====       ====


Note E.  Premises and Equipment

      Premises and equipment consisted of the following:

                                                             October 31,
                                          December 31,   --------------------
                                              1996         1996         1995
                                              ----         ----         ----
                                           (1,000's)           (1,000's)
                                          -----------    --------------------
                                          (Unaudited)
                                          -----------
Land .................................      $   313       $   313       $   288
Building .............................        2,252         2,246         2,134
Furniture and equipment ..............        1,153         1,143         1,063
                                              3,718         3,702         3,485
Accumulated depreciation .............       (1,165)       (1,138)         (988)
                                             ------        ------          ----
                                            $ 2,553       $ 2,564       $ 2,497
                                            =======       =======       =======

Depreciation included in the consolidated statements of income amounted to $27,000 and $25,000 for the two-month periods ended December 31, 1996 and 1995 and $165,000, $120,000 and $96,000 for the years ended October 31, 1996, 1995 and 1994, respectively.

Included in the buildings is $186,794 of capitalized interest from the 1985 building project. Amortization of capitalized interest, which is included in premises, occupancy and equipment expense, amounted to $623 for each of the two month periods ended December 31, 1996 and 1995, and $3,735 for each of the years ended October 31, 1996, 1995 and 1994.

The Association has purchased land in Oblong for the construction of a drive-up facility. At October 31, 1996, there had been no construction and at December 31, 1996 the Association had incurred $130,000 in cost associated with this project. Total projected cost is $235,000 with completion within the next twelve months.

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note F.  Deposit Analysis

      Deposits consisted of the following:


                                                        December 31,                                October 31,
                                                  -----------------------      -----------------------------------------------------
                                                           1996                        1996                      1995
                                                  -----------------------      --------------------     ----------------------
                                                                 Weighted                  Weighted                   Weighted
                                                                  Average                   Average                    Average
                                                                 Interest                  Interest                   Interest
                                                    Amount         Rate        Amount        Rate        Amount         Rate
                                                    ------         ----        ------        ----        ------         ----
                                                                                    (1,000's)
                                                  ----------------------------------------------------------------------------------
                                                         (Unaudited)
                                                  ---------------------
Non-interest bearing .....................         $ 2,790          .00%      $ 2,265          .00%      $ 1,873         .00%
NOW accounts .............................           7,313         3.13%        6,717         3.12%        6,055        3.14%
Passbook .................................           5,515         3.23%        5,540         3.00%        4,124        3.00%
Certificates .............................          44,024         5.69%       42,169         5.65%       37,352        5.65%
                                                    ------         ----        ------         ----        ------        ----
  Total deposits .........................         $59,642         4.87%      $56,691         4.87%      $49,404        4.91%
                                                   =======         ====       =======         ====       =======        ====


  Certificates had the following remaining maturities:

                                             December 31, 1996
                           -----------------------------------------------------
                           Less Than   One to      Two to       After
                            One Year  Two Years  Three Years Three Years  Totals
                            --------  ---------  ----------- -----------  ------
                                                  (1,000's)
                           -----------------------------------------------------
                                                 (Unaudited)
                           -----------------------------------------------------
3.00 to 3.99% .........     $   307     $    0     $    0     $    0     $   307
4.00 to 4.99% .........      20,166      3,907        375        100      24,548
5.00 to 5.99% .........      10,320      3,366      1,084      4,399      19,169
6.00 to 6.99% .........           0          0          0          0           0
                            -------     ------     ------     ------     -------
  Totals ..............     $30,793     $7,273     $1,459     $4,499     $44,024
                            =======     ======     ======     ======     =======

  Certificates had the following remaining maturities:

                                        October 31,1996
                    ----------------------------------------------------------
                    Less Than    One to        Two to        After
                     One Year   Two Years   Three Years   Three Years   Totals
                     --------   ---------   -----------   -----------   ------
                                         (1,000's)
                    ----------------------------------------------------------
3.00 to 3.99% .....  $    94     $    0      $    0        $    0      $    94
4.00 to 5.99% .....   17,859      4,414         590            95       22,958
6.00 to 7.99% .....    7,911      2,478       2,409         3,697       16,495
8.00 to 9.99% .....    2,208        250         164             0        2,622
----    ----           -----        ---         ---             -        -----
  Totals ..........  $28,072     $7,142      $3,163        $3,792      $42,169
                     =======     ======      ======        ======      =======

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note F.  Deposit Analysis

                                              October 31, 1995
                         -------------------------------------------------------
                         Less Than   One to       Two to        After
                          One Year  Two Years   Three Years  Three Years  Totals
                          --------  ---------   -----------  -----------  ------
                                                (1,000's)
                         -------------------------------------------------------
3.00 to 3.99% .........   $    11     $    0     $    0     $    0     $    11
4.00 to 5.99% .........    16,611      3,599      1,494        106      21,810
6.00 to 7.99% .........     4,876      4,005      1,105      1,242      11,228
8.00 to 9.99% .........     1,748      2,149        250        156       4,303
----    ----                -----      -----        ---        ---       -----
  Totals ..............   $23,246     $9,753     $2,849     $1,504     $37,352
                          =======     ======     ======     ======     =======

      Interest expense on deposits is summarized as follows:

                               December 31,                October 31,
                            -----------------    -------------------------------
                            1996         1995      1996        1995        1994
                            ----         ----      ----        ----        ----
                                                    (1,000's)
                            ----------------------------------------------------
                              (Unaudited)
                            -------------
Passbook .............      $ 27      $   21      $  156      $  129      $  131
NOW accounts .........        36          32         207         189         195
Certificates .........       410         357       2,271       1,633       1,120
                             ---         ---       -----       -----       -----
                            $473      $  410      $2,634      $1,951      $1,446
                            ====      ======      ======      ======      ======

      At December 31, 1996, October 31, 1996 and 1995, the Association had $10,972,000, $10,737,000 and $10,155,000, respectively, of deposit accounts with balances of $100,000 or more. The Association did not have brokered deposits at December 31, 1996, October 31, 1996 or 1995. Deposits in excess of $100,000 are not federally insured.

Note G.  Federal Home Loan Bank Advances

      The Association has entered into a FHLB advance agreement on March 19, 1991. The agreement covers the terms and collateral requirements. The daily advances are secured by FHLB stock and a portion of the qualified mortgage loans of the Association. The Association had outstanding advances of $2,500,000, $1,500,000 and $0 as of December 31, 1996, October 31, 1996 and 1995, respectively. In addition, the Association had $12,000, $7,000 and $0 of accrued interest payable as of December 31, 1996, October 31, 1996 and 1995, respectively.

      Information concerning FHLB advances is summarized as follows:

                                                               October 31,
                                         December 31,      ---------------------
                                             1996           1996           1995
                                             ----           ----           ----
                                          (Unaudited)
                                          -----------
Average balance ......................       $2,262        $  367        $  329
Average interest rate ................         5.57%         5.72%         6.08%
Maximum month-end balance ............        2,500         1,500         2,000

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note H.  Retained Earnings

      The Association as a member of the Federal Home Loan Bank System is required to hold a specified number of shares of capital stock, which is carried at cost, in the Federal Home Loan Bank of Chicago. In addition, the Association is required to maintain cash and liquid assets in an amount equal to 5% of its deposit accounts and other obligations due within one year. The Association has met these requirements.

      Federal  associations are required to satisfy three capital  requirements:
      (i) a requirement that "tangible capital" equal or exceed 1.5% of adjusted total assets, (ii) a requirement that "core-capital" equal or exceed 3% of adjusted total assets, and (iii) a risk-based capital standard of 8% of "risk-adjusted" assets. Failure to comply with applicable regulatory capital requirements can result in capital directives from regulatory agencies, restrictions on growth, and other limitations on a federal association's operations. At December 31, 1996, October 31, 1996 and 1995 the Association met each of the three capital requirements.

      Generally Accepted Accounting Principles (GAAP) includes the unrealized gain or loss on securities available for sale as capital. In November of 1994, the Office of Thrift Supervision (OTS) changed the determination of regulatory capital not to include any unrealized gain or loss on securities available for sale. As of December 31, 1996, October 31, 1996 and 1995, the Association had $41,000, $27,000 and $28,000 of unrealized gain on securities available for sale included in GAAP capital.

      The following table demonstrates, as of December 31, 1996, the extent to which the Association exceeds the three minimum capital requirements:


                                                      Regulatory Capital
                                          --------------------------------------
                                              Actual    Requirement      Excess
                                              ------    -----------      ------
Tangible capital:
  Dollar amount ......................    $   4,704    $    1,013    $    3,691
  Percent of tangible assets .........         6.97%        1.50%         5.47%

Core capital:
  Dollar amount ......................    $   4,704    $    2,026    $    2,678
  Percent of tangible assets .........         6.97%        3.00%         3.97%

Risk-based capital:
  Dollar amount ......................    $   5,116    $    3,993    $    1,123
  Percent of risk-weighted assets ....        10.25%        8.00%         2.25%

        The Bank's total risk-weighted assets at December 31, 1996, were approximately $49,912,000.

      Consistent with the increased capital requirements imposed by regulators of national banks, the core capital requirement for most savings institutions, including the Association, is expected to rise to a level ranging from 3% to 5% of adjusted total assets. A proposed regulation requiring such a change was issued by the Office of Thrift Supervision
      (OTS) in April 1991.

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note I.  Income Tax

      The components of the provision for income taxes are summarized as follows:

                                  December 31,               October 31,
                                 -------------      ----------------------------
                                 1996     1995       1996        1995       1994
                                 ----     ----       ----        ----       ----
                                                     (1,000's)
                                 -----------------------------------------------
Currently payable:              (Unaudited)
                                 ----------
   Federal ..............       $36       $27       $ 147        $162       $167
   State ................        11         4          33          35         30
Deferred:
   Federal ..............         0         0        (105)         28         20
   State ................         0         0         (24)          8          4
                                  -         -         ---           -          -
                                $47       $31       $  51        $233       $221
                                ===       ===       =====        ====       ====

      Income tax expense for the two month periods ended December 31, 1996 and 1995, and the years ended October 31, 1996, 1995 and 1994, has been provided at an effective rate of approximately 29.5%, 36.9% and 40.0%, respectively. An analysis of tax expense for the three years setting forth the reasons for the variations from the federal statutory rates is as follows:

                                           December 31,      October 31,
                                           ------------  -----------------------
                                           1996   1995   1996    1995       1994
                                           ----   ----   ----    ----       ----
                                                          (1,000's)
                                           -------------------------------------
                                           (Unaudited)
                                           -----------
Computed tax at statutory rates$ ........    41   $27   $  51    $ 215    $ 198
Increase (decrease) in tax
 expense resulting from:
  State and local taxes based
   on income, net of federal
   income tax benefit ...................     6     4      15       28       23
  Municipal interest ....................     0     0      (6)      (5)      (7)
  Other .................................     0     0      (9)      (5)       7
                                              -     -      --       --        -
                                            $47   $31   $  51    $ 233    $ 221
                                            ===   ===   =====    =====    =====

      Under existing provisions of the Internal Revenue Code and similar sections of the Illinois income tax law, qualifying thrifts may claim bad debt deductions based on the greater of (1) a specified percentage of taxable income, as defined, or (2) actual loss experience. If, in the future, any of the accumulated bad debt deductions are used for any purpose other than to absorb bad debt losses, gross taxable income may result and income taxes may be payable.

      The Small Business Job Protection Act became law on August 20, 1996. One of the provisions in this law repealed the reserve method of accounting for bad debts for thrift institutions so that the bad debt deduction described in the preceding paragraph will no longer be effective for tax years beginning after December 31, 1995. The change in the law requires that the tax bad debt reserves accumulated after October 31, 1988 be recaptured into taxable income over a six-year period. The start of the six-year period can be delayed for up to two years if the Association meets certain residential lending thresholds. Deferred taxes have been provided on the portion of the tax reserve for loan loss that must be recaptured.

      Retained earnings at October 31, 1996 and 1995 includes approximately $1,400,000 for which federal income tax has not been provided, which is adjusted annually. The Association is allowed a special bad debt deduction limited generally to 8 percent of otherwise taxable income and subject to certain limitations based on aggregate loans and savings account balances at the end of the year. If the amounts that qualify as deductions for federal income tax purposes are later used for purposes other than for bad debt losses, they will be subject to federal income tax at the then current corporate rate. The unrecorded deferred tax liability on the above amounts is approximately $560,000 at a 40% effective tax rate.

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note I.  Income Tax

      The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

                                             December 31,         October 31,
                                            -----------         ----------------
                                                1996            1996        1995
                                                ----            ----        ----
                                                         (1,000's)
                                               ---------------------------------
                                            (Unaudited)
                                            -----------
Deferred tax assets:
 Allowance for loan losses ................     $119            $119       $ 62
 Directors retirement .....................       36              36          0
                                                 155             155         62
Deferred tax liabilities:
 Accrual basis adjustment .................       46              51         81
 Depreciation .............................      173             169        174
 FHLB stock ...............................        9               9         10
 Allowance for unrealized gain on
   securities available for sale ..........       27              17         18
                                                ----            ----       ----
                                                 255             246        283
                                                 ---             ---        ---
Net deferred tax liabilities ..............     $100            $ 91       $221
                                                ====            ====       ====


      No valuation allowance was required for deferred tax assets at December 31, 1996, October 31, 1996 or 1995.

Note J.  Employee Benefit Plans

      The Association has established a 401(k) profit sharing plan which covers all employees with three months of service and minimum age of 21. This plan allows for individual employees to elect a portion of their salaries to be deferred with a matching provision of the first four percent of salary deferral at a rate of twenty-five percent from the Association. The plan has a five year vesting schedule. Contributions to this plan by the Association amounted to $0 for each of the two-month periods ended December 31, 1996 and 1995, respectively, and $3,000, $26,000, and $40,000 for the years ended October 31, 1996, 1995, and 1994, respectively, which are included in compensation and employee benefits. The Association accrued $14,000, $0 and $24,000, which is included in accrued expenses at December 31, 1996, October 31, 1996 and 1995. Total pension cost including administration and other fees amounted to $14,000 and $0 for each of the two-month periods ended December 31, 1996 and 1995, respectively, and $12,000, $27,000, and $42,000 for the years ended October 31, 1996, 1995, and 1994, respectively, which are included in compensation and employee benefits.

      The Association received $83,000 for the year ended October 31, 1995, from the termination of the Savings Association Retirement Fund, a deferred benefit plan. The payment during 1995 was the final payment from this fund.

      The Association approved a directors retirement plan during 1996. The plan provided for a one-time contribution of $2,000 per year of service for each director, future contributions of $2,000 per year for each director, and a discretionary annual contribution for each director using performance standards similar to those used under the existing 401(k) plan. Each directors account will include a rate of return equal to the highest interest rate paid on the Association's one year or less certificate of deposits. Future annual contributions will be made to each director as of January 1 of each year starting with January 1, 1998. The Association's contribution, including prior service, for the year ended October 31, 1996 was $94,000 with interest of $400. The plan expense is included in compensation and employee benefits for 1996 with the liability recorded as a deposit account.

               FIRST ROBINSON SAVINGS & LOAN, F.A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note K.  Economic Dependency

      The Association is a nondiscriminatory lender in their market area as defined by their Community Reinvestment Act. The Association is a full service institution with facilities located in southeast central Illinois. The Association has no economic dependency other than the general market area. Concentration of credit risk has been disclosed in Note C concerning lending portfolio.

Note L.  Commitments and Contingencies

      In the normal course of business, the Association has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Association is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Association.

                                                    October 31,
                                December 31,   --------------------
                                   1996          1996          1995
                                   ----          ----          ----
                                              (1,000's)
                               ------------------------------------
                               (Unaudited)
                               -----------
             Fixed rate             $87           $538         $  0
                                    ===           ====         ====

             Variable rate       $1,973         $2,892         $409
                                 ======         ======         ====

      Interest rates for fixed rate loan commitments at December 31, 1996 and October 31, 1996 were from 5.00% to 10.00%. Interest rates for variable rate loan commitments at December 31, and October 31, 1996 were from 8.00% to 9.75%. Interest rates for variable rate loan commitments at October 31, 1995 were from 8.00% to 10.75%. The Association had unused lines of credit in the amount of $1,823,000, $2,118,000 and $1,507,000 at December 31,
      1996, October 31, 1996 and 1995, respectively. The Association had an outstanding letter of credit in the amount of $250,000 at December 31, 1996.

      The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of these instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Association upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

               FIRST ROBINSON SAVINGS & LOAN, F.A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note M.  Related Parties

      The Association has entered into transactions with its directors, and executive officers, and their affiliates. Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. A summary of loans to such related parties is as follows:

                                                       October 31,
                                   December 31,     -----------------
                                      1996          1996        1995
                                      ----          ----        ----
                                                (1,000's)
                                   ----------------------------------
                                  (Unaudited)
                                  -----------
       Balance ....................   $210          $222        $ 69
       New loans...................     34           140         164
       Repayments..................    (24)         (152)        (11)
       Balance ....................   $220          $210        $222

Note N.  Federal Deposit Insurance Corporation's Assessment

      In September, 1996, the FDIC imposed the one-time assessment on all SAIF insured deposits. The Association has included the FDIC assessment in the amount of $281,000 in SAIF deposit insurance in the consolidated statements of income for the year ended October 31, 1996.

Note O.  Plan of Stock Conversion

      On November 12, 1996, the board of directors of the Association adopted a plan of conversion whereby the Association would convert to a federal chartered stock savings bank and thereafter to a national bank. The plan includes, as part of the conversion, the concurrent formation of a holding company. The plan provides that nontransferable subscription rights to purchase holding company conversion stock will be offered first to the Association's eligible account holders of record as of October 31, 1995, then to the Association's tax-qualified employee stock benefit plan, then to supplemental eligible account holders then to other members. Concurrently with, at any time during, or promptly after the subscription offering, and on a lowest priority basis, an opportunity to subscribe may also be offered to the general public in a community offering. Thereafter, if all shares have not been sold, it is anticipated that any remaining shares will be offered to the general public in an underwritten public offering. The price of the holding company conversion stock will be based upon an independent appraisal of the Association and will reflect its estimated pro forma market value, as converted. The Association has not filed its application for conversion at December 31, 1996.

      Subsequent to conversion, savings account holders and borrowers will not have voting rights in the Association. Voting rights of the Association will be vested exclusively with the holding company. Savings deposits will continue to be insured by the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation.

      All costs associated with the conversion will be deferred and deducted from the proceeds from the sale of stock. If the Association does not convert to stock form, such costs will be charged to expense.

      For the purpose of granting eligible members of the Association a priority in the event of future liquidation, the Association will, at the time of conversion, establish a liquidation account equal to its regulatory capital as of the date of the latest balance sheet used in the final conversion offering circular. In the event (and only in such event) of future liquidation of the converted Association, an eligible savings account holder who continues to maintain a savings account shall be entitled to receive a distribution from the liquidation account, in the proportionate amount of the then current adjusted balance of the savings deposits then held, before any distributions may be made with respect to capital stock.

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note O.  Plan of Stock Conversion

      Present regulations provide that the Association may not declare or pay a cash dividend on or repurchase any of its capital stock if the result thereof would be to reduce the regulatory capital of the Association below the amount required for the liquidation account or the regulatory capital requirement. Further, any dividend declared or paid on, or repurchase of, the Association's capital stock shall be in compliance with the rules and regulations of the OTS, until the conversion to a national bank, then the OCC, or other applicable regulations.

Note P.  Disclosures about Fair Value of Financial Institutions

      In December, 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." This statement extends the existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments (as defined), both assets and liabilities recognized and not recognized in the statements of financial condition, for which it is practicable to estimate fair value.

      There are inherent limitations in determining fair value estimates, as they relate only to specific data based on relevant information at that time. As a significant percentage of the Association's financial instruments do not have an active trading market, fair value estimates are necessarily based on future expected cash flows, credit losses, and other related factors. Such estimates are accordingly, subjective in nature, judgmental and involve imprecision. Future events will occur at levels different from that in the assumptions, and such differences may significantly affect the estimates.

      The statement excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Association.

      Additionally, the tax impact of the unrealized gains or losses has not been presented or included in the estimates of fair value.

      The following methods and assumptions were used by the Association in estimating its fair value disclosures for financial instruments.

        Cash and Cash Equivalents: The carrying amounts reported in the consolidated statements of financial condition for cash and short-term instruments approximate those assets' fair values.

        Securities: Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. No active market exists for the Federal Home Loan Bank capital stock. The carrying value is estimated to be fair value since if the Bank withdraws membership in the Federal Home Loan Bank, the stock must be redeemed for face value.

        Loans Receivable: The fair value of loans was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        Deposits: The fair value of savings deposits and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

        Borrowings: The fair value of FHLB advances and other borrowings are estimated using rates currently available for debt with similar terms and remaining maturities.

               FIRST ROBINSON SAVINGS & LOAN, F. A. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note P.  Disclosures about Fair Value of Financial Institutions

      The Association estimates fair value of financial instruments on a calendar quarter basis to correspond to other regulatory reporting requirements.

      The estimated fair value of the Association's financial instruments are as follows:

                                              December 31,      September 30,
                                                 1996                1996
                                           ----------------   ------------------
                                           Carrying   Fair    Carrying     Fair
                                            Amount    Value     Amount     Value
                                            ------    -----     ------     -----
                                                         (1,000's)
                                           -------------------------------------
                                                        (Unaudited)
                                           -------------------------------------
ASSETS
   Cash and interest bearing deposits ..   $ 2,518   $ 2,518   $ 2,449   $ 2,449
   Securities available for sale .......     4,018     4,018     3,927     3,970
   Securities held to maturity .........       570       566       592       589
   Loans receivable, net ...............    57,003    57,454    53,998    55,103

LIABILITIES
   Deposits ............................    59,642    59,832    57,069    57,158
   FHLB advances .......................     2,500     2,500     1,500     1,500

================================================================================

         No person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Holding Company or the Association. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Holding Company or the Association since any of the dates as of which information is furnished herein or since the date hereof.

                                  -------------

                                TABLE OF CONTENTS
                                                                           Page
Prospectus Summary........................................................
Selected Financial Information............................................
Risk Factors..............................................................
Use of Proceeds...........................................................
Dividends.................................................................
Market for Common Stock...................................................
First Robinson Savings and Loan, F.A......................................
First Robinson Financial Corporation......................................
First Robinson Savings Bank, National Association.........................
Pro Forma Data............................................................
Proposed Management Purchases.............................................
Pro Forma Regulatory Capital Analysis.....................................
Capitalization............................................................
Statements of Income......................................................
Management's Discussion and Analysis of
 Financial Condition and Results of Operations............................
Business of the Association...............................................
Regulation................................................................
Management................................................................
The Conversion............................................................
Restrictions on Acquisitions of Stock
 and Related Takeover Defensive Provisions................................
Description of Capital Stock..............................................
Legal and Tax Matters.....................................................
Experts...................................................................
Additional Information....................................................
Index to Financial Statements.............................................  F-1

       Until the later of ________, 1997, or 25 days after com mencement of the offering of Common Stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================

                                 747,500 Shares
                              (Anticipated Maximum)





                            FIRST ROBINSON FINANCIAL
                                   CORPORATION

                       (Holding Company for First Robinson
                        Savings and Loan, F.A. to become
               First Robinson Savings Bank, National Association)





                                  Common Stock

                                $10.00 Per Share
                                 Purchase Price



                              ---------------------

                                   PROSPECTUS
                              ---------------------






                            TRIDENT SECURITIES, INC.


                                 ________, 1997



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution

         Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.

Counsel fees and expenses............................................. $  80,000
Accounting fees and expenses..........................................    30,000
Appraisal and business plan
  preparation fees and expenses.......................................    30,000
Conversion Agent fees and expenses....................................     8,000
Underwriting fees(1) (including financial
   advisory fee and expenses).........................................    88,910
Underwriter's counsel fees and expenses...............................    32,500
Printing, postage and mailing.........................................    50,000
Registration and Filing Fees..........................................    25,000
Blue Sky fees and expenses............................................     6,000
Stock Transfer Agent and Certificates.................................     7,500
Other expenses(1).....................................................    42,090
                                                                        --------
     TOTAL............................................................  $400,000
                                                                        ========
------------------
(1)        Based on maximum of Estimated Valuation Range.



Item 14.  Indemnification of Directors and Officers

         Article Eleventh of the Holding Company's Certificate of Incorporation provides for indemnification of directors and officers of the Holding Company against any and all liabilities, judgments, fines and reasonable settlements, costs, expenses and attorneys' fees incurred in any actual, threatened or potential proceeding, except to the extent that such indemnification is limited by Delaware law and such law cannot be varied by contract or bylaw. Article Eleventh also provides for the authority to purchase insurance with respect thereto.

         Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation's Board of Directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of such status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the right of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith; (ii) was acting in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate; (iii) with respect to a criminal proceeding, has no reasonable cause to believe his conduct was unlawful; and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

         Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the Board of Directors of the Holding Company by a majority vote of a quorum consisting of directors not at the time parties to such proceeding; or
(ii) if such a quorum cannot be obtained or the quorum so directs, then by independent legal counsel in a written opinion; or (iii) by the stockholders.

         Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the corporation against such expenses.

Item 15.  Recent Sales of Unregistered Securities

         The Registrant is newly incorporated, solely for the purpose of acting as the holding company of the First Robinson Savings and Loan, F.A. pursuant to the Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date, other than the sale of one share of the Registrant's stock to its incorporator for the purpose of qualifying the Registrant to do business in the State of Illinois.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits:

1.1      Letter Agreement regarding management, marketing and
            consulting services
1.2      Form of Agency Agreement*
2        Plan of Conversion
3.1      Certificate of Incorporation of the Holding Company
3.2      Bylaws of the Holding Company
3.3      Charter of Association in stock form
3.4      Bylaws of Association in stock form
3.5      Articles of Association of National Bank
3.6      Bylaws of National Bank
4        Form of Stock Certificate of the Holding Company
5        Opinion of Silver, Freedman & Taff, L.L.P. with Respect to Legality of Stock
8.1      Opinion of Silver, Freedman & Taff,  L.L.P. with respect to Federal income tax consequences of the Stock Conversion*
8.2      Opinion of Larsson, Woodyard & Henson LLP with respect to Illinois income tax consequences of the Stock Conversion
10.1     Letter Agreement regarding Appraisal Services and Business Plan
            Preparation
10.2     Employee Stock Ownership Plan
10.3     Directors Retirement Plan
22       Subsidiaries
24.1     Consent of Silver, Freedman & Taff, L.L.P.
24.2     Consent of Larsson, Woodyard & Henson LLP
24.3     Consent of Ferguson & Company
25       Power of Attorney (set forth on signature page)
99.1     Appraisal
99.2     Proxy Statement and form of proxy to be furnished to the Association's account holders
99.3     Stock Order Form and Order Form Instructions*
99.4     Certification
99.5     Question and Answer Brochure
99.6     Advertising, Training and Community Informational Meeting
            Materials
99.7     Letter of Appraiser with respect to Subscription Rights

*  To be filed  supplementally or by amendment.

Item 17.  Undertakings

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Robinson, State of Illinois on March 19, 1997.


                                            FIRST ROBINSON FINANCIAL CORPORATION



                                            By:/s/ Rick L. Catt
                                               ---------------------------------
                                               Rick L. Catt, President and
                                                Chief Executive Officer
                                                (Duly Authorized Representative)


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rick L. Catt his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Rick L. Catt                            /s/ Jamie E. McReynolds
--------------------------------------      ------------------------------------
Rick L. Catt, Director,                     Jamie E. McReynolds, Vice President,
 President and Chief Executive Officer        Secretary and Chief Financial
 (Chief Operating Officer)                    Officer (Principal Financial
                                                       Officer)





/s/ Scott F. Pulliam                         /s/ James D. Goodwine
--------------------------------------       -----------------------------------
Scott F. Pulliam, Chairman of the Board      James D. Goodwine, Director




/s/ Cell T. Keller                           /s/ William K. Thomas
--------------------------------------       -----------------------------------
Cell T. Keller, Director                     William K. Thomas, Director




/s/ Donald K. Inboden
--------------------------------------
Donald K. Inboden, Director

     As filed with the Securities and Exchange Commission on March 19, 1997

                                                  Registration No. 333-________








                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549






                                    EXHIBITS

                                       TO

                                    FORM S-1

                                      UNDER

                           THE SECURITIES ACT OF 1933









                      FIRST ROBINSON FINANCIAL CORPORATION
                              501 East Main Street
                            Robinson, Illinois 62454

                                  EXHIBIT INDEX




Exhibits:
---------
 1.1      Letter Agreement regarding management, marketing and consulting services
 1.2      Form of Agency Agreement*
 2        Plan of Conversion
 3.1      Certificate of Incorporation of the Holding Company
 3.2      Bylaws of the Holding Company
 3.3      Charter of Association in stock form
 3.4      Bylaws of Association in stock form
 3.5      Articles of Association of National Bank
 3.6      Bylaws of National Bank
 4        Form of Stock Certificate of the Holding Company
 5        Opinion of Silver, Freedman & Taff, L.L.P. with Respect to Legality of Stock
 8.1      Opinion of Silver, Freedman & Taff,  L.L.P. with respect to Federal income tax consequences of the Stock Conversion*
 8.2      Opinion of Larsson, Woodyard & Henson LLP with respect to Illinois income tax consequences of the Stock Conversion
10.1      Letter Agreement regarding Appraisal Services and Business Plan
          Preparation
10.2      Employee Stock Ownership Plan
10.3      Directors Retirement Plan
22        Subsidiaries
24.1      Consent of Silver, Freedman & Taff, L.L.P.
24.2      Consent of Larsson, Woodyard & Henson LLP
24.3      Consent of Ferguson & Company
25        Power of Attorney (set forth on signature page)
99.1      Appraisal
99.2 Proxy Statement and form of proxy to be furnished to the Association's account holders
99.3      Stock Order Form and Order Form Instructions*
99.4      Certification
99.5      Question and Answer Brochure
99.6      Advertising, Training and Community Informational Meeting
             Materials
99.7      Letter of Appraiser with respect to Subscription Rights

---------------
*  To be filed  supplementally or by amendment.